Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

among

RBS GLOBAL, INC.,

REXNORD CORPORATION,

VARIOUS LENDERS,

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as ADMINISTRATIVE AGENT,

GENERAL ELECTRIC CAPITAL CORPORATION

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents,

and

DEUTSCHE BANK SECURITIES INC.

and

CREDIT SUISSE,
as JOINT LEAD ARRANGERS and JOINT BOOK RUNNERS

Dated as of November 25, 2002 and
amended and restated as of May 16, 2005

TABLE OF CONTENTS

SECTION 1.	Amount and Terms of Credit

1.01	Commitments
1.02	Minimum Borrowing Amounts, etc.
1.03	Notice of Borrowing
1.04	Disbursement of Funds
1.05	Notes
1.06	Conversions
1.07	Pro Rata Borrowings
1.08	Interest
1.09	Interest Periods
1.10	Increased Costs, Illegality, etc.
1.11	Compensation
1.12	Change of Lending Office
1.13	Replacement of Lenders

SECTION 2.	Letters of Credit

2.01	Letters of Credit
2.02	Letter of Credit Requests; Notices of Issuance
2.03	Agreement to Repay Letter of Credit Drawings
2.04	Letter of Credit Participations
2.05	Increased Costs

SECTION 3.	Fees; Commitments

3.01	Fees
3.02	Voluntary Reduction of Commitments
3.03	Mandatory Reductions of Commitments, etc.

SECTION 4.	Payments

4.01	Voluntary Prepayments
4.02	Mandatory Prepayments
4.03	Method and Place of Payment
4.04	Net Payments

SECTION 5.	Conditions Precedent

5.01	Conditions Precedent to the Restatement Effective Date and the Occurrence of Credit Events on Such Date
5.02	Conditions Precedent to All Credit Events

SECTION 6.	Representations, Warranties and Agreements

6.01	Corporate Status

i

6.02	Corporate Power and Authority
6.03	No Violation
6.04	Litigation
6.05	Use of Proceeds; Margin Regulations
6.06	Governmental Approvals
6.07	Investment Company Act
6.08	Public Utility Holding Company Act
6.09	True and Complete Disclosure
6.10	Financial Condition; Financial Statements
6.11	Security Interests
6.12	Tax Returns and Payments
6.13	Compliance with ERISA
6.14	Subsidiaries
6.15	Intellectual Property
6.16	Environmental Matters
6.17	Properties
6.18	Labor Relations
6.19	Compliance with Statutes, etc.
6.20	Subordination
6.21	Capitalization
6.22	Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc.

SECTION 7.	Affirmative Covenants

7.01	Information Covenants
7.02	Books, Records and Inspections
7.03	Insurance
7.04	Payment of Taxes
7.05	Corporate Franchises
7.06	Compliance with Statutes, etc.
7.07	ERISA
7.08	Good Repair
7.09	End of Fiscal Years; Fiscal Quarters
7.10	New Subsidiaries; Additional Security; Further Assurances
7.11	Compliance with Environmental Laws
7.12	Permitted Acquisitions
7.13	New Mortgages

SECTION 8.	Negative Covenants

8.01	Changes in Business
8.02	Consolidation, Merger, Sale or Purchase of Assets, etc.
8.03	Liens
8.04	Indebtedness
8.05	Consolidated Capital Expenditures
8.06	Advances, Investments and Loans
8.07	Modifications; Prepayments; etc.

8.08	Dividends, etc.
8.09	Transactions with Affiliates
8.10	Consolidated Interest Coverage Ratio
8.11	Consolidated Leverage Ratio
8.12	Limitation On Issuance of Stock
8.13	Change of Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc.
8.14	No Designation of Other Indebtedness as “Designated Senior Indebtedness”
8.15	Limitations on Restrictions Affecting Subsidiaries

SECTION 9.	Events of Default

9.01	Payments
9.02	Representations, etc.
9.03	Covenants
9.04	Default Under Other Agreements
9.05	Bankruptcy, etc.
9.06	ERISA
9.07	Security Documents
9.08	Guaranty
9.09	Judgments
9.10	Change of Control

SECTION 10.	Definitions and Accounting Terms

10.01	Defined Terms
10.02	Certain Pro Forma Calculations

SECTION 11.	The Agents

11.01	Appointment
11.02	Nature of Duties
11.03	Lack of Reliance on the Agents
11.04	Certain Rights of the Agents
11.05	Reliance
11.06	Indemnification
11.07	The Agents in Their Individual Capacity
11.08	Holders
11.09	Resignation
11.10	Collateral Matters

SECTION 12.	Miscellaneous

12.01	Payment of Expenses, etc.
12.02	Right of Setoff
12.03	Notices
12.04	Successors and Assigns
12.05	No Waiver; Remedies Cumulative
12.06	Payments Pro Rata

12.07	Calculations; Computations
12.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.
12.09	Counterparts
12.10	Effectiveness
12.11	Headings Descriptive
12.12	Amendment or Waiver, etc.
12.13	Survival
12.14	Domicile of Loans
12.15	Confidentiality
12.16	Acquisition of Mecanica Falk S.A. de C.V. and Falk Shanghai Co., Ltd.
12.17	Limitation on Certain Enforcement Actions
12.18	USA Patriot Act
12.19	Conversion of Currencies

SECTION 13.	Holdings Guaranty

13.01	The Guaranty
13.02	Bankruptcy
13.03	Nature of Liability
13.04	Independent Obligation
13.05	Authorization
13.06	Reliance
13.07	Subordination
13.08	Waiver
13.09	Enforcement

SCHEDULE 1.01	—	Commitments
SCHEDULE 2.01(b)	—	Existing Letters of Credit
SCHEDULE 5.01(m)	—	Existing Indebtedness
SCHEDULE 6.13	—	ERISA Matters
SCHEDULE 6.14	—	Subsidiaries
SCHEDULE 6.17	—	Real Properties
SCHEDULE 6.22	—	Legal Names, Type of Organization, Jurisdiction of Organization
SCHEDULE 8.03(l)	—	Existing Liens
SCHEDULE 8.06(e)	—	Existing Investments
SCHEDULE 8.06(p)	—	Investments in connection with the Original Acquisition

EXHIBIT A	—	Form of Notice of Borrowing
EXHIBIT B-1	—	Form of Term Note
EXHIBIT B-2	—	Form of Revolving Note
EXHIBIT B-3	—	Form of Swingline Note
EXHIBIT C	—	Form of Letter of Credit Request
EXHIBIT D	—	Form of Section 4.04 Certificate
EXHIBIT E	—	Form of Opinion of Latham & Watkins

EXHIBIT F	—	Form of Officers’ Certificate
EXHIBIT G	—	Form of Pledge Agreement
EXHIBIT H	—	Form of Security Agreement
EXHIBIT I	—	Form of Solvency Certificate
EXHIBIT J	—	Form of Subsidiaries Guaranty
EXHIBIT K	—	Form of Joinder Agreement
EXHIBIT L	—	Form of Subordination Agreement
EXHIBIT M	—	Form of Assignment Agreement
EXHIBIT N	—	Form of Incremental Term Loan Commitment Agreement

v

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 16, 2005, among RBS GLOBAL, INC., a Delaware corporation (“Holdings”), REXNORD CORPORATION, a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time, DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent (in such capacity, the “Administrative Agent”) GENERAL ELECTRIC CAPITAL CORPORATION and WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents, and DEUTSCHE BANK SECURITIES INC. and CREDIT SUISSE, as Joint Lead Arrangers and Joint Book Runners (in such capacities, the “Joint Lead Arrangers” and, each, a “Joint Lead Arranger”) (all capitalized terms used herein and defined in Section 10 are used herein as therein defined).

W I T N E S S E T H :

WHEREAS, Holdings, the Borrower, the Existing Lenders, the Administrative Agent, the Co-Documentation Agents and the Joint Lead Arrangers are parties to a Credit Agreement, dated as of November 25, 2002 (as the same has been amended, modified or supplemented to, but not including the Restatement Effective Date, the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated in its entirety, and certain of the Lenders, the Joint Lead Arrangers and the Administrative Agent are willing to amend and restate the same, upon the terms and conditions set forth herein and in the Agreement to Amend and Restate;

NOW, THEREFORE, as provided in the Agreement to Amend and Restate the parties thereto agreed that the Existing Credit Agreement shall be and is hereby amended and restated in its entirety as follows:

SECTION 1.   Amount and Terms of Credit.

1.01  Commitments.  (a)  (i) Subject to and upon the terms and conditions set forth herein, (I) each Consenting Term Loan Lender severally agrees that, on the Restatement Effective Date, the Existing Term Loans made by such Consenting Term Loan Lender to the Borrower pursuant to the Existing Credit Agreement and outstanding on the Restatement Effective Date (immediately prior to giving effect thereto) as set forth on Schedule 1.01 hereto under the heading “Converted Existing Term Loans” shall convert (the “Existing Term Loan Conversion”) into a new term loan owing by the Borrower (each such term loan, a “Converted Existing Term Loan” and, collectively, the “Converted Existing Term Loans”), and (II) each Lender with a New Term Loan Commitment severally agrees to make, on the Restatement Effective Date, a new term loan or term loans to the Borrower (each, a “New Term Loan” and, collectively, the “New Term Loans” and, together with the Converted Existing Term Loans and the Incremental Term Loans, the “Term Loans”), which (w) shall be denominated in Dollars, (x) in the case of New Term Loans, shall be made pursuant to one drawing on the Restatement Effective Date, (y) shall not exceed in aggregate principal amount for any Lender at the time of the incurrence of the New Term Loans that amount which equals the sum of (1) the aggregate principal amount of Existing Term Loans, if any, made by such Lender and outstanding on the Restatement Effective Date (immediately prior to giving effect thereto) and (2) the New Term

Loan Commitment, if any, of such Lender as in effect on the Restatement Effective Date and (z) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (A) all Term Loans made as part of the same Borrowing shall, unless specifically provided herein, consist of Term Loans of the same Type and (B) unless either the Administrative Agent and each Joint Lead Arranger otherwise agrees in their sole discretion or the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), prior to the 45th day following the Restatement Effective Date, Term Loans may only be incurred and maintained as, and/or converted into, Eurodollar Loans so long as all such outstanding Eurodollar Loans are subject to a single Interest Period (which, unless the Administrative Agent otherwise agrees in its sole discretion, may not begin prior to the third Business Day after the Restatement Effective Date) of one week, two weeks or one month which, in any such case, begins and ends on the same day.  Once repaid, Term Loans may not be reborrowed.

(ii)                                  In connection with the Existing Term Loan Conversion and the incurrence of New Term Loans pursuant to Section 1.01(a)(i), (w) proceeds from New Term Loans in excess of $312,000,000 shall be utilized to repay outstanding Existing Term Loans of Existing Lenders that are not Consenting Term Lenders, (x) the Interest Period applicable to each Borrowing of Existing Term Loans existing on the Restatement Effective Date immediately prior to the Existing Term Loan Conversion and maintained as Eurodollar Loans under the Existing Credit Agreement shall, simultaneously with the occurrence of the Existing Term Loan Conversion, be broken, (y) the Administrative Agent shall (and is hereby authorized to) take all appropriate actions to ensure that all Lenders with outstanding Term Loans (after giving effect to the Existing Term Loan Conversion and the incurrence of New Term Loans pursuant to this Section 1.01(a)(i)) participate in each new Borrowing of Term Loans on a pro rata basis (based upon the principal amount of the Term Loans held by each such Lender (after giving effect to the Restatement Effective Date) and (z) the Borrower shall be obligated to pay to the respective Existing Lenders breakage or other costs of the type referred to in Section 1.11 of the Existing Credit Agreement (if any) incurred in connection with the Existing Term Loan Conversion and/or the actions taken pursuant to preceding clause (y) of this Section 1.01(a)(ii).

(b)                                 Subject to and upon the terms and conditions set forth herein, (I) each Existing Revolving Commitment (as in effect on the Restatement Effective Date immediately prior to giving effect thereto) of each Existing RF Lender is hereby converted on the Restatement Effective Date into a Revolving Commitment of such Existing RF Lender, and (II) each Existing RF Lender severally agrees (A) that, on the Restatement Effective Date, each Existing Revolving Loan made by such Existing RF Lender to the Borrower pursuant to the Existing Credit Agreement and outstanding on the Restatement Effective Date shall convert into a revolving loan owing by the Borrower (each, a “Converted Revolving Loan” and, collectively, the “Converted Revolving Loans”) and (B) to make, at any time and from time to time on and after the Restatement Effective Date and prior to the RF Maturity Date, a revolving loan or revolving loans to the Borrower (together with each Converted Revolving Loan, each a “Revolving Loan” and, collectively, the “Revolving Loans”) which Revolving Loans (i) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that all Revolving Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Revolving Loans of the same Type, (ii) may be repaid and reborrowed in accordance with the provisions hereof, (iii) shall be denominated in Dollars and (iv) shall not exceed (giving effect to any incurrence thereof and the use of the proceeds of such incurrence) for any Lender in aggregate principal amount at any time outstanding that amount which, when combined with such Lender’s Adjusted RF Percentage of the sum of (x) the Letter of Credit Outstandings at such time and (y) the outstanding principal amount of Swingline Loans at such time, equals the Revolving Commitment of such Lender.

(c)                                  (I) On the Restatement Effective Date, the Existing Swingline Loans (if any) made by the Swingline Lender to the Borrower pursuant to the Existing Credit Agreement and outstanding on the Restatement Effective Date (immediately prior to giving effect thereto) shall be converted to a swingline loan or swingline loans to the Borrower and (II) subject to and upon the terms and conditions herein set forth, the Swingline Lender agrees to make at any time and from time to time on and after the Restatement Effective Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (together with the Existing Swingline Loans continued pursuant to preceding clause (I), the “Swingline Loans” and, each a “Swingline Loan”) to the Borrower, which Swingline Loans (i) shall be made and maintained as Base Rate Loans, (ii) may be repaid and reborrowed in accordance with the provisions hereof, (iii) shall be denominated in Dollars, (iv) shall not exceed (giving effect to any incurrence thereof and the use of the proceeds of such incurrence) in aggregate principal amount at any time outstanding that amount which, when combined with the aggregate principal amount of all Revolving Loans made by Non-Defaulting Lenders then outstanding and the Letter of Credit Outstandings at such time, equals the Adjusted Total Revolving Commitment then in effect (after giving effect to any changes on such date) and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount.  Notwithstanding anything to the contrary contained in this Section 1.01(c), the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Required Lenders stating that one or more of the applicable conditions to Credit Events specified in Section 5 are not then satisfied until such time as all such conditions are satisfied.

(d)                                 On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the RF Lenders that its outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans (provided that each such notice shall be deemed to have been automatically given upon the occurrence of an Event of Default under Section 9.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 9), in which case a Borrowing of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all RF Lenders pro rata based on each RF Lender’s Adjusted RF Percentage, and the proceeds thereof shall be applied directly to repay the Swingline Lender for such outstanding Swingline Loans.  Each RF Lender hereby irrevocably agrees to make Base Rate Loans upon one Business Day’s prior notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding:  (i) that the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 5.02 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing and (v) the amount of the Total Revolving Commitment at such time.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each RF Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such assignment of the outstanding Swingline Loans as shall be necessary to cause the RF Lenders to share in such Swingline Loans ratably based upon their respective Adjusted RF Percentages, provided that all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date the respective assignment is purchased and, to the extent attributable to the purchased assignment, shall be payable to the RF Lender purchasing same from and after such date of purchase.

(e)                                  Subject to Section 1.14, the other terms and conditions set forth herein and the relevant Incremental Term Loan Commitment Agreement, each Lender with an Incremental Term Loan Commitment severally agrees to make a term loan or term loans (each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) to the Borrower, which Incremental Term Loans: (i) only may be incurred on one or more Incremental Term Loan Borrowing Dates (which dates, in any event (x) shall not be earlier than the Syndication Date and (y) shall not be later than the RF Maturity Date); (ii) except as hereafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that all Incremental Term Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Incremental Term Loans of the same Type; (iii) shall be made by each such Lender in that aggregate principal amount which does not exceed the Incremental Term Loan Commitment of such Lender (as set forth in the relevant Incremental Term Loan Commitment Agreement) on the respective Incremental Term Loan Borrowing Date, (iv) shall be added to then outstanding borrowings of Term Loans as provided in Section 1.14(c) and (v) shall not exceed $75,000,000 in aggregate principal amount for all Incremental Term Loans made by all Incremental Term Loan Lenders pursuant to this Agreement and the various Incremental Term Loan Commitment Agreements.  Once prepaid or repaid, Incremental Term Loans may not be reborrowed.

1.02  Minimum Borrowing Amounts, etc.  The aggregate principal amount of each Borrowing shall not be less than the Minimum Borrowing Amount.  More than one Borrowing may be incurred on any day, provided that at no time shall there be outstanding more than fifteen Borrowings of Eurodollar Loans.

1.03  Notice of Borrowing.  (a)  Whenever the Borrower desires to incur Loans under any Facility (excluding Borrowings of Swingline Loans and Mandatory Borrowings), it shall give the Administrative Agent at the Notice Office, prior to 12:00 Noon (New York time), at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each proposed incurrence of Eurodollar Loans and at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each proposed incurrence of Base Rate Loans.  Each such notice (each, a “Notice of Borrowing”) shall be substantially in the form of Exhibit A and shall be irrevocable and shall specify (i) the Facility pursuant to which such incurrence is being made, (ii) the aggregate principal amount of the Loans to be made pursuant to such incurrence, (iii) the date of incurrence (which shall be a Business Day) and (iv) whether the respective Borrowing shall consist of Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall promptly give each Lender with commitments pursuant to the respective Facility written notice (or telephonic notice promptly confirmed in writing) of each proposed incurrence of Loans, of such Lender’s proportionate share thereof and of the other matters covered by the Notice of Borrowing.

(b)                                 (i)  Whenever the Borrower desires to make a Borrowing of Swingline Loans hereunder, it shall give the Swingline Lender, prior to 2:00 P.M. (New York time) on the day such Swingline Loan is to be made, written notice (or telephonic notice promptly confirmed in writing) of each Swingline Loan to be made hereunder.  Each such notice shall be irrevocable and shall specify in each case (x) the date of such Borrowing (which shall be a Business Day) and (y) the aggregate principal amount of the Swingline Loan to be made pursuant to such Borrowing.

(ii)                                  Mandatory Borrowings shall be made upon the notice specified in Section 1.01(d), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section 1.01(d).

(c)                                  Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent, the Swingline Lender (in the case of a Borrowing of Swingline Loans), or the respective Letter of Credit Issuer (in the case of the issuance of Letters of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of and consistent with such telephonic notice, believed by the Administrative Agent, the Swingline Lender or the respective Letter of Credit Issuer in good faith to be from an Authorized Officer of the Borrower.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s, the Swingline Lender’s or the respective Letter of Credit Issuer’s record of the terms of such telephonic notice, unless such record reflects gross negligence or willful misconduct on the part of the Administrative Agent, the Swingline Lender or the respective Letter of Credit Issuer, as the case may be.

1.04  Disbursement of Funds.  (a)  No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing or 4:00 P.M. (New York time) on the date specified in a notice described in Section 1.03(b)(i), each Lender with a Commitment under the respective Facility will make available its pro rata share of each Borrowing requested to be made on such date or in the case of Swingline Loans, the Swingline Lender shall make available the full amount thereof in the manner provided below.  All such amounts shall be made available to the Administrative Agent in Dollars and immediately available funds at the Payment Office and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office or as otherwise directed in the applicable Notice of Borrowing the aggregate of the amounts so made available in the type of funds received.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of the proposed incurrence that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.

If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may notify the Borrower, and, upon receipt of such notice, the Borrower shall promptly pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Effective Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 1.08, for the respective Loans.

(b)                                 Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

1.05  Notes.  (a)  The Borrower’s obligation to pay the principal of, and interest on, the Loans made to it by each Lender shall be evidenced in the Lender Register maintained by the Administrative Agent pursuant to Section 12.04(c) and, if requested by such Lender, shall also be evidenced (i) if Term Loans, by a promissory note substantially in the form of Exhibit B-1 with blanks appropriately completed in conformity herewith (each, a “ Term Note” and, collectively, the “ Term Notes”), (ii) if Revolving Loans, by a promissory note substantially in the form of Exhibit B-2 with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”), and (iii) if Swingline Loans, by a promissory note substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (the “Swingline Note”).

(b)                                 The Term Note issued to each Lender requesting same that has a New Term Loan Commitment, an Incremental Term Loan Commitment or outstanding Term Loans shall (i) be executed by the Borrower, (ii) be payable to the Lender or its registered assigns and be dated the Restatement Effective Date (or, if issued after the Restatement Effective Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to the sum of (x) the aggregate principal amount of Existing Term Loans held by each Lender and (y) the New Term Loan Commitment of such Lender (or, if issued after the Restatement Effective Date, be in a stated principal amount equal to the sum of (x) the aggregate principal amount of Term Loans held by such Lender and (y) the Incremental Term Loan Commitment (if any) of such Lender) and be payable in the principal amount of Term Loans evidenced thereby, (iv) mature on the Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c)                                  The Revolving Note issued to each RF Lender requesting same shall (i) be executed by the Borrower, (ii) be payable to the RF Lender or its registered assigns and be dated the Restatement Effective Date (or, if issued after the Restatement Effective Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to the Revolving Commitment of such RF Lender and be payable in the principal amount of the Revolving Loans evidenced thereby, (iv) mature on the RF Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(d)                                 The Swingline Note issued to the Swingline Lender (if requested) shall (i) be executed by the Borrower, (ii) be payable to the Swingline Lender or its registered assigns and be dated the Restatement Effective Date (or, if issued after the Restatement Effective Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the principal amount of Swingline Loans evidenced thereby, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in Section 1.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to mandatory prepayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(e)                                  Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation shall not affect the Borrower’s obligations in respect of such Loans.

(f)                                    Notwithstanding anything to the contrary contained above in this Section 1.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents.  Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (e).  At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

1.06  Conversions.  The Borrower shall have the option to convert on any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of the Loans (other than Swingline Loans which at all times shall be maintained as Base Rate Loans) owing pursuant to a single Facility into a Borrowing or Borrowings pursuant to such Facility of another Type of Loan provided that (i) no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may not be converted into Eurodollar Loans when a Default under Section 9.01 or 9.05 or an Event of Default is in existence on the date of the proposed conversion if the Administrative Agent or the Required Lenders shall have determined in its or their sole discretion not to permit such conversion, (iii) Borrowings of Eurodollar Loans resulting from this Section 1.06 shall be limited in number as provided in Section 1.02, (iv) unless the Administrative Agent otherwise agrees in its sole discretion, conversions may not be effected pursuant to this Section 1.06 which result in Term Loans that are maintained as Eurodollar Loans having an Interest Period beginning prior to the third Business Day after the Restatement Effective Date and (v) until the 45th day following the Restatement Effective Date, unless the Administrative Agent and each Joint Lead Arranger otherwise agrees in their sole discretion or the Syndication Date has occurred, any conversions of Term Loans that are maintained as Base Rate Loans into Eurodollar Loans shall be subject to the applicable requirements contained in clause (B) of the proviso to Section 1.01(a)(i).  Each such conversion shall be effected by the Borrower giving the Administrative Agent at its Notice Office, prior to 12:00 Noon (New York time), at least three Business Days’ (or one Business Day’s, in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion”) specifying the Loans to be so converted (including the relevant Facility), the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

1.07  Pro Rata Borrowings.  All Loans under this Agreement (other than Swingline Loans) shall be made by the Lenders pro rata on the basis of their respective Commitments, provided, that each Mandatory Borrowing shall be funded by the RF Lenders on the basis of their Adjusted RF Percentages.  It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

1.08  Interest.  (a)  The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until the earlier of repayment or conversion thereof and maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Margin plus the Base Rate in effect from time to time.

(b)                                 The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until the earlier of repayment or conversion thereof and maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Margin plus the relevant Eurodollar Rate.

(c)                                  All overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall in each case, bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective Facility from time to time, and all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans that are maintained as Base Rate Loans from time to time.  Interest that accrues under this Section 1.08(c) shall be payable on demand.

(d)                                 Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on the first Business Day of each January, April, July and October, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of any Facility (but in the case of any such repayment or prepayment in full of all outstanding

Revolving Loans maintained as Base Rate Loans, only if the Total Revolving Commitment is contemporaneously terminated in its entirety), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Eurodollar Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (y) on the date of any prepayment or conversion (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)                                  All computations of interest hereunder shall be made in accordance with Section 12.07(b).

(f)                                    The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the Borrower and the Lenders thereof.

1.09  Interest Periods.  (a)  At the time the Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, it shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower (but otherwise subject to the provisions of clause (B) of the proviso to Section 1.01(a)(i)), be a one, two, three, six or, to the extent agreed to by all Lenders with a Commitment or outstanding Loans under the respective Facility, nine or twelve month period or, to the extent the provisions of clause (B) of the proviso to Section 1.01(a)(ii) are applicable (and subject to compliance with such provisions), a one week, two week or one month period.  Notwithstanding anything to the contrary contained above:

(i)                                     the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)                                  if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iii)                               if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv)                              no Interest Period with respect to a Borrowing of Loans shall extend beyond the respective Maturity Date therefor;

(v)                                 no Interest Period with respect to any Term Loans may be elected that would extend beyond any date upon which a Scheduled Repayment is required to be made in respect of such Term Loans if, after giving effect to the selection of such Interest Period, the aggregate principal amount of Term Loans maintained as Eurodollar Loans with Interest Periods ending after such date would exceed the aggregate principal amount of Term Loans permitted to be outstanding after such Scheduled Repayment; and

(vi)                              no Interest Period may be elected at any time when a Default under Section 9.01 or 9.05 or an Event of Default is then in existence if the Administrative Agent or the Required Lenders shall have determined in its or their sole discretion not to permit such election.

(b)                                 If upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of such expiration.

1.10  Increased Costs, Illegality, etc.  (a)  In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i)                                     on any date for determining the Eurodollar Rate for any Interest Period that, by reason of any changes arising after the Determination Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate or the making or continuance of any Eurodollar Loan has become impracticable as a result of a contingency occurring after the Determination Date which materially and adversely affects the interbank Eurodollar market;

(ii)                                  at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than taxes addressed in Section 4.04 and any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes on the net income or net profits of such Lender imposed by the jurisdiction in which its principal office or applicable lending office is located) because of (x) any change since the Determination Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) (such as, for example, but not limited to, a change in the basis of taxation of payments to a Lender of the principal of or interest on the Eurodollar Loans or any other amounts payable hereunder or official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (y)

other circumstances arising after the Determination Date affecting the interbank Eurodollar market or the position of such Lender in such market; or

(iii)                               at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law but with which such Lender customarily complies even though the failure to comply therewith would not be unlawful);

then, and in any such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall (x) on such date and (y) within ten Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, within 10 Business Days after Borrower’s receipt of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine after consultation with the Borrower) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, describing the basis for such increased costs and showing the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)                                 At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii), the Borrower shall within the time period required by law) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 1.10(a)(ii) or (iii), or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into a Base Rate Loan (which conversion, in the case of the circumstances described in Section 1.10(a)(iii), shall occur no later than the last day of the Interest Period then applicable to such Eurodollar Loan (or such earlier date as shall be required by applicable law)); provided, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(b), will give prompt written notice thereof to the Borrower, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 1.10(b) upon the subsequent receipt of such notice.

(c)                                  If any Lender shall have determined that the adoption or initial effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, in each case after the Determination Date, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency first made after the Determination Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent corporation’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent corporation’s policies with respect to capital adequacy), then from time to time, within 10 Business Days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall describe the basis for such claim and set forth in reasonable detail the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice.

1.11  Compensation.  (a)  The Borrower shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such compensation and reasonably detailed calculations thereof), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding in any event the loss of anticipated profits) which such Lender may actually sustain:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any prepayment, repayment or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.10(b) or (z) the early termination of an, or the funding of a shortened, Interest Period (other than an Interest Period elected pursuant to Section 1.09(a) which may be required by any Lender in connection with any assignment effected after the Restatement Effective Date and on or prior to the first to occur of the 45th day after the Restatement Effective Date and the Syndication Date).

(b)                                 Notwithstanding anything in this Agreement to the contrary, to the extent any notice or request required by Section 1.10, 1.11, 2.05 or 4.04 is given by any Lender more than 180 days after such Lender obtained, or reasonably should have obtained, knowledge of the occurrence of the event giving rise to the additional costs, reductions in amounts, losses, taxes or other additional amounts of the type described in such Section, such Lender shall not be entitled to compensation under Section 1.10, 1.11, 2.05 or 4.04 for any amounts incurred or accruing prior to the date on which such notice is given to the Borrower.

1.12  Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), 1.10(c), 2.05 or 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letter of Credit participations affected by such event, provided that such designation is made on such terms that such Lender and its lending office, in its determination, suffer no material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.  Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 1.10, 2.05 or 4.04.

1.13  Replacement of Lenders.  (x) Upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 1.11, Section 2.05 or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs materially in excess of those being charged generally by the Lenders, (y) if a Lender becomes a Defaulting Lender and/or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders, the Borrower shall have the right to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferee or Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) reasonably acceptable to the Administrative Agent, or, in the case of a replacement as provided in Section 12.04(b) where the consent of the respective Lender is required with respect to less than all of its Loans or Commitments, to replace the Commitments and/or outstanding Loans of such Lender in respect of each Facility where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of each such Facility provided by the Replacement Lender, provided that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Lender shall enter into one or more Assignment Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the Revolving Commitment, the Revolving Commitment and outstanding Revolving Loans and participations in Letter of Credit Outstandings and/or (b) the outstanding Term Loans, the outstanding Term Loans) of, and in each case (except for the replacement of only the outstanding Term Loans of the Replaced Lender) participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued and unpaid interest on, all outstanding Loans of the Replaced Lender under each Facility with respect to which such Lender is being replaced, (B) in the case of any replacement of Revolving Commitments, an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all accrued and unpaid interest with respect thereto at such time and (C) an amount equal to all accrued and unpaid Fees owing to the

Replaced Lender pursuant to Section 3.01 (but only with respect to the relevant Facility, in the case of the replacement of less than all Facilities of Loans then held by the respective Replaced Lender), (y) in the case of any replacement of Revolving Commitments, each Letter of Credit Issuer an amount equal to such Replaced Lender’s Adjusted RF Percentage (for this purpose, and for the purpose of clause (z) below, determined as if the adjustment described in clause (y) of the immediately succeeding sentence had been made with respect to such Replaced Lender) of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (z) in the case of any replacement of Revolving Commitments, the Swingline Lender, any portion of a Mandatory Borrowing as to which the Replaced Lender is then in default, and (ii) all obligations of the Borrower owing to the Replaced Lender (other (x) than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid or (y) relating to any Facility of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender by the Borrower concurrently with such replacement.  Upon the execution of the respective Assignment Agreements, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans and/or a Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions applicable to the Replaced Lender under this Agreement, which shall survive as to such Replaced Lender and (y) except in the case of (I) a replacement of a Defaulting Lender with a Non-Defaulting Lender or (II) the replacement of only outstanding Term Loans pursuant to this Section 1.13, the Adjusted RF Percentages of the respective Lenders and the Adjusted Total Revolving Commitment shall be automatically adjusted at such time to give effect to such replacement.

1.14  Incremental Term Loan Commitments.  (a)  So long as no Default or Event of Default then exists or would result therefrom, the Borrower shall have the right to request on one or more occasions on or after the Syndication Date and prior to the RF Maturity Date that one or more Lenders and/or one or more other Eligible Transferees provide Incremental Term Loan Commitments and, subject to the terms and conditions contained in this Agreement and the relevant Incremental Term Loan Commitment Agreement, make Incremental Term Loans, pursuant thereto, it being understood and agreed, however, that:

(i)                                     no Lender shall be obligated to provide an Incremental Term Loan Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Term Loan Commitment and executed and delivered to the Administrative Agent an Incremental Term Loan Commitment Agreement as provided in clause (b) of this Section 1.14, such Lender shall not be obligated to fund any Incremental Term Loans;

(ii)                                  any Lender or other Eligible Transferee may so provide an Incremental Term Loan Commitment without the consent of any other Lender;

(iii)                               each provision of Incremental Term Loan Commitments pursuant to this Section 1.14 on a given date pursuant to a particular Incremental Term Loan Commitment Agreement shall be in a minimum aggregate amount (for all Lenders and other Eligible Transferees who will become Lenders pursuant thereto) of $10,000,000;

(iv)                              the aggregate amount of all Incremental Term Loan Commitments permitted to be provided pursuant to this Section 1.14 shall not exceed $75,000,000;

(v)                                 each Lender agreeing to provide an Incremental Term Loan Commitment pursuant to an Incremental Term Loan Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Term Loans as provided in Section 1.01(e) and such Loans shall thereafter be deemed to be Term Loans for all purposes of this Agreement and the other Credit Documents;

(vi)                              the fees and interest to be paid to any Eligible Transferees other than then Existing Lenders that have been requested by the Borrower to provide Incremental Term Loan Commitments shall be no greater than that to be paid to (or which was offered to) to the then Existing Lenders providing (or which were requested to provide) any such requested Incremental Term Loan Commitments);

(vii)                           all Incremental Term Loans to be incurred pursuant to Incremental Term Loan Commitments provided in response to a particular request for same made by the Borrower in accordance with clause (b) of this Section 1.14 shall be incurred pursuant to a single Incremental Term Loan Commitment Agreement, which may be executed in counterparts;

(viii)                        the Borrower shall be in compliance with the Financial Covenants (calculated on a Post-Test Period Pro Forma Basis and assuming that all Incremental Term Loans to be incurred pursuant to such Incremental Term Loan Commitments (and any other then existing Incremental Term Loan Commitments) have been incurred and the proceeds thereof applied in a manner as certified to by an Authorized Officer of the Borrower to the Administrative Agent) at such time; and

(ix)                                all actions taken by the Borrower pursuant to this Section 1.14 shall be taken in coordination with the Administrative Agent.

(b)                                 At the time of any provision of Incremental Term Loan Commitments pursuant to this Section 1.14, (i) the Borrower, and each Lender or other Eligible Transferee which agrees to provide an Incremental Term Loan Commitment (each an “Incremental Term Loan Lender”) shall execute (which execution may be in counterparts) and deliver to the Administrative Agent an Incremental Term Loan Commitment Agreement (it being understood that a single Incremental Term Loan Commitment Agreement shall be executed and delivered by all Incremental Term Loan Lenders providing Incremental Term Loan Commitments in response to a particular request for same made by the Borrower) substantially in the form of Exhibit C (appropriately completed and with such modifications as may be reasonably acceptable to the Administrative Agent and the Borrower), with the effectiveness of the Incremental Term Loan Commitment(s) provided therein to occur on the date set forth in such Incremental Term Loan

Commitment Agreement and the payment of any fees required in connection therewith; (ii) Holdings and its Subsidiaries shall have delivered such amendments, modifications and/or supplements to the Security Documents (if any) as are necessary or, in the reasonable opinion of the Administrative Agent, desirable to ensure that the additional Obligations to be incurred pursuant to the Incremental Term Loan Commitments are secured by, and entitled to the benefits of, the Security Documents; (iii) the Administrative Agent shall receive an acknowledgment from the Credit Parties that the Incremental Term Loans to be incurred pursuant to such Incremental Term Loan Commitments are entitled to the benefits of the Guaranties and the Security Documents; (iv) the Administrative Agent shall have received evidence reasonably satisfactory to it that the additional Obligations to be incurred pursuant to the Incremental Term Loan Commitments are permitted by, and constitute “Senior Indebtedness” and “Designated Senior Indebtedness” under, the Senior Subordinated Note Indenture (or any replacement indenture governing any Refinancing Indebtedness outstanding under Section 8.04(e)); and (v) the Borrower shall deliver to the Administrative Agent an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrower reasonably satisfactory to the Administrative Agent and dated such date, covering such matters as the Administrative Agent may reasonably request.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Commitment Agreement, and shall deliver to each Lender a copy of same, and (i) at such time Schedule I shall be deemed modified to reflect the Incremental Term Loan Commitments of the respective Incremental Term Loan Lenders and (ii) to the extent requested by such Incremental Term Loan Lenders, Term Notes will be issued, at the Borrower’s expense, to such Incremental Term Loan Lenders, to be consistent with the requirements of Section 1.05 (with appropriate modifications, to the extent needed) to reflect the Incremental Term Loans made by such Incremental Term Loan Lenders or Lender, as the case may be.

(c)                                  The Incremental Term Loans made pursuant to each Incremental Term Loan Commitment Agreement shall constitute part of, and be added to, the Facility comprising the Term Loans and, consequently:

(i)                                     such Incremental Term Loans shall have the same Maturity Date and shall bear interest at the same rates (i.e., have the same Applicable Margins) applicable to Term Loans;

(ii)                                  the Incremental Term Loans shall have the same Scheduled Repayment dates as then remain with respect to the Term Loans (with the amount of each Scheduled Repayment applicable to such Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the Term Loans, thereby increasing the amount of each then remaining Scheduled Repayment proportionately; and

(iii)                               on the date of the making of such Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 1.09, same shall be added to (and form part of) each Borrowing of outstanding Term Loans on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing of Term Loans, and so that the Existing Lenders having then outstanding Term Loans continue to have the same participation (by amount) in each Borrowing of Term Loans as they had before the making of such Incremental Term Loans.

To the extent the provisions of preceding clause (iii) require that Lenders making such Incremental Term Loans add same to then outstanding Borrowings of Eurodollar Loans, it is acknowledged that the effect thereof may result in such Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding Eurodollar Loans and which will end on the last day of such Interest Period).  In connection therewith, the Borrower may agree, in the respective Incremental Term Loan Commitment Agreement, to compensate the Incremental Term Loan Lenders making such Incremental Term Loans for funding Eurodollar Loans during an existing Interest Period on such basis as may be agreed to by the Borrower and the respective Incremental Term Loan Lender or Incremental Term Loan Lenders.

SECTION 2.   Letters of Credit.

2.01  Letters of Credit.  (a)  Subject to and upon the terms and conditions herein set forth, the Borrower may request of any Letter of Credit Issuer at any time and from time to time on or after the Restatement Effective Date and prior to the tenth Business Day prior to the RF Maturity Date that it issue, for the account of the Borrower (x) trade letters of credit in support of trade obligations of the Borrower and its Subsidiaries incurred in the ordinary course of business (such letters of credit issued for such purposes, “Trade Letters of Credit”) and (y) standby letters of credit issued for any other lawful purposes of the Borrower and its Subsidiaries (such letters of credit issued for such purposes, “Standby Letters of Credit”), and subject to and upon the terms and conditions herein set forth, each Letter of Credit Issuer agrees to issue from time to time following its receipt of the respective Letter of Credit Request to it, irrevocable letters of credit denominated in Dollars or an Alternate Currency and issued on a sight basis only, in such form as may be approved by the respective Letter of Credit Issuer and the Administrative Agent.  “Letters of Credit” shall include Trade Letters of Credit, Standby Letters of Credit and Existing Letters of Credit.

(b)                                 Schedule 2.01(b) hereto contains a description of certain letters of credit issued (or deemed issued) pursuant to the Existing Credit Agreement and outstanding on the Restatement Effective Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name(s) of the account party or account parties, (iv) the Stated Amount (including the currency in which such letter of credit is denominated, which shall be Dollars or an Alternate Currency), (v) the name of the beneficiary, (vi) the expiry date and (vii) whether such letter of credit constitutes a standby letter of credit or a trade letter of credit).  Each such letter of credit, including any extension or renewal thereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of Section 2.04(a), on the Restatement Effective Date.  Any Lender hereunder which has issued an Existing Letter of Credit shall constitute a “Letter of Credit Issuer” for all purposes of this Agreement.

(c)                                  Notwithstanding the foregoing, (i) no Letter of Credit shall be issued if after giving effect thereto the aggregate amount of the Letter of Credit Outstandings at such time would exceed either (x) $25,000,000 or (y) when added to the sum of (I) the aggregate principal amount of all Revolving Loans made by Non-Defaulting Lenders then outstanding, plus (II) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Adjusted Total Revolving Commitment at such time; (ii) no Letter of Credit denominated in an Alternate Currency shall be issued if after giving effect thereto the aggregate amount of the Letter of Credit Outstandings with respect to all Letters of Credit denominated in an Alternate Currency would exceed $7,500,000; (iii) each Standby Letter of Credit shall have an expiry date occurring not later than 12 months after such Letter of Credit’s date of issuance although any Standby Letter of Credit may be extendable for successive periods of up to 12 months, but not beyond the tenth Business Day next preceding the RF Maturity Date, on terms acceptable to the respective Letter of Credit Issuer and in no event shall any Standby Letter of Credit have an expiry date occurring later than the tenth Business Day next preceding the RF Maturity Date; (iv) each Trade Letter of Credit shall have an expiry date occurring not later than (x) 180 days after such Letter of Credit’s date of issuance or (y) the date ten Business Days prior to the RF Maturity Date; and (v) each Letter of Credit issued to support obligations of any Foreign Subsidiary shall be deemed to constitute a Contingent Obligation pursuant to Section 8.04(k) and shall only be permitted to be issued if in accordance with the requirements of said Section 8.04(k).

2.02  Letter of Credit Requests; Notices of Issuance.  (a)  Whenever it desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the respective Letter of Credit Issuer written notice thereof (including by way of facsimile transmission) substantially in the form of Exhibit C, appropriately completed (each, a “Letter of Credit Request”), prior to 1:00 P.M. (New York time) at least two Business Days (or such shorter period as may be acceptable to the respective Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day), which Letter of Credit Request shall include any other documents that the respective Letter of Credit Issuer customarily requires in connection therewith.

(b)                                 The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.01.  Notwithstanding anything to the contrary contained in this Section 2, no Letter of Credit Issuer shall issue any Letters of Credit after it has received written notice from the Required Lenders stating that one or more of the applicable conditions to Credit Events specified in Section 5 are not then satisfied until such time as all such conditions are satisfied.  Upon the issuance of or modification or amendment to any Standby Letter of Credit, the respective Letter of Credit Issuer shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be.  Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment.  On the first Business Day of each week, each Letter of Credit Issuer shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of Trade Letters of Credit issued by the such Letter of Credit Issuer for the immediately preceding week.

2.03  Agreement to Repay Letter of Credit Drawings.  (a)  The Borrower hereby agrees to reimburse each Letter of Credit Issuer, by making payment to the Administrative Agent at the Payment Office, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit (each such amount (calculated using the Dollar Equivalent thereof in the case of any payment or disbursement made in an Alternate Currency) so paid or disbursed until reimbursed, with Revolving Loan proceeds or otherwise, an “Unpaid Drawing”) promptly after, and in any event within three Business Days after the date on which, the Borrower is notified by such Letter of Credit Issuer of such payment or disbursement with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be the Base Rate plus the Applicable Margin for Revolving Loans maintained as Base Rate Loans as in effect from time to time (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such notice of payment or disbursement), such interest also to be payable on demand.

(b)                                 The Borrower’s obligation under this Section 2.03 to reimburse each Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against such Letter of Credit Issuer, the Administrative Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform substantially to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing, provided that the Borrower shall not be obligated to reimburse such Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer.

2.04  Letter of Credit Participations.  (a)  Immediately upon the issuance by any Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each other RF Lender, and each such RF Lender (each, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Adjusted RF Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto (although the Letter of Credit Fee shall be payable directly to the Administrative Agent for the account of the RF Lenders as provided in Section 3.01(b) and the Participants shall have no right to receive any portion of any Facing Fees) and any security therefor or guaranty pertaining thereto.  Upon any change in the Adjusted RF Percentages pursuant to Section 1.13 and/or 12.04(b) and/or as a result of a Lender Default, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.04 to reflect the new Adjusted RF Percentages of all of the Lenders with Revolving Commitments as a result thereof.

(b)                                 In determining whether to pay under any Letter of Credit, no Letter of Credit Issuer shall have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by any Letter of Credit Issuer under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Letter of Credit Issuer any resulting liability.

(c)                                  In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to such Letter of Credit Issuer pursuant to Section 2.03(a), such Letter of Credit Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such Participant’s Adjusted RF Percentage of such Unpaid Drawing in Dollars and in same day funds provided that no Participant shall be obligated to pay to the Administrative Agent its Adjusted RF Percentage of such unreimbursed amount for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer.  If the Administrative Agent so notifies any Participant prior to 11:00 A.M. (New York time) on any Business Day, such Participant shall make available to the Administrative Agent, such Participant’s Adjusted RF Percentage of the amount of such Unpaid Drawing on such Business Day in same day funds.  If and to the extent such Participant shall not have so made its Adjusted RF Percentage of the amount of such Unpaid Drawing available to the Administrative Agent, such Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is so paid to the Administrative Agent at the overnight Federal Funds Effective Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter.  The failure of any Participant to so pay to the Administrative Agent its Adjusted RF Percentage of any Unpaid Drawing shall not relieve any other Participant of its obligation hereunder to so pay to the Administrative Agent its Adjusted RF Percentage of any Unpaid Drawing on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to so pay to the Administrative Agent such other Participant’s Adjusted RF Percentage of any such payment.

(d)                                 Whenever any Letter of Credit Issuer receives a payment of a reimbursement obligation (or interest thereon) as to which the Administrative Agent has received for the account of such Letter of Credit Issuer any payments from the Participants pursuant to clause (c) above, such Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant which has paid its Adjusted RF Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s Adjusted RF Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective participations.

(e)                                  The obligations of the Participants to make payments to the Administrative Agent for the account of each Letter of Credit Issuer with respect to Letters of Credit issued by such Letter of Credit Issuer shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever (provided that no Participant shall be required to make payments resulting from the respective Letter of Credit

Issuer’s gross negligence or willful misconduct) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)                                     any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)                                  the existence of any claim, set-off, defense or other right which any Credit Party or any of their Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Joint Lead Arranger, any Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)                               any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                              the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)                                 the occurrence of any Default or Event of Default.

(f)                                    To the extent the respective Letter of Credit Issuer is not indemnified by the Borrower, the Participants will reimburse and indemnify such Letter of Credit Issuer, in proportion to their respective RF Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Letter of Credit Issuer in performing its respective duties in any way relating to or arising out of its issuance of Letters of Credit; provided that no Participant shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Letter of Credit Issuer’s gross negligence or willful misconduct.

2.05  Increased Costs.  If at any time after the Determination Date, the adoption or initial effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Letter of Credit Issuer or any Participant with any request or directive (whether or not having the force of law) first made by any such authority, central bank or comparable agency, in each case after the Determination Date, shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by any Letter of Credit Issuer or any Participant’s participation therein, or (ii) shall impose on any Letter of Credit Issuer or any Participant any other conditions affecting this Agreement, any Letter of Credit or any Participant’s participation therein; and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such Participant hereunder (other than taxes addressed in Section 4.04 and any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes on the net income or net profits of such Lender imposed by the jurisdiction in which its principal office or applicable lending office is located), then, within 10 Business Days of Borrower’s receipt of a written demand to the Borrower by such Letter of Credit Issuer or such Participant (a copy of which notice shall be sent by such Letter of Credit Issuer or such Participant to the Administrative Agent), the Borrower shall pay to such Letter of Credit Issuer or such Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such Participant for such increased cost or reduction.  A certificate submitted to the Borrower by such Letter of Credit Issuer or such Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Participant to the Administrative Agent), setting forth the basis for, and reasonably detailed calculations of, the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such Participant as aforesaid shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.05 upon the subsequent receipt thereof.

SECTION 3.   Fees; Commitments.

3.01  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent a commitment commission (“Commitment Commission”) for the account of each RF Lender that is a Non-Defaulting Lender for the period from and including the Restatement Effective Date to but not including the date upon which the Total Revolving Commitment has been terminated, computed at a rate per annum equal to ½ of 1% of the Unutilized Revolving Commitment of such Non-Defaulting Lender as in effect from time to time.  Such Commitment Commission shall be due and payable in arrears on the first Business Day of each January, April, July and October and on the date upon which the Total Revolving Commitment is terminated.

(b)                                 The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Lender with an Incremental Term Loan Commitment such up-front fees and other amounts, if any, as are specified in the Incremental Term Loan Commitment Agreement pursuant to which such Incremental Term Loan Commitment has been provided, with such up-front fees and other amounts, if any, to be payable at the times set forth in such Incremental Term Loan Commitment Agreement.

(c)                                  The Borrower agrees to pay to the Administrative Agent, for the account of each RF Lender, pro rata on the basis of their respective Adjusted RF Percentages, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit.  Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the first Business Day of each

January, April, July and October of each year and on the first day on or after the termination of the Total Revolving Commitment upon which no Letters of Credit remain outstanding.

(d)                                 The Borrower agrees to pay to the respective Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed for each day during such period at the rate of 1/4 of 1% per annum on the Stated Amount of such Letter of Credit as in effect from time to time; provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for any Letter of Credit shall not be less than $500; it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, $125 shall be payable in respect of such Letter of Credit on each date on which Facing Fees are required to be paid pursuant to this clause (c) during such 12-month period (and, if the Total Revolving Commitment terminates before the end of such 12 month period, on the date of such termination there shall be paid an amount equal to the amount by which $500 exceeds the Facing Fees actually paid with respect to such Letter of Credit since the date of the issuance thereof or, if later, the last anniversary of such issuance which has theretofore occurred).  Accrued Facing Fees shall be due and payable quarterly in arrears on the first Business Day of each January, April, July and October of each year and on the first day on or after the termination of the Total Revolving Commitment upon which no Letters of Credit remain outstanding.

(e)                                  The Borrower agrees to pay directly to the respective Letter of Credit Issuer upon each issuance of, payment under, and/or amendment of, a Letter of Credit such amount as shall at the time of such issuance, payment or amendment be the administrative charge which such Letter of Credit Issuer is customarily charging for issuances of, payments under or amendments of, letters of credit issued by it.

(f)                                    The Borrower shall pay to the Joint Lead Arrangers and the Administrative Agent for their respective accounts, such fees as may be agreed to by the Borrower and such Persons.

(g)                                 All computations of Fees shall be made in accordance with Section 12.07(b).

3.02  Voluntary Reduction of Commitments.  (a)  Upon at least one Business Day’s prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at the Notice Office (which notice shall be deemed to be given on a certain day only if given before 2:00 P.M. (New York time) on such day and shall be promptly transmitted by the Administrative Agent to each of the Lenders), the Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Revolving Commitment provided that (x) any such partial reduction shall apply to proportionately and permanently reduce the Revolving Commitment of each RF Lender, (y) no such reduction shall reduce any Non-Defaulting Lender’s Revolving Commitment in an amount greater than the then Unutilized Revolving Commitment of such Lender and (z) any partial reduction pursuant to this Section 3.02 shall be in the amount of at least $1,000,000.

(b)                                 In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 12.12(b), the Borrower may, subject to its compliance with the requirements of Section 12.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) terminate all of the Commitments of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender are repaid concurrently with the effectiveness of such termination pursuant to Section 4.01(b) (at which time Schedule I shall be deemed modified to reflect such changed amounts, and the Adjusted RF Percentages of the various RF Lenders shall be automatically adjusted to give effect to such changes) and any mandatory repayments required pursuant to Section 4.02(A)(a) as a result of the changes to the Adjusted RF Percentages of the various RF Lenders are made, and at such time, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.05, 4.04, 11.06 and 12.01), which shall survive as to such repaid Lender.

3.03  Mandatory Reductions of Commitments, etc.  (a)  The Total New Term Loan Commitment (and the New Term Loan Commitment of each Lender) shall terminate in its entirety on the Expiration Date unless the Restatement Effective Date shall have occurred on or prior to such date, and in the event of such termination this Agreement shall cease to be of any force or effect and the Existing Credit Agreement (and all loans and commitments to extend credit thereunder in accordance with the terms thereof) shall continue to be effective, as the same may have been or may thereafter be, amended, modified or supplemented from time to time.

(b)                                 In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total New Term Loan Commitment (and the New Term Loan Commitment of each Lender) shall terminate in its entirety on the Restatement Effective Date (after giving effect to the making of the New Term Loans on such date).

(c)                                  The Total Revolving Commitment (and the Revolving Commitment of each Lender) shall terminate in its entirety on the RF Maturity Date.

(d)                                 In addition to any other mandatory commitment reductions pursuant to this Section 3.03, (i) the Incremental Term Loan Commitment of each Lender provided pursuant to a particular Incremental Term Loan Commitment Agreement shall be permanently reduced on each Incremental Term Loan Borrowing Date on which Incremental Term Loans are incurred pursuant to such Incremental Term Loan Commitment Agreement in an amount equal to the aggregate principal amount of Incremental Term Loans made by such Lender pursuant to such Incremental Term Loan Commitment Agreement on such date, and (ii) the Incremental Term Loan Commitment of each Lender provided pursuant to a particular Incremental Term Loan Commitment Agreement shall terminate at 5:00 P.M. (New York City time) on the earlier of (I) the date specified in such Incremental Term Loan Commitment Agreement and (II) the RF Maturity Date (whether or not any Incremental Term Loans are incurred on either such date).

(e)                                  The Total Revolving Commitment shall be reduced on each day on which Term Loans are required to be repaid (or would be required to be repaid if Term Loans were then outstanding) pursuant to Section 4.02(A)(c), (d) and/or (f) by the amount, if any, by which the amount required to be applied to repay outstanding principal of Term Loans pursuant to Section 4.02(B)(a) as a result thereof (determined as if an unlimited amount of Term Loans were actually outstanding) exceeds the aggregate principal amount of Term Loans actually outstanding on such date.

SECTION 4.   Payments.

4.01  Voluntary Prepayments.  (a)  The Borrower shall have the right to prepay Loans in whole or in part, without premium or, except as provided in Section 1.11(a), penalty, from time to time on the following terms and conditions:  (i) the Borrower shall give the Administrative Agent at the Payment Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are Term Loans, Revolving Loans or Swingline Loans, the amount of such prepayment and (A) in the case of Eurodollar Loans, the specific Borrowing(s) pursuant to which made and (B) in the case of Term Loans, the manner in which such prepayment shall be applied to the then remaining Scheduled Repayments to repay outstanding principal of Term Loans, which notice shall be given by the Borrower prior to 3:00 P.M. (New York time) on (x) the Business Day prior to the date of such prepayment in the case of prepayments of Base Rate Loans (or on the same day of such prepayment in the case of prepayments of Swingline Loans) or (y) three Business Days prior to the date of such prepayment in the case of prepayments of Eurodollar Loans, and which notice shall, except in the case of a prepayment of Swingline Loans, promptly be transmitted by the Administrative Agent to each of the Lenders; (ii) (x) each partial prepayment of any Borrowing (other than a Borrowing of Swingline Loans) shall be in an aggregate principal amount of at least $500,000 and (y) each partial prepayment of Swingline Loans shall be in an aggregate principal amount of at least $100,000, provided that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 4.01, such prepayment shall not be applied to any Revolving Loans of a Defaulting Lender; and (iv) each prepayment of Term Loans pursuant to this Section 4.01 shall be applied to reduce the then remaining Scheduled Repayments in the manner directed by the Borrower to the Administrative Agent in writing as provided above, provided that if no such written direction is given with respect to the application of any such prepayment of Term Loans, such prepayment shall be applied (x) first, in direct order of maturity to those Scheduled Repayments which will be due and payable within 24 months after the date of such prepayment and (y) second, to the extent in excess thereof, to the then remaining Scheduled Repayments on a pro rata basis (based on the then remaining unpaid principal amount of such Scheduled Repayments after giving effect to all prior reductions thereto).

(b)                                 In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 12.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the

Lenders) repay all Loans, together with accrued and unpaid interest, Fees, and other amounts owing to such Lender in accordance with, and subject to the requirements of, said Section 12.12(b) so long as (I) all Commitments of such Lender are terminated concurrently with such repayment pursuant to Section 3.02(b) (at which time Schedule I shall be deemed modified to reflect the changed Commitments, and the Adjusted RF Percentages of the various RF Lenders shall be automatically adjusted to give effect to such changes), (II) any mandatory repayments required pursuant to Section 4.02(A)(a) as a result of the changes to the Adjusted RF Percentages of the various RF Lenders are made and (III) the consents, if any, required under Section 12.12(b) in connection with the repayment pursuant to this clause (b) have been obtained.  Each prepayment of any Term Loans pursuant to this Section 4.01(b) shall be applied (except to the extent such Term Loans are being replaced pursuant to Section 1.13) to reduce the then remaining Scheduled Repayments of the Term Loans on a pro rata basis (based upon the then remaining unpaid principal amounts of such Scheduled Repayments after giving effect to all prior reductions thereto).

4.02  Mandatory Prepayments.

(A)                              Requirements:

(a)                                  (i)  If on any date (and after giving effect to all other repayments on such date) the sum of the aggregate outstanding principal amount of Revolving Loans made by Non-Defaulting Lenders, the aggregate outstanding principal amount of Swingline Loans and the aggregate amount of Letter of Credit Outstandings exceeds the Adjusted Total Revolving Commitment as then in effect, the Borrower shall repay on such date the principal of outstanding Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans made by Non-Defaulting Lenders in an aggregate amount equal to such excess.  If, after giving effect to the repayment of all outstanding Swingline Loans and Revolving Loans made by Non-Defaulting Lenders, the aggregate amount of Letter of Credit Outstandings exceeds the Adjusted Total Revolving Commitment then in effect, the Borrower shall pay to the Administrative Agent an amount in cash and/or Cash Equivalents equal to such excess and the Administrative Agent shall hold such payment as security for the obligations of the Borrower in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent (which shall permit certain investments in Cash Equivalents reasonably satisfactory to the Administrative Agent), until all proceeds are applied to the secured obligations, provided that if any Letter of Credit so secured expires undrawn or is otherwise terminated undrawn or all drawings thereunder are paid, an amount shall be returned to the Borrower such that, after giving effect to the return of such amount, the Adjusted Total Revolving Commitment then in effect exceeds or equals the aggregate amount of Letter of Credit Outstandings.

(ii)                                  If on any date the aggregate outstanding principal amount of the Revolving Loans made by any Defaulting Lender exceeds the Revolving Commitment of such Defaulting Lender, the Borrower shall repay principal of Revolving Loans of such Defaulting Lender in an amount equal to such excess.

(b)                                 On each date set forth below, the Borrower shall repay the principal amount of Term Loans set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 4.01(a), 4.01(b) and 4.02(B), a “Scheduled Repayment”):

Date	Amount
November 30, 2005	$2,935,000

May 31, 2006	$2,935,000

November 30, 2006	$2,935,000

May 31, 2007	$2,935,000

November 30, 2007	$2,935,000

May 31, 2008	$2,935,000

November 30, 2008	$2,935,000

May 31, 2009	$2,935,000

November 30, 2009	$2,935,000

May 31, 2010	$2,935,000

November 30, 2010	$2,935,000

May 31, 2011	$2,935,000

December 31, 2011	$551,780,000

In the event that the Borrower incurs any Incremental Term Loans pursuant to Section 1.01(e), then the amount of each remaining Scheduled Repayment shall be proportionally increased (with the aggregate increases to the then remaining Scheduled Repayments to equal the aggregate principal amount of such new Incremental Term Loans then being incurred) in accordance with the requirements of Section 1.14(c).

(c)                                  On the fifth Business Day following the date of receipt thereof by Holdings and/or any of its Subsidiaries of the Net Cash Proceeds from any Asset Sale, an amount equal to 100% of the Net Cash Proceeds from such Asset Sale shall be applied as a mandatory repayment of principal of the then outstanding Term Loans in accordance with the requirements of Section 4.02(B)(a), provided that up to an aggregate of $15,000,000 of the Net Cash Proceeds received by Holdings and its Subsidiaries from Asset Sales during any fiscal year of Holdings (but no more than $30,000,000 in the aggregate for all such Asset Sales after the Restatement Effective Date) shall not be required to be used to so repay Loans to the extent the Borrower elects, as hereinafter provided, to cause such Net Cash Proceeds to be reinvested in Reinvestment Assets (a “Reinvestment Election”).  The Borrower may exercise its Reinvestment Election (within the parameters specified in the preceding sentence) with respect to an Asset Sale only if (x) no Default or Event of Default exists and (y) the Borrower delivers a Reinvestment Notice to the Administrative Agent no later than five Business Days following the date of the consummation of the respective Asset Sale, with such Reinvestment Election being effective with respect to the Net Cash Proceeds of such Asset Sale equal to the Anticipated Reinvestment Amount specified in such Reinvestment Notice.  Notwithstanding anything to the contrary contained in this Agreement (including without limitation the foregoing provisions of this Section 4.02(A)(c)), if any Asset Sale, Asset Disposition (as defined in the Senior Subordinated Note Indenture) or similar event occurs and as a result thereof (after giving effect to any reinvestments and/or permanent repayments of Indebtedness (other than the Senior Subordinated Notes) actually made in amounts up to, or equal to, the amount of proceeds received from any such event) any obligation would arise on the part of the Borrower and/or any of its Subsidiaries to offer to purchase any Senior Subordinated Notes, then at least two Business Days before any such obligation arises, the Borrower shall prepay then outstanding Term Loans in accordance with the requirements of Section 4.02(B)(a) and, after all outstanding Term Loans have been repaid in full, prepay outstanding Revolving Loans and/or Swingline Loans (and permanently reduce the Total Revolving Commitment in a corresponding amount) in such amount as is necessary so that no obligation to make any such offer to purchase arises.

(d)                                 On the date of the receipt thereof by Holdings and/or any of its Subsidiaries, an amount equal to 100% of the amount of proceeds (net of taxes, underwriting discounts and commissions and other reasonable fees, expenses and other costs associated therewith) from the incurrence of Indebtedness by Holdings or any of its Subsidiaries (other than Indebtedness permitted by Section 8.04), shall be applied as a mandatory repayment of principal of the then outstanding Term Loans in accordance with the requirements of Section 4.02(B)(a).

(e)                                  On each Excess Cash Payment Date, the Applicable ECF Prepayment Percentage of Excess Cash Flow for the fiscal year then last ended shall be applied as a mandatory repayment of principal of the then outstanding Term Loans in accordance with the requirements of Section 4.02(B)(a).

(f)                                    On the Reinvestment Prepayment Date with respect to a Reinvestment Election, an amount equal to the Reinvestment Prepayment Amount, if any, for such Reinvestment Election shall be applied as a repayment of the principal amount of the then outstanding Term Loans in accordance with the requirements of Section 4.02(B)(a).

(g)                                 To the extent not theretofore repaid pursuant to the other provisions of this Agreement, (i) all then outstanding Term Loans shall be repaid in full on the Term Loan Maturity Date, (ii) all then outstanding Swingline Loans shall be repaid in full on the Swingline Expiry Date, (iii) all then outstanding Revolving Loans shall be repaid in full on the RF Maturity Date and (iv) all outstanding Swingline Loans and Revolving Loans shall be repaid in full upon the termination of the Total Revolving Commitment.

(B)                                Application:

(a)                                  Each mandatory repayment required to be made pursuant to Sections 4.02(A)(c) (to the extent relating to Asset Sales as described in clause (z) of the definition thereof), (d) and (f) shall be applied to the outstanding principal of Term Loans (1) first, in direct order of maturity to those Scheduled Repayments which will be due and payable within 24 months after the date of the respective repayment and (2) second, to the extent in excess thereof, to the then remaining Scheduled Repayments on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Repayment after giving effect to all prior reductions thereto).  Each mandatory repayment pursuant to Section 4.02(A)(c) (to the extent relating to

Asset Sales other than those described in clause (z) of the definition thereof) shall be applied (1) first, at the Borrower’s election (delivered in writing to the Administrative Agent) to repay outstanding principal of Revolving Loans (with no corresponding reduction to the Revolving Commitments) (although, (x) no election may be made pursuant to this clause (1) with respect to any mandatory repayment required to be made as a result of the receipt of Net Cash Proceeds from any sale of assets made pursuant to sub-clause (A) of Section 8.02(f), and (y) for all other repayments made pursuant to this sentence, not more than $25,000,000 in the aggregate may be applied (or elected to be applied) pursuant to this clause (1)), and (2) second, to the extent in excess of the amount to be applied pursuant to preceding clause (1), to repay principal of the then outstanding Term Loans, which repayment shall be applied (x) first, in direct order of maturity to those Scheduled Repayments which will be due and payable within 24 months after the date of the respective repayment and (y) second, to the extent in excess thereof, to the then remaining Scheduled Repayments on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Repayment after giving effect to all prior reductions thereto).  Each mandatory repayment required to be made pursuant to Section 4.02(A)(e) shall be applied to the then outstanding principal of Term Loans to reduce the remaining Scheduled Repayments in the manner directed by the Borrower to the Administrative Agent in writing, provided that if no such written direction is given on or prior to the respective Excess Cash Payment Date with respect to the application of any such mandatory repayment of Term Loans, such repayment shall be applied (x) first, in direct order of maturity to those Scheduled Repayments which will be due and payable within 24 months after the date of such mandatory repayment and (y) second, to the extent in excess thereof, to the then remaining Scheduled Repayments on a pro rata basis (based on the then remaining unpaid principal amount of such Scheduled Repayments after giving effect to all prior reductions thereto).

(b)                                 With respect to each prepayment of Loans required by Section 4.02, the Borrower may designate the Types of Loans which are to be prepaid and the specific Borrowing(s) under the affected Facility pursuant to which made provided that (i) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for such Borrowing, such Borrowing shall be immediately converted into Base Rate Loans; and (ii) except for differing treatments of Defaulting Lenders and Non-Defaulting Lenders as expressly provided in Section 4.02(A)(a), each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11.

4.03  Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable account of the Lenders entitled thereto, not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in Dollars at the Payment Office, it being understood that written notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account.  Any payments under this Agreement which are made later than 1:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made here-

under shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

4.04  Net Payments.  (a)  All payments made by any Credit Party hereunder or under any Note will be made without setoff, counterclaim or other defense.  Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any franchise tax or any tax imposed on or measured by the net income or net profits (including for this purpose, any Branch Profits Tax) of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  Except as provided in Section 4.04(b), if any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note.  If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence.  The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower.  The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.  For purposes of this Section 4.04(a), in the case of any Lender that is a flow-through entity for tax purposes, the term “Lender” shall be read as referring to the relevant member or partner of such Lender, provided, however, that with respect to any reference to indemnity or reimbursement, the term “Lender” shall mean the Lender and not the member or partner of such Lender.

(b)                                 Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Restatement Effective Date (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms)

certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 4.04 Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note or (iii) if the Lender is a flow-though entity for U.S. federal income tax purposes, two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (and all necessary attachments) establishing a complete exemption from United States withholding tax with respect to payments made to the Lender under this Agreement and under any Note.  In addition, each Lender agrees that from time to time after the Restatement Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower or the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04 Certificate, or Form W-8IMY (with respect to a flow-through entity), as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b).  Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 12.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes.  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 12.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the

Determination Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

(c)                                  If a Credit Party pays any additional amount under this Section 4.04 to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to such Credit Party an amount that the Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to a Credit Party pursuant to this Section 4.04(c) shall be treated as a Tax for which the Credit Party is obligated to indemnify such Lender pursuant to this Section 4.04 without any exclusions or defenses, provided, however, that the amount of such Tax shall not exceed the amount of the payments received by a Credit Party pursuant to this section 4.04(c); (iii) nothing in this Section 4.04(c) shall require the Lender to disclose any confidential information to any Credit Party (including, without limitation, its tax returns); and (iv) no Lender shall be required to pay any amounts pursuant to this Section 4.04(c) at any time which a Default or Event of Default exists.

SECTION 5.   Conditions Precedent.

5.01  Conditions Precedent to the Restatement Effective Date and the Occurrence of Credit Events on Such Date.  The occurrence of the Restatement Effective Date and the obligation of each Lender to make Loans (including by way of the conversion of the Existing Term Loans and Existing Revolving Loans on the Restatement Effective Date as contemplated in Sections 1.01(a) and (b)), and the obligation of each Letter of Credit Issuer to issue Letters of Credit (including any Existing Letters of Credit deemed issued on the Restatement Effective Date as contemplated in Section 2.01(b)), on the Restatement Effective Date, is subject to the satisfaction of each of the following conditions:

(a)                                  Execution of Agreement; Notes.  On or prior to the Restatement Effective Date, (i) this Agreement shall have been executed and delivered as provided in Section 12.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same as a condition to funding its pro rata share of the Loans on the Restatement Effective Date, the appropriate Term Note and/or Revolving Note executed by the Borrower and, if requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

(b)                                 Opinions of Counsel.  The Administrative Agent shall have received (i) from Latham & Watkins, special counsel to the Credit Parties, an opinion addressed to the Joint Lead Arrangers, the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Restatement Effective Date covering the matters set forth in Exhibit E and (ii) from such local counsel as may be reasonably requested by the Joint Lead Arrangers, which opinions shall cover the perfection of security interests granted pursuant to the Mortgages and the Security Agreement and shall be in form and substance reasonably satisfactory to the Joint Lead Arrangers.

(c)                                  Corporate Documents; Proceedings; etc.  (i)  The Joint Lead Arrangers shall have received a certificate from each New Credit Party, dated the Restatement Effective Date, signed by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President of such New Credit Party, and attested to by the Secretary or any Assistant Secretary of such New Credit Party, substantially in the form of Exhibit F with appropriate insertions and deletions, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such New Credit Party and the resolutions of such New Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably satisfactory to the Joint Lead Arrangers.

(ii)                                  On the Restatement Effective Date, the Administrative Agent shall have received a certificate from each Credit Party (other than the New Credit Parties) (x) certifying that there were no material changes, or providing the text of any material changes, to the certificate of incorporation, by-laws or equivalent organizational documents of such Credit Party delivered pursuant to Section 5.01(c) of the Existing Credit Agreement, (y) certifying that such Credit Party is in good standing in its respective state of organization and in those states where such Credit Party conducts business and (z) providing the resolutions adopted by such Credit Party with respect to the actions contemplated by this Agreement, and all of the foregoing shall be reasonably acceptable to the Administrative Agent.

(iii)                               On the Restatement Effective Date, the Joint Lead Arrangers shall have received all information and copies of all documents and papers, including records of corporate proceedings, necessary governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Joint Lead Arrangers reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate, limited liability company or governmental authorities.

(d)                                 Consummation of the Acquisition.  On the Restatement Effetive Date, the Acquisition Agreement (together with all exhibits and schedules thereto), shall be in the form executed on April 5, 2005, with any additions or changes thereto or waivers of the terms thereof which are in any manner adverse to the Lenders in any material respect to be in form and substance reasonably satisfactory to the Joint Lead Arrangers.  The Acquisition Agreement shall be in full force and effect and all of the material conditions precedent to the consummation of the Acquisition as set forth in the Acquisition Agreement shall have been satisfied (and not waived, except with consent of the Joint Lead Arrangers (not to be unreasonably withheld)).  The Acquisition shall have been consummated in accordance in all material respects with the terms and conditions of the Acquisition Agreement and all applicable laws.

(e)                                  Adverse Change, Approvals.  (i)  Except as set forth in Section 2.6 of the Company Disclosure Schedule (as defined in the Acquisition Agreement), as reflected on or reserved against on the unaudited consolidated balance sheet of Falk and its Subsidiaries as of December 31, 2004, or as otherwise contemplated by the Acquisition Agreement, there not occurring, since December 31, 2004, any effect on or change in (or event or circumstance that is reasonably expected to result in an effect on or change in), the business, financial condition or results of operations of Falk and its Subsidiaries, taken as a whole, that results or is reasonably likely to result in the incurrence of a monetary loss or financial impact to Falk and its Subsidiaries, taken as a whole, that is greater than $15,000,000, excluding for purposes of such determinations any change or effect resulting from any of the following: (i) conditions or circumstances generally affecting the businesses or industries, as a whole, or the geographic area in which Falk or any of its Subsidiaries operate, but that do not disproportionately affect Falk and its Subsidiaries, (ii) the entering into of the Acquisition Agreement with the Borrower, (iii) any changes in applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority or the official interpretations thereof, and (iv) any changes in United States generally accepted accounting principles.

(ii)                                  All material necessary governmental (domestic and foreign) and material third party approvals and/or consents required in connection with the Transaction and the other transactions contemplated hereby shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which in the reasonable judgment of the Joint Lead Arrangers restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Documents.

(f)                                    Litigation.  There shall be no actions, suits or proceedings pending with respect to the Transaction, this Agreement or any other Document.

(g)                                 Pledge Agreement.  Each Credit Party shall have duly authorized, executed and delivered an Amended and Restated Pledge Agreement substantially in the form of Exhibit G (as amended, modified or supplemented from time to time, the “Pledge Agreement”) and shall have delivered (to the extent not in possession of the Collateral Agent prior to the Restatement Effective Date) to the Collateral Agent, as Pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein, required to be delivered thereby and then owned by such Credit Party, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect (or maintain the perfection of) the security interests purported to be created (or maintained) by the Pledge Agreement have been taken, or arrangements therefor reasonably satisfactory to the Collateral Agent have been made, and the Pledge Agreement shall be in full force and effect.

(h)                                 Security Agreement.  Each Credit Party shall have duly authorized, executed and delivered an Amended and Restated Security Agreement substantially in the form of Exhibit H (as amended, modified or supplemented from time to time, the “Security Agreement”) covering all of such Credit Party’s Security Agreement Collateral, together with:

(i)                                     proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement;

(ii)                                  certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name Holdings, the Borrower or any Subsidiary Guarantor as debtor and that are filed in the jurisdictions referred to in clause (i) above and, in the case of any entity acquired pursuant to the Acquisition, in such other jurisdictions in which material Collateral is located on the Restatement Effective Date, together with copies of such financing statements that name Holdings, the Borrower or any Subsidiary Guarantor as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law authorized for filing), or arrangements therefor reasonably satisfactory to the Collateral Agent have been made;

(iii)                               evidence of the completion of or arrangements therefor reasonably satisfactory to the Collateral Agent for all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect (or maintain the perfection of) the security interests intended to be created (or maintained) by the Security Agreement; and

(iv)                              evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect (or maintain the perfection of) and protect the security interests purported to be created (or maintained) by the Security Agreement have been taken, and the Security Agreement shall be in full force and effect.

(i)                                     Mortgage; Title Insurance; Survey; etc.  On the Restatement Effective Date, the Collateral Agent shall have received:

(i)                                     fully executed counterparts of amendments to (or amendment and restatements of) each of the Existing Mortgages, which Existing Mortgages shall cover such of the Real Property owned by the Borrower or any Subsidiary Guarantor and designated on Schedule 6.17 as an “Existing Mortgaged Property” (each, an “Existing Mortgaged Property” and, collectively, the “Existing Mortgaged Properties”), together with evidence that counterparts of the Existing Mortgages (as amended or amended and restated, as the case may be) and any certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof have been delivered to the title insurance company insuring the mortgage lien for recording in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent, desirable to effectively create (or maintain) a valid and enforceable first priority mortgage lien on each Existing Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors entitled to the benefits thereof, subject only to Permitted Encumbrances and Liens permitted under Sections 8.03(a), (b), (g), (h), (j) and (l);

(ii)                                  endorsements to the Existing Mortgage Policies issued by Chicago Title Insurance Company, or such other title insurer reasonably satisfactory to the Collateral Agent, in amounts satisfactory to the Collateral Agent insuring the Collateral Agent that the Existing Mortgages on such Existing Mortgaged Properties will continue to be valid and enforceable first priority mortgage liens on the respective Existing Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances and Liens permitted under Sections 8.03(a), (b), (g), (h), (j) and (l), and such Existing Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent; and

(iii)                               flood certificates covering each Existing Mortgaged Property certifying whether or not each such Mortgaged Property lies in an area of flood hazard (with reference to the applicable FEMA (Federal Emergency Management Agency) map) in form and substance reasonably satisfactory to the Collateral Agent.

(j)                                     Financial Statements; Pro Forma Balance Sheet; Projections.  The Joint Lead Arrangers shall have received, and be reasonably satisfied with, true and correct copies of (i) the audited consolidated financial statements of Falk for its fiscal year ended December 31, 2004, (ii) the unaudited consolidated financial statements of Falk for each fiscal quarter ending after December 31, 2004 and at least 60 days prior to the Restatement Effective Date, (iii) the pro forma financial statements referred to in Section 6.10(b) and (iv) the Projections referred to in Section 6.10(d).

(k)                                  Solvency; Insurance Certificates; Officer’s Certificate.  The Administrative Agent shall have received:

(i)                                     a solvency certificate, dated the Restatement Effective Date, from the Chief Financial Officer of Holdings, substantially in the form of Exhibit I;

(ii)                                  a certificate, dated the Restatement Effective Date, from the Chief Financial Officer of Holdings, in form and substance reasonably satisfactory to the Joint Lead Arrangers certifying in reasonable detail that the incurrence of the New Term Loans on the Restatement Effective Date is permitted under the Senior Subordinated Note Indenture; and

(iii)                               certificates of insurance complying with the requirements of Section 7.03 for the business and properties of the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee, and stating that such insurance shall not be canceled without at least 30 days’ prior written notice by the insurer to the Collateral Agent.

(l)                                     Subsidiaries Guaranty.  Each Domestic Subsidiary existing on the Restatement Effective Date shall have duly authorized, executed and delivered an Amended and Restated Subsidiaries Guaranty substantially in the form of Exhibit J hereto (as modified, amended or supplemented from time to time in accordance with the terms hereof and thereof, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect.

(m)                               Existing Indebtedness.  On the Restatement Effective Date and after giving effect to the Transaction and the Loans then incurred, neither Holdings nor any of its Subsidiaries shall have any preferred stock or Indebtedness outstanding except for (i) the Loans and any Letter of Credit issued or outstanding on the Restatement Effective Date, (ii) the Senior Subordinated Notes, (iii) intercompany loans among Qualified Credit Parties and other intercompany loans made pursuant to Section 8.06(p) (but in any event excluding intercompany loans made by any Foreign Subsidiary to Holdings or any Domestic Subsidiary), (iv) the Indebtedness set forth on Schedule 5.01(m) hereto and (v) certain other Indebtedness in an aggregate principal amount not to exceed $2,000,000 (the Indebtedness set forth on such Schedule 5.01(m), together with the Indebtedness described in this clause (v), the “Existing Indebtedness”), with all of the Existing Indebtedness set forth on Schedule 5.01(m) to be reasonably satisfactory to the Joint Lead Arrangers as to amount and material terms and conditions; provided that Holdings and its Subsidiaries shall not be required to deliver agreements in respect of any Existing Indebtedness which individually does not exceed $1,000,000.

(n)                                 Fees, etc.  The Borrower shall have paid to the Joint Lead Arrangers and the Administrative Agent all reasonable, documented, out-of-pocket costs, fees and expenses (including, without limitation, legal fees and expenses of outside counsel) and other compensation contemplated hereby payable to the Joint Lead Arrangers and the Administrative Agent to the extent then due.

All of the Notes, certificates, legal opinions and other documents and papers referred to in this Section 5.01, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders.

5.02  Conditions Precedent to All Credit Events.  The obligation of each Lender to make Loans (including Loans made on the Restatement Effective Date (including those made by way of conversion of Existing Term Loans and Existing Revolving Loans on such date as contemplated in Sections 1.01(a) and (b)) and Incremental Term Loans made on any Incremental Term Loan Borrowing Date), but excluding any Mandatory Borrowings), and the obligation of each Letter of Credit Issuer to issue Letters of Credit (including Letters of Credit issued on the Restatement Effective Date), is subject, at the time of each such Credit Event, to the satisfaction of the following conditions:

(a)                                  No Default; Representations and Warranties.  At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(b)                                 Notice of Borrowing; Letter of Credit Request.  (i)  Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing or a conversion of Existing Term Loans and Existing Revolving Loans), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03(a).  Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 1.03(b)(i).

(ii)                                  Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 2.03(a).

The acceptance of the benefits of each Credit Event (other than a Mandatory Borrowing) shall constitute a representation and warranty by Holdings and the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 5.01 (with respect to Credit Events on the Restatement Effective Date) and in this Section 5.02 (with respect to Credit Events on and after the Restatement Effective Date) and applicable to such Credit Event are satisfied as of that time.

SECTION 6.   Representations, Warranties and Agreements.  In order to induce the Lenders to enter into this Agreement and to make the Loans and issue and/or participate in Letters of Credit provided for herein, each of Holdings and the Borrower makes the following representations and warranties to and agreements with the Lenders (in each case after giving effect to the Transaction), all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

6.01   Corporate Status.  Each of Holdings and its Subsidiaries (i) is a duly organized and validly existing Company, is in good standing (for each Company of a type, and organized in a jurisdiction, where the concept of “good standing” exists) under the laws of the jurisdiction of its organization and has the Company power and authority to own its property and assets and to transact the business in which it is engaged and (ii) is duly qualified and is authorized to do business and, to the extent relevant, is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified, authorized or in good standing is reasonably likely to have a Material Adverse Effect.

6.02   Corporate Power and Authority.  Each Credit Party has the Company power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary Company action to authorize the execution, delivery and performance of the Credit Documents to which it is a party.  Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws generally affecting creditors’ rights and by general equitable principles (regardless of whether enforcement is sought in equity or at law).

6.03   No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof, (i) will contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Holdings or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust or other material agreement or instrument to which Holdings or any of its

Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the organizational documents (including by-laws) of Holdings or any of its Subsidiaries.

6.04   Litigation.  There are no actions, suits or proceedings pending or, to the best of its knowledge, threatened with respect to Holdings or any of its Subsidiaries (i) that have, or that could reasonably be expected to have, a Material Adverse Effect or (ii) that have, or that could reasonably be expected to have, a material adverse effect on (a) the rights or remedies of the Lenders or on the ability of the Credit Parties taken as a whole to perform their obligations under the other Credit Documents or (b) the consummation of the Transaction on the Restatement Effective Date.

6.05   Use of Proceeds; Margin Regulations.  (a)  The proceeds of all New Term Loans incurred on the Restatement Effective Date shall be utilized (i) to finance the Acquisition and (ii) to pay certain fees and expenses relating to the Transaction; provided that proceeds from New Term Loans in excess of $312,000,000 shall be utilized to repay outstanding Existing Term Loans of Existing Lenders that are not Consenting Term Lenders.

(b)                                 The proceeds of all Revolving Loans and all Swingline Loans may be used on and after the Restatement Effective Date for post-closing purchase price adjustments in respect of the Acquisition pursuant to the terms of the Acquisition Agreement, capital expenditures, general corporate and working capital purposes, including, without limitation, for making investments and consummating Permitted Acquisitions permitted hereunder, provided that up to, but no more than, $5,000,000 of Revolving Loans may be utilized on the Restatement Effective Date to effect the Transaction and to pay any fees and expenses incurred in connection with the Transaction.

(c)                                  All proceeds of Incremental Term Loans shall be used solely to finance Permitted Acquisitions and pay fees and expenses related thereto.

(d)                                 Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.

6.06   Governmental Approvals.  Except for filings and recordings in connection with the Security Documents, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document except, in any such case, as expressly provided herein or in the Security Documents.

6.07   Investment Company Act.  No Credit Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.08   Public Utility Holding Company Act.  No Credit Party is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.09   True and Complete Disclosure.  All factual information other than projections and pro forma financial information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Credit Parties in writing to the Joint Lead Arrangers, the Administrative Agent or the Lenders for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any Credit Party in writing to the Lenders hereunder will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in any material respect in light of the circumstances under which such information was provided; provided that the non-disclosure of material non-public information relating to Holdings and its Subsidiaries (or any of their respective securities) to certain Lenders that have requested or elected not to receive such information shall not be a violation of the representations and warranties contained in this Section 6.09.  The projections and pro forma financial information contained in such materials are based on good faith estimates and assumptions believed by Holdings and the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

6.10   Financial Condition; Financial Statements.  (a)  On and as of the Restatement Effective Date, on a pro forma basis after giving effect to the Transaction and all Indebtedness incurred, and to be incurred (including, without limitation, the New Term Loans), and Liens created, and to be created, by each Credit Party in connection therewith, (x) the fair valuation of all of the tangible and intangible assets of the Credit Parties (on a consolidated basis) will exceed their debts, (y) the Credit Parties will not have incurred or intended to incur debts beyond their ability to pay such debts as such debts mature and (z) the Credit Parties will not have unreasonably small capital with which to conduct their business.  For purposes of this Section 6.10, “debt” means any liability on a claim, and “claim” means any (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(b)                                 The consolidated balance sheet of Holdings and its Subsidiaries at December 31, 2004 and the related consolidated statements of operations and cash flows of Holdings and its Subsidiaries for the nine-month period ended as of said date, copies of all of which have heretofore been furnished to the Joint Lead Arrangers, present fairly the consolidated financial position of Holdings and its Subsidiaries at the date of said statements and the results for the period covered thereby in accordance with GAAP, subject to year end adjustments and the absence of footnote disclosure.  The combined balance sheet of the Falk Business at December 31, 2004 and the related combined statements of operations and cash flows of Falk and its subsidiaries for the fiscal year ended as of said date which have been audited by PriceWaterhouseCoopers LLP, independent certified public accountants, who delivered an unqualified opinion with respect therewith, copies of which have been heretofore furnished to the Joint Lead Arrangers, present fairly the combined financial position of Falk and its subsidiaries as of the date of such statement and the results for the period covered thereby in accordance with GAAP, except to the extent provided in the notes to said financial statements.  All such financial statements have been prepared in accordance with GAAP and practices consistently applied except to the extent provided in the notes to said financial statements.  The pro forma consolidated balance sheet and the related consolidated statements of operations and cash flows of Holdings and its Subsidiaries as of, and for the four fiscal quarter period ending on, December 31, 2004, copies of which have heretofore been furnished to the Joint Lead Arrangers, present a good faith estimate of the consolidated pro forma financial position of Holdings and its Subsidiaries (after giving effect to the Transaction) as at the date thereof and the results for the period covered thereby.  Nothing has occurred since December 31, 2004 that has had, or is reasonably likely to have, a Material Adverse Effect, it being understood and agreed by the parties hereto that the representation made pursuant to this sentence shall not be required to be made on the Restatement Effective Date (although such representation shall be required to be made at the time of each Credit Event occurring after such date).

(c)                                  Except as reflected in the financial statements described in Section 6.10(b) or in the footnotes thereto, there were as of the Restatement Effective Date no liabilities or obligations with respect to Falk or any of its subsidiaries or Holdings or any of its Subsidiaries of a nature (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to Holdings, Falk and their Subsidiaries taken as a whole, except as incurred in the ordinary course of business consistent with past practices.

(d)                                 The Projections delivered to the Administrative Agent and the Joint Lead Arrangers prior to the Restatement Effective Date have been prepared in good faith and are based on assumptions believed by the Borrower to be reasonable at the time such Projections were prepared (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings and its Subsidiaries, and that no assurance can be given that the Projections will be realized).

6.11   Security Interests.  (a)  The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (or within 10 days following the Restatement Effective Date will have) a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein to the extent contemplated therein, subject to no other Liens other than Permitted Liens.  The recordation of (x) the Grant of Security Interest in U.S. Patents, if applicable, and (y) the Grant of Security Interest in U.S. Trademarks, if applicable, in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, to the extent the security interest granted pursuant thereto may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and the recordation of the Grant of

Security Interest in U.S. Copyrights, if applicable, in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, to the extent the security interest granted pursuant thereto may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement.

(b)                                 The provisions of the Pledge Agreement are effective to create in favor of the Collateral Agent, for the benefit of the Secured Creditors, a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Pledge Agreement Collateral (as described therein), and the Collateral Agent, for the benefit of the Secured Creditors, has (or within 10 days following the Restatement Effective Date will have) a fully perfected security interest in all right, title and interest in all of the Pledge Agreement Collateral described therein to the extent contemplated therein, subject to no other Liens other than Permitted Liens.

(c)                                  Each Mortgage is effective to create, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be party thereto) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Liens related thereto).

6.12   Tax Returns and Payments.  Each of Holdings and its Subsidiaries has timely filed with the appropriate taxing authority, all material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of Holdings and/or any of its Subsidiaries, except, in the case of any such filing required to be filed by a Foreign Subsidiary, to the extent failure to do so is not reasonably likely to have a Material Adverse Effect.  Holdings and each of its Subsidiaries have paid all material taxes payable by them when due except (i) those contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with generally accepted accounting principles and (ii) in the case of any such taxes payable by a Foreign Subsidiary, to the extent the failure to pay such taxes is not reasonably likely to have a Material Adverse Effect.

6.13   Compliance with ERISA.  (a)  Part A of Schedule 6.13 sets forth each Plan other than ERISA Affiliate Plans as of the Restatement Effective Date, after giving effect to the Transaction.  Except to the extent that a breach of any of the following representations with respect to an ERISA Affiliate Plan would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (provided, however, (i) any of the following representations with respect to an ERISA Affiliate Plan shall be deemed not qualified by any reference therein to materiality and (ii) this exception shall not apply to any of the following representations that expressly refer to a Material Adverse Effect):  each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code is so qualified; no Reportable Event has occurred with respect to a Plan, except as disclosed in Part B of

Schedule 6.13; to the knowledge of Borrower no Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization; no Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans is reasonably likely to result in a Material Adverse Effect; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan have been timely made in all material respects; neither Holdings, the Borrower nor any Subsidiary of Holdings has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or to the knowledge of Holdings, the Borrower or such Subsidiary reasonably expects to incur any such material liability under any of the foregoing sections with respect to any Plan; to the knowledge of Holdings, the Borrower or such Subsidiary no condition exists which presents a material risk to Holdings, the Borrower or any Subsidiary of Holdings of incurring a material liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate (in a distress termination pursuant to ERISA Section 4042) or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or to the knowledge of the Credit Parties threatened, other than any of the foregoing which would not, individually or in the aggregate, reasonably be expected to result in a material liability of Holdings, the Borrower or any Subsidiary of Holdings; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of Holdings, its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event (other than a Mandatory Borrowing) is not reasonably likely to result in a Material Adverse Effect; and each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of Holdings or any Subsidiary of Holdings has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code, other than any failure to so comply which would not, individually or in the aggregate, reasonably be expected to result in a material liability of Holdings, the Borrower or any Subsidiary of Holdings; each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of Holdings or any Subsidiary of Holdings has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder, other than any failure to so comply which would not, individually or in the aggregate, reasonably be expected to result in a material liability to Holdings, the Borrower or any Subsidiary of Holdings; no lien imposed under the Code or ERISA on the assets of Holdings or any Subsidiary of Holdings exists or is likely to arise on account of any Plan.

(b)                                 Except as could not reasonably be expected to have a Material Adverse Effect, each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; all contributions required to be made with respect to a Foreign Pension Plan have been timely made; and neither Holdings, the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan; and the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

6.14   Subsidiaries.  On and as of the Restatement Effective Date and after giving effect to the consummation of the Transaction, (i) Holdings has no direct Subsidiaries other than the Borrower and (ii) the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 6.14.  Schedule 6.14 correctly sets forth, as of the Restatement Effective Date and after giving effect to the Transaction, the percentage ownership (direct and indirect) of Holdings in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.

6.15   Intellectual Property.  Each of Holdings and its Subsidiaries owns or has the right to use all the domestic and foreign patents, trademarks, service marks, trade names, domain names, technology, copyrights, licenses, permits, franchises, inventions, formulas, trade secrets, proprietary information and know-how of any type,  whether or not written (including, but not limited to, computer programs, databases and data collections) or has rights with respect to the foregoing, and has obtained assignments of all leases and licenses and other rights of whatever nature, that are used in the operation of each such Credit Party’s respective business as presently conducted, where the failure to own, hold such rights or obtain such assignments is reasonably likely to have a Material Adverse Effect.

6.16   Environmental Matters.  (a)  Each of Holdings and its Subsidiaries is in compliance with all applicable Environmental Laws governing its business, and neither Holdings nor any of its Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing in the manner set forth above, except where any such failure to comply or any liability for any such penalties, fines or forfeitures is not reasonably likely to result in a Material Adverse Effect.  All licenses, permits, registrations or approvals required for the business of Holdings and each of its Subsidiaries, as conducted as of the Restatement Effective Date, under any Environmental Law have been secured and each of Holdings and its Subsidiaries is in substantial compliance therewith, except such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect.  Neither Holdings nor any of its Subsidiaries is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which Holdings or such Subsidiary is a party or which could affect the ability of Holdings or such Subsidiary to operate any Real Property and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would reasonably be expected to constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as are not reasonably likely to, in the aggregate, have a Material Adverse Effect.  There are as of the Restatement Effective Date no Environmental Claims pending or, to the best knowledge of Holdings and the Borrower threatened, where any decision, ruling or finding with respect thereto is reasonably likely to have a Material Adverse

Effect.  There are no facts, circumstances, conditions or occurrences concerning the business or operations of Holdings or any of its Subsidiaries, or any Real Property at any time owned or operated by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, on any property adjacent to any such Real Property that could reasonably be expected (i) to form the basis of an Environmental Claim against Holdings, any of its Subsidiaries or any of their respective Real Property or (ii) to cause any such currently owned or operated Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually, or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(b)                                 Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property owned or operated by Holdings or any of its Subsidiaries or (ii) released on or from any such Real Property, in each case where such occurrence or event individually or in the aggregate is reasonably likely to have a Material Adverse Effect.

6.17   Properties.  Holdings and each of its Subsidiaries have good and insurable title to, or a validly existing leasehold interest in, all material properties owned and used by them, including, as of the Restatement Effective Date, all Real Property reflected in the combined balance sheets of the Falk Business at December 31, 2004 referred to in Section 6.10(b), free and clear of all Liens, other than (i) as referred to in such consolidated balance sheet or in the notes thereto, (ii) otherwise permitted by Section 8.03 or (iii) in the case of any such property owned or used by a Foreign Subsidiary, as is not reasonably likely to have a Material Adverse Effect.  Schedule 6.17 contains a true and complete list of each domestic Real Property owned or leased by Holdings or any of its Domestic Subsidiaries (other than any such leased Real Property where the annual base rental obligation with respect thereto is less than $250,000) as of the Restatement Effective Date and after giving effect to the Transaction, and the type of interest therein held by Holdings or the respective Domestic Subsidiary; it being understood that the facility of Falk or one of its Subsidiaries located in Wauwatosa, Wisconsin reflected as owned real property on the combined balance sheet referred to above is, as of the Restatement Effective Date, leased by Falk or one of its Subsidiaries.

6.18   Labor Relations.  No Credit Party is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (i) no unfair labor practice complaint pending against any Credit Party or, to the best of its knowledge, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Credit Party or, to the best of its knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against any Credit Party or, to the best of its knowledge, threatened against any Credit Party and (iii) no union representation question existing with respect to the employees of any Credit Party and no union organizing activities are taking place, except with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate, such as could not reasonably be expected to have a Material Adverse Effect.

6.19   Compliance with Statutes, etc.  Each of Holdings and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all appli-

cable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliance as is not reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

6.20   Subordination.  The subordination provisions contained in the Senior Subordinated Note Indenture are enforceable by the Lenders against the Borrower and the holders of the Senior Subordinated Notes, and all Obligations of the Borrower are or will be within the definitions of “Senior Indebtedness” and “Designated Senior Indebtedness,” as the case may be, included in such provisions of the Senior Subordinated Note Indenture.

6.21   Capitalization.  (a)  On the Restatement Effective Date, the authorized capital stock of Holdings consists of 5,000,000 shares of common stock, $.01 par value, of which 3,615,428 shares are issued and outstanding.  All outstanding shares of capital stock of Holdings have been duly and validly issued and are fully paid and non-assessable.

(b)                                 On the Restatement Effective Date, the authorized capital stock of the Borrower consists of 1,000 shares of common stock, $.01 par value, of which 1,000 shares are issued and outstanding and owned by Holdings.  All outstanding shares of the capital stock of the Borrower have been duly and validly issued and are fully paid and non-assessable.  The Borrower does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

6.22   Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc.  Schedule 6.22 attached hereto contains for each Credit Party, as of the Restatement Effective Date, (i) the exact legal name of such Credit Party, (ii) the type of organization of such Credit Party, (iii) whether or not such Credit Party is a registered organization, (iv) the jurisdiction of organization of such Credit Party, (v) such Credit Party’s Location and (vi) the organizational identification number (if any) of such Credit Party.  To the extent that such Credit Party does not have an organizational identification number on the date hereof and later obtains one, such Credit Party shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted pursuant to the Security Documents fully perfected and in full force and effect.

SECTION 7.    Affirmative Covenants.  Holdings and the Borrower hereby covenant and agree that for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations (other than any indemnities hereunder and under the other Credit Documents which are not then owing) incurred hereunder, are paid in full:

7.01   Information Covenants.  Holdings will furnish to the Administrative Agent for distribution to each Lender:

(a)                                  Annual Financial Statements.  Within 90 days after the close of each fiscal year of Holdings, the audited consolidated balance sheet of Holdings and its Subsidiaries, as at the end of such fiscal year and the related consolidated statements of operations and of cash flows for such fiscal year, in each case setting forth comparative consolidated figures for the preceding fiscal year, and examined by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of Holdings or any of its Subsidiaries as a going concern.  Notwithstanding the foregoing, in the event that Holdings delivers to the Administrative Agent an Annual Report for Holdings on Form 10-K for such fiscal year, as filed with the SEC, within 90 days after the end of such fiscal year, such Form 10-K shall satisfy all requirements of this clause (a) so long as the certified public accountants’ opinion included in such Form 10-K satisfies the requirements with respect thereto set forth in the immediately preceding sentence.

(b)                                 Quarterly Financial Statements.  Commencing with the fiscal quarter ending on June 30, 2005, within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its Subsidiaries, as at the end of such quarterly accounting period and the related unaudited consolidated statements of operations and of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, and in each case, commencing with the quarter ending June 30, 2005, setting forth comparative consolidated figures for the related periods in the prior fiscal year, all of which shall be in reasonable detail and certified by the chief financial officer or controller of Holdings, subject to changes resulting from audit and normal year-end audit adjustments.  Notwithstanding the foregoing, in the event that Holdings delivers to the Administrative Agent a Quarterly Report for Holdings on Form 10-Q for such fiscal quarter, as filed with the SEC, within 45 days after the end of such fiscal quarter, such Form 10-Q shall satisfy all requirements of this clause (b).

(c)                                  Budgets; etc.  Not more than 60 days after the commencement of each fiscal year of Holdings, a consolidated budget of Holdings and its Subsidiaries (including budgeted statements of income, sources and uses of cash and balance sheets for Holdings and its Subsidiaries on a consolidated basis) for each of the four fiscal quarters of such fiscal year prepared in reasonable detail as customarily prepared by management for its internal use and setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based.  Together with each delivery of consolidated financial statements pursuant to Sections 7.01(a) and (b) beginning after the fiscal year ending March 31, 2006, a comparison of the current year-to-date financial results against the budgets required to be submitted pursuant to this clause (d) shall be presented.

(d)                                 Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 7.01(a) and (b), a certificate of the chief financial officer or controller of Holdings to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate (x) shall set forth the calculations required to establish (I) the Consolidated Leverage Ratio on the last day of the fiscal period covered by such financial statements and (II) whether Holdings and its Subsidiaries were in compliance with the Financial Covenants as at the end of such fiscal period and (y) in the case of the certificate delivered at the time of the delivery of the financial statements provided for in Section 7.01(a) shall set forth the amount of the Excess Cash Flow for the relevant period ending on the last day of the fiscal year covered by such financial statements.

(e)                                  Notice of Default or Litigation.  Promptly, and in any event within ten Business Days after any officer of Holdings or the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action Holdings or the Borrower proposes to take with respect thereto and (ii) the commencement of, or any significant adverse development in, any litigation or governmental proceeding pending against Holdings or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect or is reasonably likely to have a material adverse effect on the ability of the Credit Parties to perform their obligations under the Credit Documents.

(f)                                    Environmental Matters.  Promptly after obtaining knowledge of any of the following (but only to the extent (A) not disclosed in an environmental report delivered to the Administrative Agent prior to the Restatement Effective Date and (B) that any of the following could reasonably be expected to (x) have a Material Adverse Effect, either individually or in the aggregate, or (y) result in a remedial cost to Holdings, the Borrower, and/or its Subsidiaries in respect of liabilities to the extent not otherwise covered by existing indemnities, in excess of $5,000,000):

(i)                                     any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned or operated by Holdings or any of its Subsidiaries;

(ii)                                  any condition or occurrence on any Real Property owned or operated by Holdings or any of its Subsidiaries that (x) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (y) is reasonably likely to result in an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property;

(iii)                               any condition or occurrence on any Real Property owned or operated by the Borrower or any of its Subsidiaries that is reasonably likely to result in such Real Property being subject to any restrictions on the ownership, occupancy, use or transferability by Holdings or its Subsidiary, as the case may be, of its interest in such Real Property under any Environmental Law; and

(iv)                              the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated by the Borrower or any of its Subsidiaries.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings’ or the relevant Subsidiary’s response or proposed response thereto.  In addition, the Borrower agrees to provide the Lenders with such detailed reports relating to any of the matters set forth in clauses (i)-(iv) above as may reasonably be requested by the Administrative Agent or the Required Lenders.

(g)                                 Other Information.  Promptly upon transmission thereof, (i) copies of any filings and registrations with, and reports to, the Securities and Exchange Commission or any successor thereto (the “SEC”) by Holdings or any of its Subsidiaries and (ii) copies of all financial statements, proxy statements, notices and reports as Holdings or any of its Subsidiaries shall send generally to analysts and the holders of the Senior Subordinated Notes in their capacity as such holders (to the extent not otherwise delivered to the Lenders pursuant to this Agreement), and with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of the Required Lenders may reasonably request from time to time.

7.02   Books, Records and Inspections.  Holdings will, and will cause its Subsidiaries to, permit, upon reasonable notice to the chief financial officer, controller or any other Authorized Officer of Holdings or the Borrower, officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of Holdings and any of its Subsidiaries in their possession and to examine the books of account of Holdings and any of its Subsidiaries and discuss the affairs, finances and accounts of Holdings and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all during normal business hours, at reasonable intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire.

7.03   Insurance.  Holdings will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance with reputable and solvent insurers in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice in the relevant region.  Holdings will, and will cause each of its Subsidiaries (but in the case of clause (ii) below, only to the extent such Subsidiary is a Credit Party) to, furnish to the Administrative Agent on the Restatement Effective Date and thereafter annually, upon request of the Administrative Agent, (i) a summary of the insurance carried and (ii) certificates of insurance and other evidence of such insurance, if any, naming the Collateral Agent as an additional insured and/or loss payee, to the extent of its interests therein.

7.04   Payment of Taxes.  Holdings will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, would become a Lien or charge upon any material properties of Holdings or any of its Subsidiaries, provided that (i) no Foreign Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim to the extent the aggregate failures to pay same are not reasonably expected to have a Material Adverse Effect and (ii) neither Holdings nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto (in the good faith judgment of the management of Borrower) in accordance with generally accepted accounting principles.

7.05   Corporate Franchises.  Holdings will do, and will cause each Subsidiary to do, or cause to be done, all things reasonably necessary to preserve and keep in full force and effect its existence and to preserve its rights and franchises, other than any such rights or franchises the failure to preserve which could not reasonably be expected to have a Material Adverse Effect, provided that any transaction permitted by Section 8.02 will not constitute a breach of this Section 7.05.

7.06   Compliance with Statutes, etc.  The Borrower will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property other than those the non-compliance with which is not reasonably likely to have a Material Adverse Effect or have a material adverse effect on the ability of the Credit Parties to perform their obligations under the Credit Documents.

7.07   ERISA.  As soon as possible and, in any event, within ten (10) days after Holdings, the Borrower or any Subsidiary knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate of the chief financial officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that Holdings, any Subsidiary or any ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by Holdings, any Subsidiary, any ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto:  that a Reportable Event has occurred (except to the extent that such Reportable Event is disclosed in Part B of Schedule 6.13 or the Borrower has previously delivered to the Lender a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, ..63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may reasonably be expected to be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made in all material respects; that a Plan subject to Title IV of ERISA has been or may reasonably be expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans is reasonably likely to have a Material Adverse Effect; that proceedings may reasonably be expected to be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that Holdings, the Borrower or any Subsidiary of the Borrower will or may reasonably be expected to incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or to the extent that Holdings, the Borrower or any Subsidiary of the Borrower will or may reasonably be expected to incur any such liability with respect to a Plan other than an ERISA Affiliate Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that

Holdings or any Subsidiary of Holdings may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Part 6 of Title I, subpart B) of ERISA and Section 4980B of the Code) or any Plan or any Foreign Pension Plan in addition to the liability that existed on the Restatement Effective Date pursuant to any such plan or plans.  The Borrower will deliver to each of the Lenders (i) a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA; provided that in the case of any Plan that is an ERISA Affiliate Plan, the foregoing shall only be required to be delivered upon the reasonable request of the Lender.  In addition to any certificates or notices delivered to the Lender pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC, and any material notices received by Holdings or any Subsidiary of Holdings with respect to any Plan or Foreign Pension Plan shall be delivered to the Lenders no later than thirty days after the date such annual report has been filed with the Internal Revenue Service or such records, documents and/or information has been furnished to the PBGC or such notice has been received by Holdings or any of its Subsidiaries, as applicable.  The Borrower will, and will cause each Subsidiary to, ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing would not be reasonably likely to result in a Material Adverse Effect.

7.08   Good Repair.  Holdings will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used or useful in its business are kept in good repair, working order and condition, normal wear and tear excepted, and, subject to Section 8.05, that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses, except, in the case of Foreign Subsidiaries, where all failures to do the foregoing would not reasonably be likely to result in a Material Adverse Effect.

7.09   End of Fiscal Years; Fiscal Quarters.  Holdings will, for financial reporting purposes, cause (i) each of its, and each of its Subsidiaries’, fiscal years and fourth fiscal quarters to end on March 31 of each year and (ii) each of its, and each of its Subsidiaries’, first three fiscal quarters to end on the last day of June, September and December of each year, provided that Holdings may change its and its Subsidiaries’ fiscal year end to December 31 (and change its and its Subsidiaries fiscal quarters to end on dates consistent with a December 31 fiscal year end) so long as (i) the Borrower shall have given the Administrative Agent at least 10 Business Days’ prior written notice thereof and (ii) on or prior to such change in fiscal year and fiscal quarters, the Borrower and the Required Lenders shall have entered into certain technical amendments and modifications to this Agreement to preserve the intent of the parties with respect to the covenants and agreements set forth in Sections 8.05, the Financial Covenants and any other provisions of this Agreement deemed appropriate by the Joint Lead Arrangers and the Borrower.

7.10   New Subsidiaries; Additional Security; Further Assurances.  (a)  Holdings and its Subsidiaries will cause (A) (i) each of Intermediate Holdco and each Wholly-Owned Domestic Subsidiary that is established, created or acquired after the Restatement Effective Date (x) to become a party to the Subsidiaries Guaranty, the Pledge Agreement and the Security Agreement by executing counterparts of such Credit Documents or by executing a counterpart of a Joinder Agreement substantially in the form of Exhibit K (each a “Joinder Agreement”) and taking the actions specified therein and (y) to execute and deliver counterparts of one or more Mortgages to the extent required under Section 7.10(b), in each case on the same basis (and to the same extent) as Intermediate Holdco or such Subsidiary would have executed such Credit Documents if it were a Credit Party on the Restatement Effective Date and (ii) 100% of the Equity Interests of Intermediate Holdco and each such new Wholly-Owned Domestic Subsidiary to be pledged pursuant to the Pledge Agreement and the certificates representing such Equity Interests, if any, together with endorsements for the transfer thereof duly executed in blank, to be delivered to the Collateral Agent; provided that to the extent such new Wholly-Owned Domestic Subsidiary is created solely for the purposes of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Wholly-Owned Domestic Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such Wholly-Owned Domestic Subsidiary shall not be required to take the actions set forth in sub-clauses (i) and (ii) of this clause (A) until the respective Permitted Acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply (within the 10 Business Day period referred to below)), (B) 100% of the Equity Interests of each Non-Wholly Owned Domestic Subsidiaries which are owned by a Credit Party that is established, created or acquired after the Restatement Effective Date to be pledged pursuant to the Pledge Agreement and the certificates representing such Equity Interests, if any, together with endorsements for the transfer thereof duly executed in blank to be delivered to the Collateral Agent and (C) the Equity Interests of any Foreign Subsidiary which is owned by a Credit Party to be pledged to the Collateral Agent pursuant to, and to the extent required by, the Pledge Agreement (except that the Equity Interests of any Foreign Subsidiary created solely for the purposes of consummating a merger transaction pursuant to a Permitted Acquisition, so long as such Foreign Subsidiary at no time holds any assets or liabilities other than merger consideration contributed to it contemporaneously with the closing of such merger transaction, need not be so pledged until the date of the consummation of the respective Permitted Acquisition, at which time the Equity Interests of the surviving entity thereof shall be required to be so pledged (within the 10 Business Day period referred to below)).  For the avoidance of doubt nothing in this Section 7.10(a) shall be construed to permit the acquisition of any Subsidiary after the Restatement Effective Date unless such acquisition is permitted pursuant to the terms of Section 7.12, 8.02, 8.06(q) and/or 8.06(r).

(b)                                 Holdings will cause the Borrower and the Guarantors to grant to the Collateral Agent security interests and mortgages in owned Real Property with a fair market value of $5,000,000 or more acquired after the Restatement Effective Date (including as a result of the acquisition of any Subsidiary that becomes a Subsidiary Guarantor as provided in Section 7.10(a)) as may be reasonably requested from time to time by the Administrative Agent and/or the Required Lenders (collectively, the “Additional Mortgages”).  All such security interests and mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable Liens superior to and prior to the rights of all third Persons (except to the extent subject to any Permitted Encumbrances) and subject to no other Liens except Permitted Liens.  The Additional Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full.  Furthermore, Holdings shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance, surveys, flood certificates and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 7.10(a) has been complied with.

(c)                                  Holdings will, and will cause the Borrower and the Subsidiary Guarantors to, at the expense of the Borrower make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such financing statements, transfer endorsements and powers of attorney, and take such further steps relating to the Collateral covered by any of the Security Documents as may be necessary to create, maintain or perfect the Liens granted to the Collateral Agent or as the Collateral Agent may reasonably require, in each case as contemplated by the Security Documents.

(d)                                 Additionally, upon the reasonable request (in each case, taking into account the relative costs (to the Borrower) and benefits (to the Secured Creditors)) of the Collateral Agent or the Required Lenders, Holdings shall take, or cause to be taken, such action as may be reasonably requested (including, without limitation (i) subject to the above-mentioned cost-benefit analysis, the execution and delivery of pledge or security agreements governed by applicable local law and (ii) the filing of financing statements) in order to perfect (or maintain the perfection of) the security interests (or take any analogous actions under the applicable provisions of local law in order to protect such security interests) in (x) any Equity Interests in any Foreign Subsidiary or other foreign Person, in either case that is organized under the laws of Germany or The Netherlands, pledged pursuant to the Pledge Agreement owned by Holdings or a Domestic Subsidiary, in each case to the extent such actions are permitted to be taken under the laws of the applicable jurisdictions and (y) any Collateral the fair market value of which equals or exceeds $2,000,000 that is located outside the U.S. and is owned by a Qualified Credit Party, to the extent that such actions are permitted to be taken under the laws of the applicable jurisdictions.  Furthermore, Holdings will, and will cause the other Credit Parties that are Subsidiaries of Holdings to, deliver to the Collateral Agent such opinions of counsel and other related documents as may be reasonably requested by the Administrative Agent to assure itself with the Credit Parties’ compliance with this Section 7.10(c).

(e)                                  Each Credit Party agrees that each action required above by Sections 7.10(a), (b) and (c) shall be completed as soon as possible, but in no event later than (1) in the case of Section 7.10(a), 10 Business Days after the date of the establishment, creation or acquisition of the respective Subsidiary, except that all requirements set forth above in Section 7.10(a) with respect to Intermediate Holdco shall be required to be satisfied on such sooner date, if any, as any Equity Interests of the Borrower are transferred to it and (2) in the case of Section 7.10(b), 60 days (or such longer period as the Collateral Agent may agree) after such action is requested to be taken by the Administrative Agent, the Collateral Agent or the

Required Lenders, as the case may be, provided that in no event shall the Borrower be required to take any action, other than using its reasonable commercial efforts without any material expenditure, to obtain consents from third parties with respect to its compliance with Sections 7.10(b), (c) and (d).

7.11   Compliance with Environmental Laws.  (a)  (i) Holdings will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws and (ii) neither Holdings nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except to the extent that the failure to comply with the requirements specified in clause (i) or (ii) above, either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.  If legally required to do so under any applicable directive or order of any governmental agency, Holdings agrees to undertake, and cause each of its Subsidiaries to undertake, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by Holdings or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders and directives of all governmental authorities, except to the extent that Holdings or such Subsidiary is contesting such order or directive in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP; provided that it will not constitute a breach of this Section 7.11 if a Person other than Holdings and its Subsidiaries takes such action on behalf of Holdings and its Subsidiaries.

(b)                                 At the request of the Administrative Agent or the Required Lenders at any time and from time to time during the continuance of an Event of Default, upon the reasonable belief by the Administrative Agent that Holdings or any of its Subsidiaries has breached in any material respect any representation or covenant herein with respect to any environmental matters affecting any Mortgaged Property and such breach is continuing and/or a notice has been provided under Section 7.01(g), Holdings and the Borrower will provide, at their sole cost and expense (or will cause its relevant Subsidiary to provide at its sole cost and expense), an environmental site assessment report reasonable in scope concerning any Mortgaged Property that is the subject of the breach or notice of Holdings or its Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or Release or absence of Hazardous Materials on or from any such Mortgaged Property and the potential cost of any removal or remedial action in connection with any Hazardous Materials on such Mortgaged Property.  If Holdings or the Borrower fails to provide the same after thirty days’ notice and the Event of Default is continuing, the Administrative Agent may order the same, and Holdings and the Borrower shall grant and hereby grant to the Administrative Agent and the Lenders and their agents access to such Mortgaged Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment all at Holdings’ and the Borrower’s (joint and several) reasonable expense, which assessments, if obtained, will be provided to Holdings.

7.12   Permitted Acquisitions.  (a)  Subject to the provisions of this Section 7.12 and the requirements contained in the definition of Permitted Acquisition, the Borrower and its Subsidiaries may effect Permitted Acquisitions in accordance with the definition thereof, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition):  (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Borrower shall have given to the Administrative Agent and the Lenders (x) at least 5 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition and (y) a copy of any “Phase One” or “Phase Two” environmental assessment that the Borrower, in its discretion, obtained in connection with the proposed Permitted Acquisition; (iii) in the case of a Significant Acquisition, calculations are made by Holdings with respect to the Financial Covenants for the Test Period most recently ended on a Post-Test Period Pro Forma Basis as if the respective Significant Acquisition (as well as all other Significant Acquisitions and Significant Asset Sales theretofore consummated after the first day of such Test Period) had occurred on the first day of’ such Test Period, and such calculations shall show that such Financial Covenants would have been complied with if the respective Permitted Acquisition had occurred on the first day of such Test Period; (iv) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (v) the Aggregate Consideration for all Permitted Acquisitions consummated after the Restatement Effective Date shall not exceed $75,000,000; (vi) in addition to the requirements of preceding clause (v), in the case of Permitted Acquisitions made after the Restatement Effective Date by any Foreign Subsidiary or where the respective Acquired Entity or Business is outside, or is organized outside, the United States (or any portion thereof is so organized or located outside the United States) no such Permitted Acquisition described in this clause (vi) may be effected if after giving effect thereto, the Permitted Foreign Investment Amount would be less than $0; (vii) in addition to the requirements of clause (v) above, in the case of Permitted Acquisitions made after the Restatement Effective Date where the respective Acquired Entity or Business (or any Person directly or indirectly owned by it) will be a Non-Wholly Owned Domestic Subsidiary or Joint Venture, no such Permitted Acquisition described in this clause (vii) may be effected if, after giving effect thereto, the Permitted JV Investment Amount would be less than $0; (viii) in addition to the requirements of clause (v) above, in the case of Permitted Acquisitions made after the Restatement Effective Date where the respective Acquired Business or Entity holds Equity Interests in an entity representing less than 20% of the total outstanding Equity Interests of such entity, the fair market value of all such Equity Interests shall, unless the acquisition of such Equity Interests can be justified under Section 8.06(d), be deemed to be a utilization of the basket amount set forth in Section 8.06(r) and shall only be permitted if same does not exceed the amount then available under such basket; and (ix) the Borrower shall have delivered to the Administrative Agent a certificate executed by the chief financial officer or controller of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (viii), inclusive, and containing the calculations (in reasonable detail) required to establish compliance with preceding clauses (iii) (if applicable), (v), (vi), (vii) and (viii).

(b)                                 At the time of each Permitted Acquisition involving the creation or acquisition of a Domestic Subsidiary or a Foreign Subsidiary that is a direct Subsidiary of a Domestic Subsidiary, or the acquisition of any Equity Interests of any Person by a Domestic Subsidiary, the Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the Pledge Agreement.

(c)                                  The Borrower will cause each Subsidiary which is formed to effect, or is acquired pursuant to, and will survive the consummation of, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Section 7.10, to the reasonable satisfaction of the Administrative Agent.

(d)                                 The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by each of Holdings and the Borrower that the certifications pursuant to this Section 7.12 are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 6 and 9.

7.13   New Mortgages.  The Borrower will, and will cause each of its Subsidiaries to deliver the following within 30 days after the Restatement Effective Date (or, in the case of clause (iii) below, such longer period as the Collateral Agent may agree):

(i)                                     fully executed counterparts of the New Mortgages, in each case in form and substance reasonably satisfactory to the Administrative Agent, which New Mortgages shall cover the Real Property owned by the Borrower and designated as “New Mortgaged Property” on Schedule 6.17, together with evidence that counterparts of such New Mortgages have been delivered to the title insurance company insuring the Lien of each such New Mortgage for recording in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent desirable, to effectively create a valid and enforceable first priority mortgage lien, subject only to Liens permitted under Sections 8.03(a), (b), (g), (h), (j) and (l), on the Mortgaged Property described therein in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors;

(ii)                                  a Mortgage Policy relating to each New Mortgage on each New Mortgaged Property referred to above issued by a title insurer reasonably satisfactory to the Collateral Agent and in amounts reasonably satisfactory to the Collateral Agent and assuring the Collateral Agent that the respective New Mortgage on each such New Mortgaged Property is a valid and enforceable first priority mortgage lien on the respective such New Mortgaged Property, free and clear of all defects and encumbrances except Liens permitted under Sections 8.03(a), (b), (g), (h), (j) and (l), and each such

New Mortgage Policy shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent and shall include, if available in any particular State and as appropriate, an endorsement for future advances under this Agreement and the Notes and for any other matter that the Collateral Agent in its discretion may reasonably request, shall not include a survey exception (unless the requirements set forth in clause (iii) below relating to the respective New Mortgaged Property are not satisfied at such time, in which case any such survey exceptions shall be removed from the Mortgage Policy relating to such New Mortgaged Property at such time when such requirements have been met) or an exception for mechanics’ liens, and shall provide for affirmative insurance and such reinsurance as the Collateral Agent in its discretion may reasonably request;

(iii)                               (A)                              a copy of the existing survey of each New Mortgaged Property, together with a “no-change” affidavit, if such are acceptable to the title insurer referred to in preceding clause (ii) and sufficient for such title insurer to remove all standard survey exceptions from the Mortgage Policy relating to such New Mortgaged Property and issue the endorsements required pursuant to the provisions of preceding clause (ii) or (B) a survey of each New Mortgaged Property (and all improvements thereon) (a) prepared by a surveyor or engineer licensed to perform surveys in the state, commonwealth or applicable jurisdiction where such New Mortgaged Property is located, (b) dated not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such New Mortgaged Property, in which event such survey shall be dated after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than twenty days prior to such date of delivery, (c) certified by the surveyor (in a manner reasonably acceptable to the Collateral Agent) to the Collateral Agent in its capacity as such and such title insurer, (d) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date or preparation of such survey, and (e) sufficient for title insurer to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements required pursuant to the provisions of preceding clause (ii); and

(iv)                              flood certificates covering each New Mortgaged Property certifying whether or not each such Mortgaged Property lies in an area of flood hazard (with reference to the applicable FEMA (Federal Emergency Management Agency) map) in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 8.    Negative Covenants.  Holdings and the Borrower hereby covenant and agree that for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations (other than any indemnities hereunder and under the other Credit Documents which are not then owing) incurred hereunder, are paid in full:

8.01   Changes in Business.  (a)  Holdings will not permit at any time the business activities taken as a whole conducted by the Borrower and its Subsidiaries to be materially different from the business activities taken as a whole (including incidental activities) conducted by the Borrower and its Subsidiaries on the Restatement Effective Date (after giving effect to the Transaction) and businesses reasonably related thereto and reasonable extensions thereof.

(b)                                 Holdings will not engage in any business other than its ownership of the capital stock of, and the management of, the Borrower (or, after same is established, Intermediate Holdco), provided that (i) Holdings may engage in those activities that are incidental to (x) the maintenance of its corporate existence in compliance with applicable law, (y) legal, tax and accounting matters in connection with any of the foregoing activities and (z) the entering into, and performing its obligations under, this Agreement, the other Documents, and the Management Agreement to which it is a party and (ii) Holdings may issue Equity Interests to the extent permitted under Section 8.13.

(c)                                  From and after the time of its establishment (if any), Intermediate Holdco will not engage in any business other than its ownership of the capital stock of, and the management of, the Borrower and other activities described in the proviso contained in preceding clause (b).

8.02   Consolidation, Merger, Sale or Purchase of Assets, etc.  Holdings will not, and will not permit any Subsidiary to, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than inventory or worn-out or obsolete equipment no longer needed in the conduct of the business, in each case in the ordinary course of business) or purchase, lease or otherwise acquire all or any part of the property or assets of any Person (other than purchases or other acquisitions of inventory, leases, materials, supplies and equipment, in each case in the ordinary course of business) or agree to do any of the foregoing at any future time without a contingency in any such agreement relating to either (x) obtaining any required approval hereunder or (y) the repayment in cash in full of all the Obligations and the termination of all Commitments prior to or contemporaneously with the consummation of the respective transaction, except that the following shall be permitted:

(a)                                  (i) any Subsidiary of the Borrower may be merged or consolidated with or into, or be liquidated into, a Qualified Credit Party (so long as a Qualified Credit Party (which must be the Borrower in the case of any such transaction with the Borrower) is the surviving corporation), and (ii) the Borrower or any Subsidiary thereof may, in the ordinary course of business consistent with past practices, convey, sell, lease or otherwise transfer all or any part of its business, properties and assets to a Qualified Credit Party;

(b)                                 Consolidated Capital Expenditures may be made by the Borrower and its Subsidiaries to the extent within the limitations set forth in Section 8.05 hereof, and Reinvestment Assets may be acquired as specifically permitted by Section 4.02(A)(c) hereof;

(c)                                  the investments, acquisitions and transfers or dispositions of properties permitted pursuant to Section 8.06 and Dividends permitted pursuant to Section 8.08;

(d)                                 each of the Borrower and any Subsidiary may lease (as lessee) real or personal property (but not pursuant to sale-leaseback transactions) in the ordinary course of business (so long as such lease does not create a Capitalized Lease Obligation not otherwise permitted by Section 8.04(c) and (j));

(e)                                  licenses or sublicenses by the Borrower and its Subsidiaries of intellectual property in the ordinary course of business, provided, that such licenses or sublicenses shall not interfere with the business of the Borrower or any Subsidiary except, in the case of any such license or sublicense by a Foreign Subsidiary, as is not reasonably likely to have Material Adverse Effect;

(f)                                    sales (but not pursuant to sale-leaseback transactions) of assets by the Borrower and its Subsidiaries to Persons other than Holdings or a Subsidiary thereof so long as (A) the assets sold comprise all or a portion of the Industrial Chain Business (or Equity Interests in Persons whose only assets at the time of such sale comprise all or a portion of the Industrial Chain Business) and/or (B) to the extent any assets sold do not qualify pursuant to the preceding clause (A), the aggregate Net Cash Proceeds received from all sales permitted by this sub-clause (B) do not exceed $30,000,000 in the aggregate, provided that (1) to the extent the Net Cash Proceeds received in connection with any sale pursuant to this Section 8.02(f) exceed $1,000,000, such sale shall result in the Borrower or the respective Subsidiary receiving consideration in an amount at least equal to the fair market value of the assets sold, which consideration shall consist of at least 75% cash and/or Cash Equivalents (with the assumption of Indebtedness and the sale for cash within 30 days of receipt of securities received calculated as cash), (2) the Net Cash Proceeds of each sale pursuant to this Section 8.02(f) are applied to repay the Loans to the extent required by Section 4.02(A)(c) and (3) in the case of a sale or disposition of the Equity Interests of any Subsidiary of the Borrower (or a Person which was a Subsidiary of the Borrower prior to such sale or disposition) which represent less than 100% of the Equity Interests in such Subsidiary owned by Holdings and its Subsidiaries (unless the sale or disposition represents a subsequent sale of Equity Interests in a Subsidiary which previously had Equity Interests sold after the Restatement Effective Date pursuant to this Section 8.02(f)), then the amount by which the fair market value (as determined in good faith by the Borrower) of all the Equity Interests in such Subsidiary owned by the Borrower and its Subsidiaries immediately before such sale or disposition exceeds the Net Cash Proceeds received by the Borrower and its Subsidiaries from such disposition, shall be deemed to constitute an investment which shall only be permitted if same does not exceed the Permitted JV Investment Amount at the time of such sale or disposition; and, provided further, that the sale or disposition of Equity Interests of the Borrower shall be prohibited, except that 100% of the Equity Interests of the Borrower may be transferred to Intermediate Holdco contemporaneously with or after the establishment of same in accordance with the definition thereof;

(g)                                 the Acquisition;

(h)                                 leases and subleases permitted under Section 8.03(g) and other Liens permitted pursuant to Section 8.03 (other than clause (t) thereof);

(i)                                     the Borrower and any of its Domestic Subsidiaries may convey, sell, lease or otherwise transfer assets (other than Equity Interests in any Domestic Subsidiary) to any Foreign Subsidiary, provided that the fair market value (as determined by the Borrower in good faith) of the assets so conveyed, sold or transferred (net of the amount of any cash consideration received therefor) does not exceed the Permitted Foreign Investment Amount at the time of the respective conveyance, sale or transfer;

(j)                                     Holdings and its Subsidiaries may liquidate Cash Equivalents in the ordinary course of business;

(k)                                  Holdings and its Subsidiaries may pre-pay rent under leases and may purchase pre-paid insurance in the ordinary course of business;

(l)                                     the Borrower and any of its Subsidiaries may convey, sell, lease or otherwise transfer assets to any Joint Venture, provided that the fair market value (as determined by the Borrower in good faith) of the assets so conveyed, sold, leased or otherwise transferred (net of the amount of any cash consideration received therefor) does not exceed the Permitted JV Investment Amount at the time of the respective such conveyance, sale or transfer;

(m)                               Foreign Subsidiaries may sell assets pursuant to Sale/Leaseback Transactions so long as at no time shall the aggregate amount of the Attributable Debt arising from such Sale/Leaseback Transactions, when added (without duplication) to the Permitted Factoring Transaction Outstandings and the aggregate principal amount of Indebtedness outstanding pursuant to Section 8.04(i) at such time, exceed the Permitted Foreign Subsidiary Debt Amount as then in effect;

(n)                                 (i) Foreign Subsidiaries may convey, sell, lease or otherwise transfer assets to other Foreign Subsidiaries and (ii) Non-Wholly Owned Domestic Subsidiaries may convey, sell, lease or otherwise transfer assets to other Non-Wholly Owned Domestic Subsidiaries;

(o)                                 Foreign Subsidiaries may sell receivables and related assets pursuant to factoring arrangements so long as at no time shall the aggregate amount of Permitted Factoring Transaction Outstandings arising from such factoring arrangements, when added (without duplication) to the Attributable Debt arising from Sale/Leaseback Transactions at such time and the aggregate principal amount of Indebtedness outstanding pursuant to Section 8.04(i) at such time, exceed the Permitted Foreign Subsidiary Debt Amount as then in effect; and

(p)                                 the Borrower and its Subsidiaries may sell (without recourse) receivables (and related assets) arising from goods and services provided to Honeywell International Inc. pursuant to factoring arrangements entered into in the ordinary course of business consistent with past practices so long as at no time shall the aggregate amount of Permitted Honeywell Receivables Transaction Outstandings arising from such factoring arrangements exceed $1,500,000.

8.03   Liens.  Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of Holdings or any such Subsidiary whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to Holdings or any of its Subsidiaries) or assign any right to receive income, except:

(a)                                  Liens for taxes not yet delinquent or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established;

(b)                                 Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlord’s Liens, and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

(c)                                  Liens created by or pursuant to this Agreement or the other Credit Documents;

(d)                                 Liens created pursuant to Capital Leases permitted by Section 8.04(c);

(e)                                  Liens arising from judgments, decrees or attachments and Liens securing appeal bonds arising from judgments, in each case in circumstances not constituting an Event of Default under Section 9.09 so long as the aggregate fair market value of all assets subject to such Liens does not exceed $15,000,000;

(f)                                    Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (x) in connection with workers’ compensation, unemployment insurance and other types of social security or (y) to secure the performance of tenders, statutory obligations, surety bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money); provided that (i) any consensual Liens as described above shall not apply or attach to any of the Collateral (other than cash, Cash Equivalents and Foreign Cash Equivalents) and (ii) consensual Liens as described in clause (y) above shall not be secured at any time by cash, Cash Equivalents, Foreign Cash Equivalents and/or other property of Holdings and its Subsidiaries with an aggregate fair market value in excess of $15,000,000;

(g)                                 licenses, leases or subleases to others in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(h)                                 Permitted Encumbrances, easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(i)                                     Liens arising from UCC financing statements regarding leases permitted by this Agreement;

(j)                                     (x) receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds therefrom and (y) purchase money Liens securing current account payables arising from the purchase by the Borrower or any Subsidiary of any equipment or goods in the ordinary course of business, provided that such Liens shall not extend to any other property of Holdings or any of its Subsidiaries;

(k)                                  any interest or title of a lessor under any lease permitted by this Agreement;

(l)                                     Liens in existence on, and which are to continue in effect after, the Restatement Effective Date which are listed, and the property subject thereto described in, Schedule 8.03(l), in each case subject to the limitations with respect to any such Lien set forth in such Schedule 8.03(l) and without giving effect to any extension or renewal thereof;

(m)                               Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 180 days after the respective purchase) of assets acquired by the Borrower or any Subsidiary after the Restatement Effective Date, provided that (x) any such Liens attach only to the assets so acquired and proceeds thereof, (y) the Indebtedness secured by any such Lien does not exceed 100% of the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (z) all Indebtedness secured by Liens created pursuant to this clause (m) shall not exceed the amount permitted to be outstanding pursuant to Section 8.04(d);

(n)                                 Liens on property or assets (and proceeds therefrom) acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower (and proceeds therefrom) in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 8.04(j), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any asset of Holdings or any other asset of the Borrower or any of its Subsidiaries;

(o)                                 cash deposits required to be made in connection with any proposed Permitted Acquisition to the extent that the aggregate amount of cash on deposit at any given time, and the aggregate amount of all such deposits not returned to the Borrower (other than such deposits which have been applied by the holder thereof towards the Aggregate Consideration at the time of the consummation of such Permitted Acquisition), shall not exceed $2,000,000;

(p)                                 Liens that are contractual rights of set-off (i) relating to the establishment of depository relationships with banks not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders or other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(q)                                 Liens on unearned premiums and dividends under insurance policies in connection with the financing of insurance premiums in the ordinary course of business;

(r)                                    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s)                                  Liens on property or assets of Foreign Subsidiaries securing Indebtedness permitted under Section 8.04(i);

(t)                                    Liens on receivables (and proceeds thereof) sold in accordance with Section 8.02(p); and

(u)                                 Liens not otherwise permitted pursuant to preceding clauses (a) through (t); provided that the fair market value (as determined in good faith by the Borrower) of all assets subject to such Liens does not at any time exceed $1,000,000.

8.04   Indebtedness.  Holdings will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(b)                                 Indebtedness of (i) any Qualified Credit Party owing to another Qualified Credit Party, (ii) the Borrower or any of its Domestic Subsidiaries owing to Foreign Subsidiaries arising from loans and advances made in accordance with Section 8.06(j), (iii) Foreign Subsidiaries owing to the Borrower or any of its Domestic Subsidiaries arising from loans and advances made in accordance with Section 8.06(k), (iv) any Foreign Subsidiary owing to another Foreign Subsidiary and (v) Non-Wholly Owned Domestic Subsidiaries owing to other Non-Wholly Owned Domestic Subsidiaries;

(c)                                  Capitalized Lease Obligations of the Borrower and its Subsidiaries arising after the Restatement Effective Date, provided that the aggregate amount of such Capitalized Lease Obligations outstanding pursuant to this clause (c), when added to the aggregate principal amount of Indebtedness then outstanding pursuant to following clause (d), shall at no time exceed $35,000,000;

(d)                                 Indebtedness incurred pursuant to purchase money mortgages or security interests permitted by Section 8.03(m), provided that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (d), when added to the aggregate amount of Capitalized Lease Obligations then outstanding pursuant to preceding clause (c), shall at no time exceed $35,000,000;

(e)                                  unsecured Indebtedness of the Borrower, as issuer, and Holdings and any Subsidiary Guarantor (for so long as such Person remains a Guarantor), in each case as a senior subordinated guarantor, incurred under the Senior Subordinated Notes and the other Senior Subordinated Note Documents in an aggregate principal amount not to exceed $225,000,000 less the amount of any repayments of principal thereof after the Original Effective Date and any Refinancing Indebtedness in respect thereof;

(f)                                    Existing Indebtedness and any Refinancing Indebtedness in respect thereof;

(g)                                 Indebtedness of the Borrower or any of its Subsidiaries under Other Hedging Agreements providing protection to the Borrower and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower’s or any of its Subsidiaries’ operations so long as the entering into of such Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(h)                                 Indebtedness of the Borrower or any of its Subsidiaries under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted to be incurred by such Person under this Section 8.04 so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;

(i)                                     Indebtedness of Foreign Subsidiaries in respect of local lines of credit, letters of credit, bank guarantees, factoring arrangements, Sale/Leaseback Transactions and similar extensions of credit, provided that (i) such Indebtedness shall not be guaranteed by any Credit Party or otherwise supported by any Credit Party (or any Credit Party’s assets) in any manner (except to the extent such guarantee or support is independently permitted under Section 8.04(k)) and (ii) at no time shall the aggregate outstanding principal amount of such Indebtedness (calculated without duplication of any guarantees of such Indebtedness by a Foreign Subsidiary) plus (without duplication) all Attributable Debt at such time plus all Permitted Factoring Transaction Outstandings at such time exceed the Permitted Foreign Subsidiary Debt Amount as then in effect;

(j)                                     Indebtedness of a Subsidiary of the Borrower (x) acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (ii) the aggregate principal amount of all Indebtedness permitted by this clause (j) shall not exceed $5,000,000 at any time outstanding, and (y) consisting of Refinancing Indebtedness incurred to refinance Indebtedness theretofore outstanding pursuant to this clause (j);

(k)                                  Contingent Obligations (including under letters of credit (including, without limitation, those described in clause (v) of Section 2.01(b)) and other guarantees) of the Borrower and its Domestic Subsidiaries with respect to Indebtedness and other obligations of Foreign Subsidiaries, provided that at no time shall the aggregate outstanding amount of such Contingent Obligations (calculated taking the maximum liability thereunder) exceed the Permitted Foreign Investment Amount as then in effect;

(l)                                     Contingent Obligations (including under letters of credit and other guarantees) of the Borrower and its Domestic Subsidiaries with respect to Indebtedness and other obligations of Joint Ventures, provided that at no time shall the aggregate outstanding amount of such Contingent Obligations (calculated taking the maximum liability thereunder) exceed the Permitted JV Investment Amount as then in effect;

(m)                               earn-out, indemnities, deferred purchase price amounts and purchase price adjustments pursuant to the Acquisition Agreement or pursuant to any agreement for any Permitted Acquisition;

(n)                                 Indebtedness of the Borrower or any of its Subsidiaries arising in the ordinary course of business from the honoring by a bank or other financial institution of a check, draft or similar instrument made by a third party to the Borrower or such Subsidiary and drawn against insufficient funds;

(o)                                 Contingent Obligations arising from guarantees made by (i) Qualified Credit Parties in the ordinary course of business of obligations (other than Indebtedness, except for Indebtedness permitted pursuant to Sections 8.04(c) and (d)) of other Qualified Credit Parties otherwise permitted hereunder and (ii) Non-Wholly Owned Domestic Subsidiaries in the ordinary course of business of obligations (other than Indebtedness) of other Non-Wholly Owned Domestic Subsidiaries otherwise permitted hereunder;

(p)                                 Contingent Obligations arising from guarantees made by Foreign Subsidiaries in the ordinary course of business of obligations of other Foreign Subsidiaries otherwise permitted hereunder;

(q)                                 intercompany loans permitted under Section 8.06(p);

(r)                                    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(s)                                  Indebtedness in respect of the performance of tenders, statutory obligations, surety bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money); and

(t)                                    additional unsecured Indebtedness of the Borrower and its Subsidiaries not to exceed an aggregate outstanding principal amount of $10,000,000 at any time.

8.05   Consolidated Capital Expenditures.  (a)  Holdings will not, and will not permit any of its Subsidiaries to, make Consolidated Capital Expenditures, except that, the Borrower and its Subsidiaries may make Consolidated Capital Expenditures so long as the aggregate amount of all such Consolidated Capital Expenditures made during any fiscal year of Holdings does not exceed $50,000,000.

(b)                                 In addition to the foregoing, in the event that the amount of Consolidated Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to clause (a) above in any fiscal year of Holdings (before giving effect to any increase in such permitted Consolidated Capital Expenditure amount pursuant to this clause (b)) is greater than the amount of Consolidated Capital Expenditures actually made by the Borrower and its Subsidiaries during such fiscal year (the “Unused Permitted Capital Expenditures Amount”), the Borrower and its Subsidiaries may carry forward such Unused Permitted Consolidated Capital Expenditure Amount and make Consolidated Capital Expenditures in an amount equal to 50% of the Unused Permitted Consolidated Capital Expenditure Amount, provided that no amounts once carried forward pursuant to this Section 8.05(b) may be carried forward to any fiscal year of Holdings thereafter.

8.06   Advances, Investments and Loans.  Holdings will not, and will not permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to any Person, or enter into any Other Hedging Agreement or Interest Rate Protection Agreement; except:

(a)                                  (i) Holdings may invest in cash and Cash Equivalents, (ii) the Borrower or any Domestic Subsidiary may invest in (x) cash and Cash Equivalents and (y) Foreign Cash Equivalents in an aggregate amount (for the Borrower and all Domestic Subsidiaries) not to exceed (taking the Dollar Equivalent thereof) $5,000,000 at any time outstanding and (iii) any Foreign Subsidiary of the Borrower may invest in cash, Cash Equivalents and Foreign Cash Equivalents;

(b)                                 the Borrower and any Subsidiary may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms and/or reasonable extensions thereof;

(c)                                  (i) loans and advances to officers, directors and employees in the ordinary course of business in an aggregate principal amount not to exceed $2,000,000 at any time outstanding shall be permitted, provided that no such loans or advances may be made to any director (which is not an officer or employee) for relocation purposes and (ii) loans and advances to officers, directors and employees for the purpose of financing any such Person’s purchase of capital stock of Holdings, provided that 100% of the proceeds from each such loan or advance are used to purchase such capital stock and Holdings thereafter immediately contributes 100% of the proceeds received as consideration for such purchase to the common equity capital of the Borrower;

(d)                                 the Borrower and each Subsidiary may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e)                                  advances, loans and investments in existence on the Restatement Effective Date and listed on Schedule 8.06(e), provided that any additions thereto or replacements thereof shall be required to be independently justified under a separate clause of this Section 8.06;

(f)                                    (i) the Borrower and each Subsidiary may make capital contributions to any of their Subsidiaries that is a Qualified Credit Party, (ii) Foreign Subsidiaries may make loans and advances and capital contributions to, and other investments in, other Foreign Subsidiaries and (iii) Non-Wholly Owned Domestic Subsidiaries may make loans and advances and capital contributions to, and other investments in, other Non-Wholly Owned Domestic Subsidiaries;

(g)                                 Subsidiaries may be established or created to the extent such Subsidiaries in each case comply with the provisions of Section 7.10;

(h)                                 the Borrower and its Subsidiaries may enter into Interest Rate Protection Agreements to the extent permitted by Section 8.04(h) and the Borrower and its Subsidiaries may enter into Other Hedging Agreements to the extent permitted by Section 8.04(g);

(i)                                     (x) Permitted Acquisitions shall be permitted in accordance with Section 7.12 and the definition thereof and (y) Investments of any Acquired Business or Entity acquired pursuant to a Permitted Acquisition shall be permitted so long as such Investments were not made in contemplation of such Permitted Acquisition;

(j)                                     Foreign Subsidiaries may make loans and advances to the Borrower and its Domestic Subsidiaries, provided that any and all such loans and advances made pursuant to this clause (j) are subordinated to the Obligations pursuant to a Subordination Agreement substantially in the form of Exhibit L;

(k)                                  so long as no Default or Event of Default, in either case pursuant to Section 9.01 or 9.05 hereof, is then in existence or would exist immediately after giving effect thereto, the Borrower and its Domestic Subsidiaries may make capital contributions, loans or advances or other investments, to any Foreign Subsidiary so long as the aggregate amount of all such cash capital contributions, loans and advances and other investments made after the Restatement Effective Date (without giving effect to any write-offs or write-downs thereof) does not exceed the Permitted Foreign Investment Amount;

(l)                                     the Acquisition shall be permitted;

(m)                               Qualified Credit Parties may make intercompany loans and advances to one another in accordance with Section 8.04(b)(i), provided that each such loan and advance shall be subordinated to the Obligations pursuant to a Subordination Agreement substantially in the form of Exhibit L;

(n)                                 investments arising from the receipt by the Borrower or any of its Subsidiaries of non-cash consideration in connection with sales or dispositions of assets made under Section 8.02(f) shall be permitted;

(o)                                 the Borrower may make loans and advances to Holdings if, and to the extent that, Borrower would have otherwise been permitted to pay Dividends in a like amount to Holdings pursuant to Section 8.08(iii), (iv), (v) or (viii) hereof, provided that any such loan shall reduce the amount permitted to be paid as Dividends pursuant to Section 8.08(iii), (iv), (v) or (viii), as the case may be, in an amount equal to the principal amount of each such loan (without giving effect to the write-down or write-off thereof);

(p)                                 intercompany loans, in each case made in connection with the Original Acquisition and described in Schedule 8.06(p);

(q)                                 so long as no Default or Event of Default is in existence or would exist immediately after giving effect thereto, loans and investments in, and acquisition of interests in, Joint Ventures, provided that in no event shall the aggregate amount of any loan, investment or acquisition made pursuant to this clause (q) exceed the Permitted Joint Venture Amount at the time of the respective such loan, investment or acquisition; and

(r)                                    so long as no Default or Event of Default is in existence or would exist immediately after giving effect thereto, other advances, loans and investments so long as the aggregate amount thereof (determined as the amount originally advanced, loaned or otherwise invested (without giving effect to any write-downs or write-offs thereof), less any returns on the respective investment not to exceed the original amount invested) at no time outstanding exceeds, when added to all amounts deemed pursuant to Section 7.12(viii) to be a utilization of the basket amount set forth in this clause (r), $5,000,000.

8.07   Modifications; Prepayments; etc.  Holdings will not, and will not permit any of its Subsidiaries to:

(a)                                  make (or give any notice or offer in respect of) any voluntary or optional payment or prepayment or redemption or acquisition for value of, or prepayment or redemption of as a result of any change of control, asset sale or similar event (including in each case, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due), any Senior Subordinated Notes, provided that the Borrower may (1) make a tender offer in respect of outstanding Senior Subordinated Notes so long as the consummation thereof is expressly conditioned upon (x) obtaining the Required Lenders’ approval thereof, (y) the repayment in full in cash of all the Obligations and the termination of all Commitments prior to or contemporaneously with the consummation of such tender offer or (z) the Borrower having received proceeds of Refinancing Indebtedness in respect of the Senior Subordinated Notes in an amount sufficient to purchase the Senior Subordinated Notes tendered (together with accrued and unpaid interest and premium thereon) in connection with such tender offer or (2) redeem the Senior Subordinated Notes in their entirety with proceeds of Refinancing Indebtedness in respect thereof so long as no redemption notice in respect of any such redemption is given prior to such time as when the proceeds of such Refinancing Indebtedness (in an amount sufficient to redeem all outstanding Senior Subordinated Notes and pay all accrued and unpaid interest and premium thereon) are actually available to the Borrower;

(b)                                 (i) amend or modify (or permit the amendment or modification of) any subordination provision (or any definition related to any subordination provision) of the Senior Subordinated Note Documents or (ii) amend or modify (or permit the amendment or modification) of any other provision of any Senior Subordinated Note Documents in any manner adverse to the interests of the Lenders; or

(c)                                  amend, modify or change in any manner adverse to the interests of the Lenders the organizational documents (including by-laws) of any Credit Party.

8.08   Dividends, etc.  Holdings will not, and will not permit any of its Subsidiaries to, declare or pay any dividends (other than dividends payable solely in common stock of such Person) or return any capital to, its stockholders, members and/or other owners of Equity Interests as such or authorize or make any other distribution, payment or delivery of property or cash to its stockholders, members and/or other owners of Equity Interests as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any of its Equity Interests now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such Equity Interests), or set aside any funds for any of the foregoing purposes, or permit any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of Holdings or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its Equity Interests) (all of the foregoing “Dividends”), except that:

(i)                                     any Subsidiary of the Borrower may pay Dividends or return capital or make distributions and other similar payments with regard to its Equity Interests to the Borrower or to a Wholly-Owned Subsidiary of the Borrower which owns equity therein;

(ii)                                  any non-Wholly-Owned Subsidiary of the Borrower may declare and pay cash Dividends to its shareholders generally so long as the Borrower or its respective Subsidiary which owns the Equity Interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(iii)                               so long as no Default or Event of Default exists at the time of the respective Dividend, redemption or repurchase or would exist immediately after giving effect thereto, the Borrower may pay cash Dividends to Holdings (through Intermediate Holdco to the extent same has been created) to allow Holdings to redeem or repurchase (and Holdings may redeem or repurchase), contemporaneously with such Dividend, Equity Interests of Holdings from officers, employees and directors (or their estates) after the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option plan or any employee stock ownership plan that has been approved by the Board of Directors of Holdings, provided that the principal amount of Dividends made by the Borrower to Holdings pursuant to this clause (iii), and the aggregate amount paid by Holdings in respect of all such Equity Interests so redeemed or repurchased, in any calendar year shall not, in either case, exceed(x) $2,000,000 (the “Repurchase Basket Amount”) plus (y) the sum of (1) the amount of cash equity contributed to Holdings (which, in turn, is contributed to the Borrower) by new officers of Holdings or any of its Subsidiaries, (2) the amount of proceeds received by Qualified Credit Parties from key-man life insurance and (3) any unused portion of the Repurchase Basket Amount from preceding fiscal years;

(iv)                              the Borrower may pay cash Dividends to Holdings (through Intermediate Holdco to the extent same has been created) so long as the proceeds thereof are promptly used by Holdings to pay operating expenses in the ordinary course of business (including, without limitation, indemnities, professional fees and expenses) and other similar corporate overhead costs and expenses, provided that the aggregate amount of cash Dividends paid pursuant to this clause (iv) during any fiscal year of Holdings shall not exceed $1,000,000;

(v)                                 the Borrower may pay cash Dividends to Holdings (through Intermediate Holdco to the extent same has been created) in the amounts and at the times of any payment by Holdings in respect of taxes, provided that (x) the amount of cash Dividends paid pursuant to this clause (v) to enable Holdings to pay Federal and state income taxes at any time shall not exceed the amount of such Federal and state income taxes actually owing by Holdings at such time for the respective period and (y) any refunds received by Holdings shall promptly be returned by Holdings to the Borrower;

(vi)                              before the occurrence of a Qualified Public Offering, Holdings may pay Dividends with the net cash proceeds of substantially contemporaneous sales or issuances of its capital stock (other than issuances or sales of its capital stock pursuant to a public offering or Qualified Public Offering) to Persons other than its Subsidiaries;

(vii)                           any non-Wholly-Owned Subsidiary of the Borrower may repurchase or redeem its outstanding minority Equity Interests held by third Persons, provided that the aggregate amount of payments made in respect of all such repurchases and redemptions shall not exceed $1,000,000;

(viii)                        the Borrower may pay cash Dividends to Holdings (through Intermediate Holdco to the extent same has been created) in the amounts and at the times of any required payments by Holdings (which will actually be paid with such cash Dividends) pursuant to the Management Agreement (including, without limitation, for fees payable in connection with the Transaction), so long as such amounts are then permitted to be paid pursuant to Section 8.09(v) or (vi), as the case may be;

(ix)                                the Borrower may pay cash Dividends to Holdings on the Restatement Effective Date so Holdings can pay transaction fees described in Section 8.09(vii); and

(x)                                   Holdings may return to Carlyle and other Persons cash equity contributions initially made by Carlyle or such other Persons to Holdings to finance Permitted Acquisitions, Capital Expenditures or investments in Joint Ventures or Foreign Subsidiaries (in each case permitted hereunder), that have not been utilized for such purposes, provided that (i) such cash equity contributions are returned within 180 days following the respective cash equity contribution made by Carlyle or such other Person to Holdings and (ii) such cash equity contributions have not theretofore been contributed by Holdings to the Borrower or any Subsidiary thereof.

8.09   Transactions with Affiliates.  Holdings will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions after the Restatement Effective Date whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable to Holdings or such Subsidiary as would be obtainable by Holdings or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i)                                     Dividends may be paid to the extent provided in Section 8.08;

(ii)                                  loans may be made and other transactions may be entered into by Holdings and its Subsidiaries to the extent permitted by Sections 8.02, 8.04 and 8.06;

(iii)                               customary fees and indemnifications may be paid to directors of Holdings and its Subsidiaries;

(iv)                              Holdings and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of Holdings and its Subsidiaries in the ordinary course of business;

(v)                                 Holdings and/or the Borrower may pay management fees and transaction fees to Carlyle and the Carlyle Affiliates pursuant to the terms of the Management Agreement;

(vi)                              Holdings and/or the Borrower may reimburse Carlyle and the Carlyle Affiliates for their reasonable out-of-pocket expenses pursuant to the terms of the Management Agreement; and

(vii)                           Holdings and/or the Borrower may pay transaction fees on the Restatement Effective Date in connection with the Transaction so long as the aggregate amount of fees paid to all such Persons pursuant to this clause (vii) does not exceed $5,000,000.

Notwithstanding anything to the contrary contained above in this Section 8.09, in no event shall Holdings or any of its Subsidiaries pay any management, consulting or similar fee to Carlyle or any Carlyle Affiliate except as specifically provided in clauses (v), (vi) and/or (vii) of this Section 8.09.

8.10   Consolidated Interest Coverage Ratio.  Holdings will not permit the Consolidated Interest Coverage Ratio for any Test Period ending on the last day of any fiscal quarter set forth below to be less than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter Ending	Ratio

June 30, 2005	2.25:1.00

September 30, 2005	2.25:1.00

December 31, 2005	2.25:1.00

March 31, 2006	2.25:1.00

June 30, 2006	2.50:1.00

September 30, 2006	2.50:1.00

December 31, 2006	2.50:1.00

March 31, 2007	2.50:1.00

June 30, 2007	2.75:1.00

September 30, 2007	2.75:1.00

December 31, 2007	2.75:1.00

March 31, 2008	2.75:1.00

June 30, 2008	3.00:1.00

September 30, 2008	3.00:1.00

December 31, 2008	3.00:1.00

March 31, 2009	3.00:1.00

June 30, 2009	3.25:1.00

September 30, 2009	3.25:1.00

December 31, 2009	3.25:1.00

March 31, 2010	3.25:1.00

June 30, 2010	3.50:1.00

September 30, 2010	3.50:1.00

December 31, 2010	3.50:1.00

March 31, 2011	3.50:1.00

8.11   Consolidated Leverage Ratio.  Holdings will not permit the Consolidated Leverage Ratio on the last day of any Test Period ending on the last day of any fiscal quarter set forth below to be more than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter Ending	Ratio

June 30, 2005	5.50:1.00

September 30, 2005	5.50:1.00

December 31, 2005	5.50:1.00

March 31, 2006	5.50:1.00

June 30, 2006	5.50:1.00

September 30, 2006	5.50:1.00

December 31, 2006	5.25:1.00

March 31, 2007	5.00:1.00

June 30, 2007	5.00:1.00

September 30, 2007	4.75:1.00

December 31, 2007	4.75:1.00

March 31, 2008	4.25:1.00

June 30, 2008	4.25:1.00

September 30, 2008	4.25:1.00

December 31, 2008	3.75:1.00

March 31, 2009	3.75:1.00

June 30, 2009	3.50:1.00

September 30, 2009	3.50:1.00

December 31, 2009	3.50:1.00

March 31, 2010	3.50:1.00

June 30, 2010	3.25:1.00

September 30, 2010	3.25:1.00

December 31, 2010	3.25:1.00

March 31, 2011	3.25:1.00

8.12   Limitation On Issuance of Stock.  (a)  Holdings will not issue (i) any preferred Equity Interests other than Qualified Preferred Stock or (ii) any redeemable common Equity Interests other than common Equity Interests that are redeemable at the sole option of Holdings.

(b)                                 Holdings will not permit any of its Subsidiaries, directly or indirectly, to issue any Equity Interests (or warrants, rights or options to acquire Equity Interests), except (i) for replacements of then outstanding Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of the Borrower and its Subsidiaries taken as a whole in any class of the capital stock of such Subsidiary, (iii) for issuances to the Borrower or any of its Subsidiaries in connection with the creation of new Subsidiaries not in violation of this Agreement (so long as Holdings and its Subsidiaries comply with Section 7.10 in connection therewith), (iv) to qualify directors to the extent required by applicable law, (v) in the case of Foreign Subsidiaries, for nominal amounts of shares held by a third Person to the extent required by applicable law and other de minimis issuances of equity by Foreign Subsidiaries if deemed necessary or desirable by the Borrower and (vi) for issuances by any Foreign Subsidiary of its Equity Interests to other Foreign Subsidiaries.

8.13   Change of Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc.  No Credit Party shall change its legal name, its type of organization, its jurisdiction of organization, or its organizational identification number (if any), except that any such changes shall be permitted (so long as same do not involve any Credit Party changing its jurisdiction of organization from the United States or a State thereof to a jurisdiction of organization outside the United States or a State thereof) if (i) the Borrower shall give to the Administrative Agent notice promptly, and in any event within 30 days, after such change, written notice thereof (which written notice shall set forth in reasonable detail the changes so made), and (ii) in connection with the respective such change or changes, it shall take all action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby pursuant to the Security Documents at all times fully perfected and in full force and effect.

8.14   No Designation of Other Indebtedness as “Designated Senior Indebtedness”.  The Borrower will not, and will not permit any of its Subsidiaries to, designate any Indebtedness (other than the Obligations) of the Borrower or any such Subsidiary as “Designated Senior Indebtedness” for the purposes of any Subordinated Note Documents.

8.15   Limitations on Restrictions Affecting Subsidiaries.  Holdings will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist (other than as a result of a requirement of law) any encumbrance or restriction which prohibits or otherwise restricts (A) the ability of any Subsidiary to (a) pay Dividends or make other distributions or pay any Indebtedness owed to Holdings or any Subsidiary, (b) make loans or advances to Holdings or any Subsidiary, (c) transfer any of its properties or assets to Holdings or any Subsidiary or (B) the ability of Holdings or any other Subsidiary of Holdings to create, incur, assume or suffer to exist any Lien upon its property or assets to secure the Obligations, other than prohibitions or restrictions existing under or by reason of:  (i) this Agreement, the other Credit Documents, the Senior Subordinated Note Documents and any definitive agreement evidencing or governing Refinancing Indebtedness in respect of the Senior Subordinated Notes so long such prohibitions and restrictions are no less favorable to either Holdings or its Subsidiaries or to the Lenders than those contained in the Senior Subordinated Note Documents; (ii) applicable law, regulation or judicial order; (iii) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices; (iv) any restriction or encumbrance with respect to a Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement; (v) Liens permitted under Sections 8.03(d), (l), (m), (n) and (s) and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens, provided that such prohibitions or restrictions apply only to the assets subject to such Liens; (vi) provisions (relating solely to one or more Foreign Subsidiaries) contained in agreements related to or instruments evidencing Indebtedness incurred pursuant to Section 8.04(i) and (vii) customary provisions in joint venture agreements and similar agreements that restrict the transfer of Equity Interests in Joint Ventures (which are not Subsidiaries of the Borrower) subject to such agreements.

SECTION 9.    Events of Default.  Upon the occurrence of any of the following specified events (each, an “Event of Default”):

9.01   Payments.  The Borrower shall (i) default in the payment when due of any principal of the Loans or any Unpaid Drawing or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

9.02   Representations, etc.  Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

9.03   Covenants.  Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.01(f)(i), 7.05 (as it relates to the corporate existence of the Borrower), 7.09 (as it relates to Holdings or the Borrower), 7.10(a), 7.13 and 8, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.01, 9.02 or clause (a) of this Section 9.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after written notice to the defaulting party by the Administrative Agent or the Required Lenders; or

9.04   Default Under Other Agreements.  (a)  Holdings or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, applicable thereto or (ii) default in the observance or per-

formance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) any such Indebtedness of Holdings or any of its Subsidiaries shall be declared to be due and payable (or shall be required to be prepaid as a result of a default thereunder or of an event of the type that constitutes an Event of Default) prior to the stated maturity thereof, provided that (i) Holdings’ or any of its Subsidiaries’ delivery of a notice of a voluntary prepayment of Indebtedness outstanding under Section 8.04(c), (d), (i) or (t) the result of which is to cause such Indebtedness pursuant to the terms thereof to become due prior to its stated maturity shall not in and of itself constitute an Event of Default under clause (a)(ii) of this Section 9.04 and (ii) it shall not constitute an Event of Default pursuant to this Section 9.04 unless the aggregate principal amount of all Indebtedness referred to in clauses (a) and (b) above exceeds $10,000,000 in the aggregate at any one time; or

9.05   Bankruptcy, etc.  Holdings or any of its Subsidiaries (other than one or more Immaterial Subsidiaries) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings or any of its Subsidiaries (other than one or more Immaterial Subsidiaries) and the petition is not controverted within 30 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries (other than one or more Immaterial Subsidiaries); or Holdings or any of its Subsidiaries (other than one or more Immaterial Subsidiaries) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries (other than one or more Immaterial Subsidiaries); or there is commenced against Holdings or any of its Subsidiaries (other than one or more Immaterial Subsidiaries) any such proceeding which remains undismissed for a period of 60 days; or Holdings or any of its Subsidiaries (other than one or more Immaterial Subsidiaries) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries (other than one or more Immaterial Subsidiaries) suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings or any of its Subsidiaries (other than one or more Immaterial Subsidiaries) makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings or any of its Subsidiaries (other than one or more Immaterial Subsidiaries) for the purpose of effecting any of the foregoing; or

9.06   ERISA.  (a)  Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made, Holdings, the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Holdings, the Borrower or any Subsidiary of the Borrower has incurred or is likely to incur any liability to or on account of a Plan (other than an ERISA Affiliate Plan) under Section 409, 502(i), 502(l) or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996, as amended, or Holdings, the Borrower or any Subsidiary of the Borrower has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code) or Plans or Foreign Pension Plans in addition to the liability that existed on the Restatement Effective Date pursuant to any such employee welfare benefit plan, Foreign Pension Plan, or Plan; (b) there shall result from any such event or events described in subsection (a) the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, and/or in the aggregate, in the reasonable opinion of the Required Lenders, has had, or is reasonably likely to have, a Material Adverse Effect; or

9.07   Security Documents.  (a)  Any Security Document shall cease to be, in any material respect, in full force and effect, or shall cease, in any material respect, to give the Collateral Agent the Liens (with the perfection and priority purported to be created thereby), purported to be created thereby in favor of the Collateral Agent, or (b) any Credit Party shall default in the due performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue unremedied for a period of at least 30 days after written notice to the respective Credit Party by the Administrative Agent; or

9.08   Guaranty.  Any of the Guaranties or any material provision thereof shall cease to be in full force and effect other than pursuant to the terms thereof, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under any Guaranty; or

9.09   Judgments.  One or more judgments or decrees shall be entered against Holdings or any of its Subsidiaries (other than one or more Immaterial Subsidiaries) involving a liability (to the extent not paid or covered by insurance) in excess of $10,000,000 in the aggregate for all such judgments and decrees for Holdings and its Subsidiaries (other than one or more Immaterial Subsidiaries), and all such judgments and decrees in excess of such amount shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

9.10   Change of Control.  A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Guarantor or the Borrower (provided that, if an Event of Default specified in Section 9.05 shall occur with respect to Holdings or the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all other obligations owing hereunder (including Unpaid Drawings) and under the other Credit Documents to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any or all of the Liens and security interests created pursuant to the Security Documents; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; and (v) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.05 in respect of the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amounts of cash, to be held as security for the Borrower’s reimbursement obligations in respect of Letters of Credit then outstanding equal to the aggregate Stated Amount of all Letters of Credit then outstanding.

SECTION 10.   Definitions and Accounting Terms.

10.01   Defined Terms.  As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires.  Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of Holdings or (y) (i) in the case of any such Person which is incorporated or organized in the United States or any state or territory thereof, 100% of the Equity Interests of any such Person, which Person shall, as a result of such acquisition of Equity Interests, become a Wholly-Owned Domestic Subsidiary of the Borrower (or shall be merged with and into the Borrower or another Qualified Credit Party, with the Borrower or such other Qualified Credit Party being the surviving Person) and (ii) in the case of any such Person organized outside of the United States or any State or territory thereof, the Equity Interests of such Person which Person shall as a result of such acquisition of Equity Interests become a Foreign Subsidiary of the Borrower.

“Acquisition” shall mean the acquisition by the Borrower or another Qualified Credit Party of the Falk Business pursuant to the Acquisition Agreement.

“Acquisition Agreement” shall mean the Stock Purchase Agreement, dated as of April 5, 2005 by and among Falk, Hamilton Sundstrand Corporation, and the Borrower (it being understood that the Borrower may assign the Acquisition Agreement and its rights thereunder to another Qualified Credit Party in accordance with Section 10.6(c) thereof).

“Acquisition Documents” shall mean the Acquisition Agreement and all other material agreements and documents relating to the Acquisition, as same may be amended, modified or supplemented from time to time pursuant to the terms hereof and thereof.

“Additional Mortgages” shall have the meaning provided in Section 7.10.

“Adjusted Cash Flow” for any fiscal year of Holdings shall mean Consolidated Net Income for such fiscal year (after provision for taxes) plus (without duplication) the sum of (x) the amount of all non-cash charges (including, without limitation, depreciation, deferred tax expense, non-cash interest expense, amortization and other non-cash charges, but excluding non-cash charges specifically dealt with in following clauses (y) and (z)) and losses from sales of assets (other than sales of inventory and equipment in the normal course of business) that were deducted in arriving at Consolidated Net Income for such fiscal year, (y) the amount, if positive, by which the tax expense deducted in arriving at Consolidated Net Income for such fiscal year (excluding the tax effects of gains and losses on sales of assets (other than sales of inventory and equipment in the normal course of business)) exceeds the actual taxes paid in respect of such fiscal year (excluding amounts attributable to gains or losses on sales of assets (other than sales of inventory and equipment in the normal course of business)) and (z) the amount, if positive, by which the expense for pension and post-retirement obligations deducted in arriving at Consolidated Net Income for such fiscal year exceeds the cash payments made during such fiscal year in respect of pension and post-retirement funding obligations, minus (without duplication) the sum of (w) the amount of all non-cash gains (but excluding non-cash gains specifically dealt with below) and gains from sales of assets (other than sales of inventory and equipment in the normal course of business) that were added in arriving at Consolidated Net Income for such fiscal year, (x) the actual cash payments made in such fiscal year in respect of non-cash charges taken in determining Consolidated Net Income for previous fiscal years, (y) the amount, if positive, by which the actual taxes paid in respect of such fiscal year (excluding taxes payable on gains from sales of assets (other than sales of inventory and equipment in the normal course of business)) exceeds the tax expense (excluding the portion thereof attributable to gains or losses on sales of assets (other than sales of inventory and equipment in the normal course of business)) deducted in arriving at Consolidated Net Income for such fiscal year and (z) the amount, if positive, by which the cash payments made during such fiscal year in respect of pension and post-retirement funding obligations exceeds the expense for pension and post-retirement obligations deducted in determining Consolidated Net Income for such fiscal year.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash, Cash Equivalents and Foreign Cash Equivalents) less Consolidated Current Liabilities at such time.

“Adjusted RF Percentage” shall mean (x) at a time when no Lender Default exists, for each Lender, such Lender’s RF Percentage and (y) at a time when a Lender Default exists (i) for each Lender that is a Defaulting Lender, zero and (ii) for each Lender that is a Non-Defaulting Lender, the percentage determined by dividing such Lender’s Revolving Commitment at such time by the Adjusted Total Revolving Commitment at such time, it being understood that all references herein to Revolving Commitments and the Adjusted Total Revolving Commitment at a time when the Total Revolving Commitment has been terminated shall be references to the Revolving Commitments or Adjusted Total Revolving Commitment, as the case may be, in effect immediately prior to such termination, provided that (A) no Lender’s Adjusted RF Percentage shall change upon the occurrence of a Lender Default from that in effect immediately prior to such Lender Default if after giving effect to such Lender Default, and any repayment of Revolving Loans and Swingline Loans at such time pursuant to Section 4.02(A)(a) or otherwise, the sum of (i) the aggregate outstanding principal amount of Revolving Loans of all Non-Defaulting Lenders, plus (ii) the aggregate outstanding principal amount of all Swingline Loans, plus (iii) the aggregate amount of Letter of Credit Outstandings, exceeds the Adjusted Total Revolving Commitment; (B) the changes to the Adjusted RF Percentage that would have become effective upon the occurrence of a Lender Default but that did not become effective as a result of the preceding clause (A) shall become effective on the first date after the occurrence of the relevant Lender Default on which the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of all Non-Defaulting Lenders, plus (ii) the aggregate outstanding principal amount of all Swingline Loans, plus (iii) the aggregate amount of Letter of Credit Outstandings is equal to or less than the Adjusted Total Revolving Commitment; and (C) if (i) a Non-Defaulting Lender’s Adjusted RF Percentage is changed pursuant to the preceding clause (B) and (ii) any repayment of such Lender’s Revolving Loans, Swingline Loans or Unpaid Drawings that were made during the period commencing after the date of the relevant Lender Default and ending on the date of such change to its Adjusted RF Percentage must be returned to the Borrower as a preferential or similar payment in any bankruptcy or similar proceeding of the Borrower, then the change to such Non-Defaulting Lender’s Adjusted RF Percentage effected pursuant to said clause (B) shall be reduced to that positive change, if any, as would have been made to its Adjusted RF Percentage if (x) such repayments had not been made and (y) the maximum change to its Adjusted RF Percentage would have resulted in the sum of the outstanding principal of Revolving Loans made by such Lender plus such Lender’s new Adjusted RF Percentage of the outstanding principal amount of Swingline Loans and of Letter of Credit Outstandings equaling such Lender’s Revolving Commitment at such time.

“Adjusted Total Revolving Commitment” shall mean at any time the Total Revolving Commitment less the aggregate Revolving Commitments of all Defaulting Lenders.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 11.09.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agent” shall mean each of the Administrative Agent, the Collateral Agent, each Co-Documentation Agent and each Joint Lead Arranger.

“Aggregate Consideration” shall mean, with respect to any Permitted Acquisition, the aggregate consideration paid and reasonably expected to be paid in connection therewith as determined at the time of the consummation thereof, including, without limitation (without duplication), (i) the aggregate amount of all cash, Cash Equivalents and Foreign Cash Equivalents paid or payable in connection therewith, (ii) the aggregate principal amount of all Indebtedness assumed, refinanced, incurred or issued in connection therewith, (iii) the aggregate amount paid and reasonably expected to be paid (based on the Borrower’s good faith estimates of such payments) pursuant to any earn-out, non-compete agreement, consulting arrangement, purchase price adjustments, deferred purchase price and/or similar arrangements, and (iv) the aggregate fair market value of any other consideration (as reasonably determined by the Borrower); provided that the Aggregate Consideration for any Permitted Acquisition shall exclude all consideration in the form of common stock of Holdings or Qualified Preferred Stock, as well as all cash proceeds contributed to the Borrower or the respective Subsidiary from a substantially contemporaneous issuance by Holdings of its common stock or Qualified Preferred Stock.

“Agreement” shall mean this Amended and Restated Credit Agreement, as the same may be from time to time further modified, amended, restated (including any amendment and restatement hereof) or supplemented.

“Agreement to Amend and Restate” shall mean that certain Agreement to Amend and Restate, dated the date hereof among Holdings, the Borrower, the Administrative Agent, the Existing Lenders party thereto and the other Lenders party thereto.

“Alternate Currency” shall mean, with respect to any Letter of Credit, Canadian Dollars, Australian Dollars, Pounds Sterling, Philippine Pesos and Euros and any other currency other than Dollars as may be acceptable to the Administrative Agent and the Letter of Credit Issuer with respect thereto in their sole discretion.

“Anticipated Reinvestment Amount” shall mean, with respect to any Reinvestment Election, the amount specified in the Reinvestment Notice delivered by the Borrower in connection therewith as the amount of the Net Cash Proceeds from the related Asset Sale that the Borrower intends to use to purchase, construct or otherwise acquire Reinvestment Assets.

“Applicable ECF Prepayment Percentage” shall mean with respect to any Excess Cash Payment Date (i) 50%, if the Consolidated Leverage Ratio as at the last day of the then most recently ended fiscal year of Holdings is greater than 3.00:1.00, (ii) 25%, if the Consolidated Leverage Ratio as at the last day of the then most recently ended fiscal year of Holdings is less than or equal to 3.00:1.00 but greater than 2.50:1.00 and (iii) 0%, if the Consolidated Leverage Ratio as at the last day of the then most recently ended fiscal year of is less than or equal to 2.50:1.00.  Notwithstanding anything to the contrary contained in this definition, if a Specified Default exists and is continuing on an Excess Cash Payment Date, the Applicable ECF Percentage with respect to such Excess Cash Payment Date shall be 50%.

“Applicable Margin” for any day during the respective period means the respective percentage per annum set forth below under the appropriate column, opposite the respective Level (i.e., Level 1, Level 2, Level 3 or Level 4, as the case may be) of the Consolidated Leverage Ratio indicated to have been achieved in the respective officer’s certificate delivered as required below:

Level	Consolidated Leverage Ratio	Term Loans maintained as Eurodollar Loans	Term Loans maintained as Base Rate Loans	Revolving Loans maintained as Eurodollar Loans	Revolving Loans maintained as Base Rate Loans and Swingline Loans
4	Greater than 4.00:1.00	2.25%	1.00%	2.25%	1.00%

3	Greater than 3.75:1.00 but less than or equal to 4.00:1.00	2.25%	1.00%	2.00%	0.75%

2	Greater than 3.50:1.00 but less than or equal to 3.75:1.00	2.00%	0.75%	2.00%	0.75%

1	Less than 3.50:1.00	2.00%	0.75%	1.75%	0.50%

with the Consolidated Leverage Ratio to be determined based on the delivery of a certificate of Holdings by the chief financial officer or controller of Holdings to the Administrative Agent (who shall make each such certificate available to each Lender), within 60 days of the last day of any fiscal quarter of Holdings (or 90 days in the case of the fiscal year end of Holdings) (the date of each such delivery, the “Start Date”), which certificate shall set forth the calculation of the Consolidated Leverage Ratio as at the last day of the Test Period ended immediately prior to the relevant Start Date (or, if any Significant Acquisition or Significant Asset Sale has occurred after the last day of such Test Period and prior to the respective Start Date, with the Consolidated Leverage Ratio to be calculated on a Post-Test Period Pro Forma Basis as at the date the last such Significant Acquisition or Significant Asset Sale was effected, after giving effect thereto) and the Applicable Margins which shall be thereafter applicable (until same are changed or cease to apply in accordance with this definition) shall be based upon the Consolidated Leverage Ratio as so calculated, PROVIDED that at the time of the consummation of any Significant Acquisition and any Significant Asset Sale, the chief financial officer or controller of Holdings shall deliver to the Administrative Agent a certificate setting forth the calculation of the

Consolidated Leverage Ratio on a Post-Test Period Pro Forma Basis (with Consolidated Debt to be determined on the date of the consummation of the respective such Significant Acquisition or Significant Asset Sale, and after giving effect thereto, and with Consolidated EBITDA to be calculated for the Test Period most recently ended prior to the date on which such Significant Acquisition or such Significant Asset Sale, as the case may be, is consummated for which financial statements have been made available (or were required to be made available) pursuant to Section 7.01(a) or (b), as the case may be), and the date of such consummation shall be deemed to be a Start Date and the Applicable Margins which shall be thereafter applicable (until same are changed or cease to apply in accordance with this definition) shall be based upon the Consolidated Leverage Ratio as so calculated.  The Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earliest of (x) the date on which the next certificate is delivered to the Administrative Agent, (y) the date on which the next Significant Acquisition or the next Significant Asset Sale, as the case may be, is consummated and (z) the date which is 60 (or, in the case of a fiscal year end, 90) days following the last day of the Test Period in which the previous Start Date occurred (such earliest date, the “End Date”), at which time, if no certificate has been delivered to the Administrative Agent indicating an entitlement to new Applicable Margins (and thus commencing a new Start Date), the Applicable Margins shall be those set forth in the table above determined as if the Consolidated Leverage Ratio was greater than 4.00:1.00 until such time as such certificate shall be delivered.  Notwithstanding anything to the contrary contained above in this definition, at any time when a Specified Default exists, the Applicable Margins shall be those set forth in the table above determined as if the Consolidated Leverage Ratio was greater than 4.00:1.00.

“Approved Bank” shall have the meaning provided in the definition of Cash Equivalents.

“Approved Fund” shall have the meaning provided in Section 12.04(g).

“Asset Sale” shall mean and include (x) the sale, transfer or other disposition by Holdings or any Subsidiary to any Person other than Holdings or a Wholly-Owned Subsidiary of Holdings of any asset of the Borrower or such Subsidiary (other than sales, transfers or other dispositions of inventory and/or obsolete equipment, in each case in the ordinary course of business), (y) the sale or issuance by the Borrower or any of its Subsidiaries of any Equity Interests to any Person (other than Holdings or a Wholly-Owned Subsidiary of Holdings) and/or (z) the receipt by Holdings or any Subsidiary of any insurance, condemnation or similar proceeds in connection with a casualty or taking of any of its assets but in the case of clauses (x) and (z) above, only to the extent that the Net Cash Proceeds of any such sale, transfer or disposition (or series of such sales, transfers or dispositions) or any such receipt of insurance, condemnation or similar proceeds is, in either case, in excess of $1,000,000.

“Assignment Agreement” shall mean the Assignment Agreement substantially in the form of Exhibit M (appropriately completed).

“Attributable Debt” in respect of a Sale/Leaseback Transaction shall mean, as at the time of determination, the present value (discounted at the interest rate borne at such time by Revolving Loans maintained as Eurodollar Loans, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such

Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of Capitalized Lease Obligations.

“Authorized Officer” shall mean any senior officer of Holdings or the Borrower designated as such in writing to the Administrative Agent by Holdings or by the Borrower.

“Bankruptcy Code” shall have the meaning provided in Section 9.05.

“Base Rate” at any time shall mean the higher of (i) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate and (ii) the Prime Lending Rate.

“Base Rate Loan” shall mean each Loan bearing interest at the rates provided in Section 1.08(a).

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the incurrence of (i) Swingline Loans by the Borrower from the Swingline Lender on a given date or (ii) one Type of Loan pursuant to a single Facility by the Borrower from the Lenders having Commitments with respect to such Facility on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

“Branch Profits Tax” shall mean the “branch profits tax” imposed pursuant to Section 884 of the Code and any substantially similar tax imposed by the laws of the jurisdiction in which the applicable Lender is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

“Capital Lease” as applied to any Person shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Carlyle” shall mean TC Group L.L.C. (which operates under the trade name “The Carlyle Group”), a Delaware limited liability company.

“Carlyle Affiliate” shall mean any entity controlled directly or indirectly by Carlyle.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) Dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender that is a domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (y) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc. (“S&P”) is at least A-1 or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-1 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than one year from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six months after the date of acquisition, (v) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s and (vi) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (i) through (v) above.

“Cash Proceeds” shall mean, with respect to any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by Holdings and/or any Subsidiary from such Asset Sale.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean, at any time and for any reason whatsoever, (a) Holdings shall fail to own directly, or indirectly through Intermediate Holdco, 100% on a fully diluted basis of either the economic or voting interest in the Borrower’s Equity Interests or (b) Carlyle and Carlyle Affiliates shall fail to have beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) in the aggregate of (i) prior to any Qualified Public Offering, at least 51% of Holdings’ Equity Interests having normal voting power in the election of directors or (ii) on and after a Qualified Public Offering, at least 30% (or such higher percentage that exceeds the highest percentage of Holdings’ Equity Interests having normal voting power in the election of directors owned by any other person or group (as defined in Section 13(d) of the Exchange Act)) of Holdings’ Equity Interests having normal voting power in the election of directors or (c) after a Qualified Public Offering has occurred, the Board of Directors of Holdings shall cease to consist of a majority of Continuing Directors or (d) a “change of control” or similar event shall occur as provided in the Senior Subordinated Note Documents.

“Co-Documentation Agent” shall mean each of Wachovia and GECC in their capacity as such hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all of the Collateral as defined in each of the Security Documents.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Lenders.

“Commitment” shall mean, with respect to each Lender, such Lender’s New Term Loan Commitment, Incremental Term Loan Commitment and Revolving Commitment.

“Commitment Commission” shall have the meaning provided in Section 3.01(a).

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Consenting Term Loan Lender” shall mean each Existing Term Loan Lender that has consented to converting its Existing Term Loans pursuant to the Term Loan Conversion.

“Consolidated Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (including in all events all amounts expended under Capital Leases but excluding any amount representing capitalized interest) by the Borrower and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries, provided that Consolidated Capital Expenditures shall in any event (x) exclude the purchase price paid in connection with the acquisition of any Person (including through the purchase of all of the Equity Interests of such Person or through merger or consolidation) to the extent allocable to property, plant and equipment, (y) exclude amounts expended to acquire Reinvestment Assets and (z) exclude interim costs incurred during such period in connection with a proposed acquisition of any Person to the extent such costs would constitute a part of the purchase price for such acquisition upon its consummation; provided that at any time such proposed acquisition is no longer expected to occur, all costs excluded from this definition of Consolidated Capital Expenditures pursuant to this clause (z) shall be reversed and expensed in the current period.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of Holdings and its Subsidiaries at such time.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of Holdings and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long term Indebtedness which would otherwise be included therein.

“Consolidated Debt” shall mean, as of any date of determination, (i) the aggregate principal amount of all indebtedness for borrowed money and Capitalized Lease Obligations of Holdings and its Subsidiaries on a consolidated basis as determined in accordance with GAAP plus (ii) any principal amount of indebtedness for borrowed money or Capitalized Lease Obligations of any other Person as to which Holdings and/or any of its Subsidiaries has created a guarantee or other Contingent Obligation (but only to the extent of such guarantee or other Contingent Obligation).

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income (excluding gains or losses from sales of assets (other than sales of inventory and equipment in a normal course of business)) for such period, adjusted by adding thereto (A) the sum of the amounts (in each case without duplication) for such period (in each case, only to the extent same reduced Consolidated Net Income for such period) of (i) provisions for taxes based on income (excluding taxes attributable to gains and losses on sales of assets (other than sales of inventory and equipment in the normal course of business)), (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, (v) other non-cash charges, (vi) amortization or write-off of deferred financing costs, (vii) extraordinary losses and one-time charges (including restructuring charges), (viii) cash payments in an aggregate amount not to exceed $22,500,000 made in connection with the restructuring of Holdings and its Subsidiaries after the Restatement Effective Date that are identified in reasonable detail to the Administrative Agent, provided that no such payments may be added back to Consolidated Net Income pursuant to this clause (viii) at any time following the third anniversary of the Restatement Effective Date, (ix) an amount not to exceed $5,000,000 for any Test Period of any reduction in inventory, as reflected on the balance sheet of Holdings and its Subsidiaries (on a “first-in-first-out” basis) during any period, (x) write-off of amortization related to write-up of assets due to purchase accounting, (xi) fees and expenses incurred in connection with the Documents or the Transaction, and (xii) up-front management fees payable at the time of the closing of the Transaction pursuant to the Management Agreement, plus additional management fees payable pursuant to the Management Agreement in any fiscal year not to exceed $2,000,000, minus (B) (i) the aggregate amount of cash payments made during such period in respect of non-cash charges from prior periods or in respect of extraordinary losses and one-time charges (including restructuring charges which, for the avoidance of doubt, shall not include up to $22,500,000 of restructuring charges made prior to the third anniversary of the Restatement Effective Date) whether or not such losses or one-time charges were taken in such period or a prior period; provided that (subject to adjustments which may be required to be made for Significant Acquisitions and Significant Asset Sales occurring after the Restatement Effective Date, in the case of determinations of Consolidated EBITDA being made on a Pro Forma Basis or a Post-Test Period Pro Forma Basis), Consolidated EBITDA for Holdings’ fiscal quarters ended

September 30, 2004, December 31, 2004, March 31, 2005 and June 30, 2005 shall be deemed to be $39,400,000, $33,000,000, $53,200,000 and $39,500,000, respectively.

“Consolidated Interest Coverage Ratio” shall mean, for any period, the ratio of (i) Consolidated EBITDA for such period to (ii) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” shall mean, for any period, total interest expense (including the portion that is attributable to Capital Leases in accordance with GAAP) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and without duplication net costs and/or net benefits under Interest Rate Protection Agreements, but excluding, however, amortization of deferred financing costs to the extent included in total interest expense), less interest income of Holdings and its Subsidiaries on a consolidated basis for such period; provided that (subject to adjustments which may be required to be made for Significant Acquisitions and Significant Asset Sales occurring after the Restatement Effective Date, in the case of determinations of Consolidated Interest Expense being made on a Post-Test Period Pro Forma Basis), Consolidated Interest Expense for each of Holdings’ fiscal quarters ended September 30, 2004, December 31, 2004, March 31, 2005 and June 30, 2005 shall be deemed to be to be $15,300,000, $15,200,000, $15,400,000 and $15,500,000.

“Consolidated Leverage Ratio” shall mean, at any date of determination, the ratio of (i) Consolidated Debt on such date to (ii) Consolidated EBITDA for the Test Period then most recently ended; provided that (x) in the case of any determination of the Consolidated Leverage Ratio being made on the last day of a Test Period, Consolidated Debt shall be determined based on the actual amount of Consolidated Debt outstanding on the last day of the respective Test Period in accordance with the provisions of Section 10.02 and Consolidated EBITDA shall be determined on a Pro Forma Basis (in accordance with Section 10.02) to give effect to all Significant Acquisitions and Significant Asset Sales (in each case, if any) made after the Restatement Effective Date and during the respective Test Period and (y) in the case of any determination of Consolidated Leverage Ratio being made on (or as at) any date other than the last date of a Test Period, Consolidated Debt shall be calculated as the actual amount outstanding on the date of determination in accordance with the provisions of Section 10.02 and Consolidated EBITDA shall be determined on a Post-Test Period Pro Forma Basis to give effect to all Significant Acquisitions and Significant Asset Sales (in each case, if any) actually made after the Restatement Effective Date and during the respective Test Period or thereafter and on or prior to the date of the required determination thereof (in the case of any determinations pursuant to Section 7.12 and the definition of Applicable Margin, after giving effect to the respective events which require the determination to be made on a Post-Test Period Pro Forma Basis).

“Consolidated Net Income” shall mean for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that (i) the net income of any Person which is not a Subsidiary of Holdings or is accounted for by Holdings by the equity method of accounting shall be included only to the extent of the payment of cash dividends or other cash distributions by such other Person to Holdings or any of its Subsidiaries during such period, and (ii) to the extent that Consolidated Net Income reflects amounts attributable to minority interests in Subsidiaries, Consolidated Net Income shall be reduced by the amounts attributable to such minority interests.

“Contingent Obligations” shall mean as to any Person any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated maximum of the Contingent Obligation or, if none, the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if there is no stated or determinable amount of the primary obligation, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of Holdings on the date of consummation of the first Qualified Public Offering to occur after the Restatement Effective Date, and each other director if such director’s nomination for the election to the Board of Directors of Holdings is recommended by a majority of the then Continuing Directors.

“Converted Existing Term Loan” shall have the meaning set forth in Section 1.01(a).

“Converted Revolving Loan” shall have the meaning set forth in Section 1.01(b).

“Credit Documents” shall mean this Agreement, the Notes, the Security Documents, the Subsidiaries Guaranty, the Agreement to Amend and Restate, each Joinder Agreement (after the execution and delivery thereof) and any related documents executed in connection therewith.

“Credit Event” shall mean and include the making of a Loan or the issuance of a Letter of Credit.

“Credit Party” shall mean Holdings, the Borrower and the Subsidiary Guarantors.

“CS” shall mean Credit Suisse, in its individual capacity.

“DBSI” shall mean Deutsche Bank Securities Inc., in its individual capacity.

“DBTCA” shall mean Deutsche Bank Trust Company Americas, in its individual capacity.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Determination Date” shall mean (i) with respect to Existing Lenders, the Original Effective Date and (ii) with respect to any other Lender, the Restatement Effective Date.

“Dividends” shall have the meaning provided in Section 8.08.

“Documents” shall mean, collectively, the Credit Documents, the Acquisition Documents and the Senior Subordinated Note Documents.

“Dollar Equivalent” of an amount denominated in an Alternate Currency shall mean, at any time for the determination thereof, the amount of Dollars which could be purchased with the amount of the Alternate Currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 a.m. (New York time) on the date two Business Days prior to the date of any determination thereof for purchase on such date, provided that the Dollar Equivalent of any unpaid drawing under a Letter of Credit expressed in an Alternate Currency shall be determined at the time the drawing under the related Letter of Credit was paid or disbursed by the respective Letter of Credit Issuer, provided further, that for purposes of (x) determining compliance with Sections 1.01(b), 1.01(c), 2.01(c) and 4.02(A)(a)(i) and (y) calculating fees pursuant to Sections 3.01(c) and (d), the Dollar Equivalent of any amounts denominated in an Alternate Currency shall be revalued on a monthly basis using the spot exchange rates therefor as shown in The Wall Street Journal (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) on the last Business Day of each calendar month.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is not a Foreign Subsidiary.

“Eligible Transferee” shall have the meaning provided in Section 12.04(g).

“End Date” shall have the meaning provided in the definition of Applicable Margin.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by Holdings or any of its Subsidiaries solely in the ordinary course of such Person’s business and not in response to any third party action or request of any kind) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 7401 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3808 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and any applicable state and local or foreign counterparts or equivalents.

“Equity Interests” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with Holdings, the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of Holdings or a Subsidiary of Holdings being or having been a general partner of such person.

“ERISA Affiliate Plan” shall mean (i) any pension plan as defined in Section 3(2) of ERISA (other than a Foreign Pension Plan), which is maintained or contributed to by (or which there is an obligation to contribute of) an ERISA Affiliate (other than Holdings, the Borrower or any Subsidiary thereof), after giving effect to the Transaction, and (ii) each such plan for the five year period immediately following the latest date on which an ERISA Affiliate (other than Holdings, the Borrower or any Subsidiary thereof), maintained, contributed to or had an obligation to contribute to such plan and with respect to which Holdings, the Borrower or a Subsidiary thereof may incur any liability (including any indirect, contingent or secondary liability).

“Eurodollar Loans” shall mean each Loan bearing interest at the rates provided in Section 1.08(b).

“Eurodollar Rate” shall mean with respect to each Interest Period for a Eurodollar Loan, (i) the offered quotation to first-class banks in the interbank Eurodollar market by the Administrative Agent for dollar deposits of amounts in same day funds comparable to the principal amount of the applicable Eurodollar Loan of the Administrative Agent, in its capacity as a Lender (or, if the Administrative Agent is not a Lender under the respective Facility, the principal amount of the Eurodollar Loan then being made by the Lender with the largest commitment at such time under the respective Facility), for which the interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loans, determined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period divided (and rounded upward to the next whole multiple of 1/100 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Event of Default” shall have the meaning provided in Section 9.

“Excess Cash Flow” shall mean, for any period, the remainder of (i) Adjusted Cash Flow for such period, plus (ii) to the extent not included in (i) above, any amounts received by Holdings and its Subsidiaries in settlement of, or in payment of any judgments resulting from, actions, suits or proceedings with respect to Holdings and/or its Subsidiaries from the first day to the last day of such period, plus (iii) the amount of the decrease (if any) in Adjusted Consolidated Working Capital from the first day of the respective period to the last day of the respective period, minus (iv) the sum of (A) the amount of Consolidated Capital Expenditures made in compliance with Section 8.05 during such period (less any amount thereof financed through the incurrence of Indebtedness or equity issuances or contributions), (B) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of Holdings and its Subsidiaries and the repayment of the principal component of Capitalized Lease Obligations of Holdings and its Subsidiaries (excluding without duplication (1) payments with proceeds of incurrences of Indebtedness, equity issuances or contributions, asset sales or with casualty or condemnation proceeds, (2) payments to Holdings or any Subsidiary thereof, (3) payments of Indebtedness outstanding pursuant to Section 8.04(i) or (t)), (4) payments of Loans or other Obligations pursuant to Sections 4.02(A)(c) through (f) and (5) any repayment of Revolving Loans or Swingline Loans which is not accompanied by permanent reduction to the Total Revolving Commitment in a like amount) during such period, (C) to the extent not already deducted in determining Excess Cash Flow, purchase price adjustments paid by Holdings and/or its Subsidiaries during the respective period in connection with the Acquisition, (D) to the extent not already deducted in determining Excess Cash Flow, in the case of the period ending March 31, 2006 only, fees and expenses incurred in connection with the Transaction and the Documents during such period, provided that no more than $17,000,000 shall be deducted pursuant to this clause (D), (E) the net amount of investments, loans and advances made pursuant to clauses (c)(i), (q) (other than in respect of Joint Ventures that are Subsidiaries) and (r) (other than in Subsidiaries) of Section 8.06 during such period (after giving effect to any return on any investments, loans or advances made pursuant to said clauses of Section 8.06), (F) to the extent not already deducted in determining Excess Cash Flow, cash expenditures made in connection with Permitted Acquisitions (except to the extent financed with proceeds of Indebtedness or equity contributions or issuances), (G) to the extent not already deducted in determining Adjusted Cash Flow, amounts paid by Holdings and its Subsidiaries in settlement of, or in payment of any judgments, actions, suits or proceedings with respect to Holdings and/or its Subsidiaries from the first date to the last date of such period and (H) any increase in Adjusted Consolidated Working Capital from the first day of such period to the last day of such period.

“Excess Cash Payment Date” shall mean the date occurring 90 days after the last day of each fiscal year of Holdings (beginning with its fiscal year ending on March 31, 2006).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” shall have the meaning provided in the recitals to this Agreement.

“Existing Indebtedness” shall have the meaning provided in Section 5.01(m).

“Existing Lender” shall mean each “Lender” under, and as defined in, the Existing Credit Agreement as of the Restatement Effective Date.

“Existing Letters of Credit” shall have the meaning provided in Section 2.01(b).

“Existing Mortgage” shall mean the mortgages, debentures or deeds of trust delivered pursuant to the Existing Credit Agreement.

“Existing Mortgage Policies” shall mean the mortgagee title insurance policies issued in connection with the Existing Mortgages.

“Existing Revolving Commitment” shall mean a “Revolving Commitment” under, and as defined in, the Existing Credit Agreement.

“Existing RF Lender” shall mean a Lender with outstanding Existing Revolving Loans or an Existing Revolving Commitment.

“Existing Revolving Loans” shall mean the “Revolving Loans” under, and as defined in, the Existing Credit Agreement.

“Existing Swingline Loans” shall mean the “Swingline Loans” under, and as defined in the Existing Credit Agreement.

“Existing Term Loans” shall mean the “Term Loans” under, and as defined in, the Existing Credit Agreement.

“Existing Term Loan Conversion” shall have the meaning provided in Section 1.01(a).

“Existing Term Loan Lender” shall mean a Lender with outstanding Existing Term Loans.

“Expiration Date” shall mean June 15, 2005 but, in the event that the closing of the transactions contemplated by the Acquisition Agreement has not occurred on or prior to such date because the condition set forth in Section 6.2 of the Acquisition Agreement has not been satisfied due to the failure of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or similar applicable foreign merger control laws (and any extensions thereof), to have expired or been terminated on or prior to such date (other than any such failure resulting from a breach of the covenants in Section 5.5 of the Acquisition Agreement), then the Expiration Date shall instead be September 15, 2005.

“Facility” shall mean any of the credit facilities established under this Agreement, i.e., the Term Facility or the Revolving Facility.

“Facing Fee” shall have the meaning provided in Section 3.01(d).

“Falk” shall mean The Falk Corporation, a Delaware corporation.

“Falk Business” shall mean all of the entities (and assets) comprising the Falk business of the Hamilton Sundstrand Corporation acquired by the Borrower pursuant to the Acquisition Agreement including, but not limited to, the Falk Corporation, a Delaware corporation.

“Federal Funds Effective Rate” shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 3.01.

“Financial Covenants” shall mean each of the financial covenants contained in Sections 8.10 and 8.11.

“Foreign Asset Sale” shall mean an Asset Sale by a Foreign Subsidiary of the Borrower.

“Foreign Cash Equivalents” shall mean (i) certificates of deposit or bankers acceptances of, and bank deposits with, any bank organized under the laws of any country that is a member of the European Economic Community, whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof, in each case with maturities of not more than six months from the date of acquisition, (ii) commercial paper maturing not more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P’s or Moody’s and (iii) shares of any money market mutual fund that (a) has its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets not less than $500,000,000 and (c) has the highest rating obtainable from either S&P’s or Moody’s.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by Holdings, the Borrower or any one or more of its Subsidiaries, after giving effect to the Transaction, primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” shall mean (i) each Subsidiary of the Borrower which is not incorporated or organized in the United States or any State or territory thereof and (ii) each subsidiary of the Borrower which is incorporated or organized in the United States or any State or territory thereof but whose parent company is not incorporated or organized in the United States or any State or territory thereof.

“Fund” shall have the meaning provided in Section 12.04(g).

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect on the date of this Agreement; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.07(a).

“GECC” shall mean General Electric Capital Corporation, in its individual capacity.

“German Security” shall mean the assets which are the subject of that certain Share Pledge Agreement relating to shares in Rexnord Germany Holdings GmBH dated 16 May 2005 between RBS Acquisition Corporation, as Pledgor and Deutsche Bank Trust Company Americas, as Collateral Agent and the Secured Creditors party thereto, which is governed by German law. Each Lender hereby authorizes (bevollmaechtigt) and each Other Creditor (as defined in the Security Agreement) by notice in writing to the Collateral Agent to that effect authorizes, the Collateral Agent to accept, as its representative (Stellvertreter), any German Security created in favor of such Lender and such Other Creditor.

“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, each Letter of Credit Issuer, the Lenders and each party (other than any Credit Party) party to an Interest Rate Protection Agreement or Other Hedging Agreement to the extent such party constitutes a Secured Creditor under the Security Documents.

“Guaranteed Obligations” shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest on each Note issued by, and all Loans made to, the Borrower under this Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) thereon) of the Borrower to the Lenders, each Letter of Credit Issuer, the Administrative Agent and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document to which the Borrower is a party and the due performance and compliance by the Borrower with all the terms, conditions and agreements contained in the Credit Agreement and in each such other Credit Document and (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of the Borrower owing under any Interest Rate Protection Agreement or Other Hedging Agreement (unless it is expressly provided in the respective Interest Rate Protection Agreement or Other Hedging Agreement that the liabilities and Indebtedness thereunder are not “Guaranteed Obligations” for the purposes of the Credit Documents) entered into by the Borrower with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or affiliate participates in such Interest Rate Protection Agreement or Other Hedging Agreement and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

“Guaranties” shall mean and include each of the Holdings Guaranty and the Subsidiaries Guaranty.

“Guarantor” shall mean Holdings and each Subsidiary Guarantor.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contains electric fluid containing levels of polychlorinated biphenyls, and radon gas and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law.

“Holdings” shall have the meaning provided in the first paragraph of this Agreement.

“Holdings Guaranty” shall mean the guaranty of Holdings pursuant to Section 13.

“Immaterial Subsidiary” shall mean any Subsidiary of Holdings (other than the Borrower) which individually has aggregate assets of not greater than $25,000,000 and which, if aggregated with all other Subsidiaries of Holding with respect to which an event described in

Section 9.05 or 9.09 has occurred and is continuing, would have assets of not greater than $25,000,000.

“Incremental Term Loan” shall have the meaning provided in Section 1.01(e).

“Incremental Term Loan Borrowing Date” shall mean each date on which Incremental Term Loans are incurred pursuant to Section 1.01(e).

“Incremental Term Loan Commitment” shall mean, for the respective Incremental Term Loan Lender, the commitment of such Incremental Term Loan Lender to make Incremental Term Loans pursuant to Section 1.01(e) on a given Incremental Term Loan Borrowing Date, as such commitment is set forth in the respective Incremental Term Loan Commitment Agreement.

“Incremental Term Loan Commitment Agreement” shall mean an Incremental Term Loan Commitment Agreement substantially in the form of Exhibit C (appropriately completed as contemplated by this Agreement and with such modifications as may be acceptable to the Administrative Agent and the Borrower).

“Incremental Term Loan Lender” shall mean at any time each Lender with a Incremental Term Loan Commitment or with outstanding Incremental Term Loans.

“Indebtedness” of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services (excluding pension and post-retirement liabilities and other deferred compensation arrangements for employees generally, in each case entered into in the ordinary course of business) which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings or unreimbursed payments in respect of such letters of credit, bankers’ acceptances and similar obligations, (iv) all Indebtedness of the types described in clause (i), (ii), (iii), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of the aggregate amount of such Indebtedness and the fair market value of the property to which such Lien relates as determined in good faith by such Person), (v) all Capitalized Lease Obligations and Synthetic Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all net obligations of such Person under Interest Rate Protection Agreements and Other Hedging Agreements and (viii) all Contingent Obligations of such Person, provided that Indebtedness shall not include trade payables, accrued expenses and receipt of progress and advance payments, in each case arising in the ordinary course of business.

“Industrial Chain Business” shall mean Holdings’ and its Subsidiaries’ engineered chain, roller chain, leaf chain and conveying equipment business (including sprockets,

accessories and conveyor components that are complementary to their chain and conveying equipment products).

“Interest Period” with respect to any Loan shall mean the interest period applicable thereto, as determined pursuant to Section 1.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates.

“Intermediate Holdco” shall mean a corporation organized under the laws of a State of the United States, and in accordance with the requirements of Section 7.10, which shall be a direct Wholly-Owned Subsidiary of Holdings and shall own 100% of the Equity Interests of the Borrower.

“Joinder Agreement” shall have the meaning provided in Section 7.10.

“Joint Lead Arrangers” shall mean each of DBSI and CS in their capacity as such hereunder.

“Joint Venture” shall mean any entity other than a Wholly-Owned Subsidiary of the Borrower in which the Borrower or one or more of its Subsidiaries hold Equity Interests representing at least 20% of the total outstanding Equity Interests of such entity.

“Leasehold” of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person that becomes a “Lender” hereunder pursuant to Section 1.13, 1.14 or 12.04(b).

“Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any incurrence of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment under Section 2.04(c) or (ii) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 1.01 or 2, in the case of either clause (i) or (ii) as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

“Letter of Credit” shall have the meaning provided in Section 2.01(a) and (b).

“Letter of Credit Fee” shall have the meaning provided in Section 3.01(c).

“Letter of Credit Issuer” shall mean (i) DBTCA (which, for the purposes of this definition, also shall include any banking affiliate of DBTCA (including Deutsche Bank AG New York Branch) which may agree to issue Letters of Credit under this Agreement) and (ii) any other Lender which at the request of the Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld) agrees in such Lender’s sole discretion to become a Letter of Credit Issuer for the purpose of issuing Letters of Credit pursuant to Section 2.  Any

Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Letter of Credit Issuer who are reasonably satisfactory to the Borrower, and the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by it.

“Letter of Credit Outstandings” shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 2.02(a).

“Lien” shall mean any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any lease in the nature thereof having substantially the same effect as any of the foregoing).

“Loan” shall mean each Term Loan (including each Converted Term Loan, each New Term Loan and each Incremental Term Loan), Revolving Loan (including each Converted Revolving Loan) and each Swingline Loan.

“Location” of any Person means such Person’s “location” as determined pursuant to Section 9-307 of the Uniform Commercial Code of the State of New York.

“Majority Lenders” shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations in respect of the Revolving Commitments were repaid in full and the Total Revolving Commitment was terminated.

“Management Agreement” shall mean the management agreement entered into among Carlyle and/or one or more Carlyle Affiliates and Holdings as in effect in the Restatement Effective Date, and as same may be amended with the consent of the Joint Lead Arrangers.

“Mandatory Borrowing” shall have the meaning provided in Section 1.01(d).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole.

“Maturity Date” shall mean each of the RF Maturity Date and the Term Loan Maturity Date.

“Maximum Swingline Amount” shall mean the lesser of $20,000,000 and the amount of the Total Revolving Commitment.

“Minimum Borrowing Amount” shall mean (i) for Term Loans, Revolving Loans and Swingline Loans maintained as Base Rate Loans, $250,000 and (ii) for Term Loans and Revolving Loans maintained as Eurodollar Loans, $1,000,000.

“Moody’s” shall have the meaning provided in the definition of Cash Equivalents.

“Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument, each in a form designated by counsel, and reasonably satisfactory, to the Administrative Agent and the Borrower.

“Mortgage Policy” shall mean a mortgage title insurance policy or a binding commitment with respect thereto.

“Mortgaged Properties” shall mean each of (i) the Real Properties of the Credit Parties subject to an Existing Mortgage and (ii) the Real Properties of the Credit Parties listed on Schedule 6.17 and designated as “Mortgaged Properties” therein.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean, with respect to any Asset Sale, the Cash Proceeds resulting therefrom net (without duplication) of (i) expenses of sale or, in the case of an Asset Sale of the type described in clause (z) of the definition thereof, of collection, (ii)(A) in the case of Foreign Asset Sales, all payments of principal, premium and interest of Indebtedness (other than Indebtedness to the Lenders pursuant to this Credit Agreement) of any Foreign Subsidiary actually made with the proceeds of the respective Foreign Asset Sale, provided that the Permitted Foreign Subsidiary Debt Amount shall be permanently reduced in an amount equal to the aggregate amount so applied, and (B) in the case of all other Asset Sales, payments of principal, premium and interest of Indebtedness (other than Indebtedness to the Lenders pursuant to this Credit Agreement) secured by the assets the subject of the Asset Sale and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale) and (iii) the marginal increased amount of all taxes and other amounts owing to governmental entities as a result of such Asset Sale.

“New Credit Party” shall mean and include any Credit Party which was not a Credit Party under, and as defined in, the Existing Credit Agreement on the Original Effective Date.

“New Mortgaged Property” shall mean each Real Property owned by the Borrower and designated as “New Mortgaged Property” on Schedule 6.17.

“New Mortgages” shall mean each of the Mortgages executed and delivered pursuant to Section 5.01(i)(iii).

“New Term Loan” shall have the meaning provided in Section 1.01(a).

“New Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01 directly below the column entitled “New Term

Loan Commitment,” as same may be (x) reduced from time to time pursuant to Sections 3.03, 4.02 and/or 9 and (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 12.04(b).

“Non-Defaulting Lender” shall mean a Lender that is not a Defaulting Lender.

“Non-Wholly Owned Domestic Subsidiary” shall mean each Domestic Subsidiary of the Borrower that is not a Wholly-Owned Domestic Subsidiary.

“Note” shall mean and include each Term Note, each Incremental Term Note, each Revolving Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 1.03.

“Notice of Conversion” shall have the meaning provided in Section 1.06.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 60 Wall Street, New York, New York 10206, Attention:  Diane Rolfe, Telephone No.: (212) 250-6143, and Telecopier No.: (212) 797-5692, (ii) for operational notices, the office of the Administrative Agent located at 90 Hudson Street, 1st Floor, Jersey City, New Jersey 07302, Attention:  Marie Cowell, Telephone No.: (201) 593-2175, and Telecopier No.: (201) 593-2308, or (iii) such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to either Joint Lead Arranger, the Administrative Agent, the Collateral Agent, any Letter of Credit Issuer or any Lender pursuant to the terms of this Agreement or any other Credit Document.

“Original Acquisition” shall mean the Acquisition, under, and as defined in, the Existing Credit Agreement.

“Original Effective Date” shall mean the Effective Date under, and as defined in, the Existing Credit Agreement.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Participant” shall have the meaning provided in Section 2.04(a).

“Payment Office” shall mean the office of the Administrative Agent at 90 Hudson Street, 5th Floor, Jersey City, New Jersey or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean the acquisition by a Qualified Credit Party or a Foreign Subsidiary of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into such Qualified Credit Party or Foreign Subsidiary (so long as the Qualified Credit Party or the respective Foreign Subsidiary is the surviving corporation)), provided that (in each case) (A) the consideration paid or to be paid by the respective Qualified Credit Party or Foreign Subsidiary consists solely of cash (including proceeds of Revolving Loans or Swingline Loans), Cash Equivalents, Foreign Cash Equivalents, the issuance or incurrence of Indebtedness otherwise permitted by Section 8.04, the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 8.04, and the issuance of common stock of Holdings or Qualified Preferred Stock otherwise permitted by Section 8.13, the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 8.01 and (B) all applicable requirements of Sections 7.12 and 8.02 applicable to Permitted Acquisitions are satisfied.  Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Factoring Transaction Outstandings” at any time shall mean the aggregate amount of cash theretofore paid to Foreign Subsidiaries of the Borrower in respect of the receivables and related assets sold or transferred by them pursuant to one or more factoring arrangements, in each case to the extent the respective receivables have not yet been repaid by the respective account debtor or repurchased by Foreign Subsidiaries of the Borrower (it being the intent of the parties that the amount of Permitted Factoring Transaction Outstandings at any time outstanding approximate as closely as possible the principal amount of Indebtedness which would be outstanding pursuant to all factoring arrangements then in effect if same were structured as a secured lending agreement rather than a purchase agreement).

“Permitted Foreign Investment Amount” shall mean, at the time of any determination thereof, $75,000,000 less (without duplication) (i) the aggregate fair market value (as determined by the Borrower in good faith, but in the case of any lease of assets referred to below, including the fair market value of all of the assets which are the subject of such lease) of all assets conveyed, sold, leased or otherwise transferred (net of the amount of any cash consideration received therefor, when and as received) pursuant to Section 8.02(i) after the Restatement Effective Date and on or prior to the date of such determination, (ii) the aggregate consideration paid by the Borrower and its Subsidiaries in connection with Permitted Acquisitions made by one or more Foreign Subsidiaries of the Borrower or where the respective Acquired Entity or Business is outside, or is organized outside (or the Person that is the target Company of the respective Permitted Acquisition owns assets which are located outside), the United States (or if only a portion the assets of such respective Acquired Entity or Business is located outside of the United States, the fair market value of such portion of assets located outside of the United States), except to the extent such consideration is paid solely from (x)

internally generated cash of a Foreign Subsidiary, (y) cash proceeds of Indebtedness incurred by a Foreign Subsidiary or (z) capital contributions, loans and advances or other investments received from the Borrower or any of its Domestic Subsidiaries which have reduced the Permitted Foreign Investment Amount as provided in clause (v) below, (iii) the aggregate amount of Contingent Obligations then outstanding pursuant to Section 8.04(k) (taking the maximum amount then supported by the respective Contingent Obligations) and outstanding at the time of determination, (iv) all amounts theretofore paid with respect to Contingent Obligations previously outstanding pursuant to Section 8.04(k) (less any cash payments actually received in reimbursement thereof from the direct obligor whose obligations were supported by such Contingent Obligations and (v) the aggregate amount of capital contributions, loans and advances and other investments made pursuant to Section 8.06(k) after the Restatement Effective Date and on or prior to the time of such determination (determined as the amount originally advanced, loaned or otherwise invested (without giving effect to any write-downs or write-offs thereof) less the amount of returns on such capital contributions, loans and advances and other investments, to the extent such amount does not exceed the original amount of such capital contributions, loans and advances and other investments).  For the avoidance of doubt, credit support provided by a Qualified Credit Party to a Foreign Subsidiary for the repayment of intercompany loans or advances made by such Qualified Credit Party to such Foreign Subsidiary pursuant to Section 8.06(k) shall not reduce the Permitted Foreign Investment Amount to the extent that such intercompany loans and advances have already reduced the Permitted Foreign Investment Amount.

“Permitted Foreign Subsidiary Debt Amount” shall mean, at the time of any determination thereof, $30,000,000 less (without duplication) the aggregate amount of all reductions thereto pursuant to clause (ii)(A) of the definition of Net Cash Proceeds contained herein as a result of the application of proceeds of Foreign Asset Sales made after the Restatement Effective Date and on or prior to the time of such determination.

“Permitted Honeywell Receivables Transaction Outstandings” at any time shall mean the aggregate amount of cash theretofore paid to the Borrower and its Subsidiaries in respect of the receivables  (and related assets) arising from goods and services provided to Honeywell International, Inc. sold or transferred by them pursuant to one or more factoring arrangements, in each case to the extent the respective receivables have not yet been repaid by the respective account debtor or repurchased by the Borrower or its Subsidiaries (it being the intent of the parties that the amount of Permitted Honeywell Receivables Transaction Outstandings at any time outstanding approximate as closely as possible the principal amount of Indebtedness which would be outstanding pursuant to all such factoring arrangements then in effect if same were structured as a secured lending agreement rather than a purchase agreement.

“Permitted JV Investment Amount” shall mean, at the time of any determination thereof, $10,000,000 less (without duplication) (i) the aggregate amount of all investments deemed made pursuant to clause (3) of Section 8.02(f), (ii) the aggregate fair market value (as determined by the Borrower in good faith) of all assets conveyed, sold or transferred (net of the amount of any cash consideration received therefor) pursuant to Section 8.02(l) after the Restatement Effective Date and on or prior to the date of such determination, (iii) the aggregate amount of Contingent Obligations then outstanding pursuant to Section 8.04(l) (taking the maximum amount then supported by the respective Contingent Obligations) and outstanding at the time of determination, (iv) all amounts theretofore paid with respect to Contingent Obligations previously outstanding pursuant to Section 8.04(l) (less any cash payments actually received in reimbursement thereof from the direct obligor whose obligations were supported by such Contingent Obligations), (v) the aggregate consideration paid by the Borrower and its Subsidiaries in connection with Permitted Acquisitions where the respective Acquired Entity or Business (or any Person owned by it) would be a Joint Venture after giving effect to the Permitted Acquisition (or the portion of the aggregate consideration allocable to any such Joint Venture) and (vi) the aggregate amount of capital contributions, loans and advances and other investments made pursuant to Section 8.06(q) (or deemed made pursuant to clause (3) of the proviso to Section 8.02(f)) after the Restatement Effective Date and on or prior to the time of such determination (net of the amount of returns on such capital contributions, loans and advances and other investments, to the extent such amount does not exceed the original amount of such capital contributions, loans and advances and other investments).

“Permitted Liens” shall mean Liens permitted under Section 8.03.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean (i) any pension plan as defined in Section 3(2) of ERISA (other than a Foreign Pension Plan), which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings, the Borrower or any of its Subsidiaries or any such pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code which is maintained or contributed to by (or to which there is an obligation to contribute of) an ERISA Affiliate, after giving effect to the Transaction, and (ii) each such pension plan for the five year period immediately following the latest date on which Holdings, the Borrower or any such Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan and with respect to which Holdings, the Borrower or any of its Subsidiaries may incur any liability (including any indirect, contingent or secondary liability).

“Pledge Agreement” shall have the meaning provided in Section 5.01(g).

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Post-Test Period Pro Forma Basis” means the making of calculations on a pro forma basis (with calculations of Consolidated EBITDA to be based on the Test Period most recently ended) in accordance with, and to the extent required by, the provisions of Section 10.02, taking into account certain events occurring after the end of the respective Test Period and on or prior to the date of determination, in accordance with the provisions of Section 10.02 with respect to determinations to be made on a Post-Test Period Pro Forma Basis.

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes.  The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The

Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” means, with respect to any Test Period, the making of calculations on a pro forma basis for certain events (including Significant Acquisitions and Significant Asset Sales) in accordance with, and to the extent required by, the provisions of Section 10.02 hereof, but without making adjustments for events which occurred after the end of the respective Test Period.

“Projections” shall mean the projections contained in the Confidential Information Memorandum, dated April 2005, which were prepared by or on behalf of the Borrower in connection with this Agreement and delivered to the Administrative Agent and the Joint Lead Arrangers prior to the Restatement Effective Date.

“Qualified Credit Party” shall mean (i) the Borrower and (ii) each Wholly-Owned Domestic Subsidiary of the Borrower that is a Subsidiary Guarantor.

“Qualified Preferred Stock” means any preferred capital stock of Holdings so long as the terms of any such preferred capital stock (x) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the date occurring one year following the Term Loan Maturity Date and (y) do not require the cash payment of dividends or distributions at any time that such cash payment would result in a Default or an Event of Default hereunder.

“Qualified Public Offering” shall mean an underwritten public offering of the common stock of Holdings which generates cash proceeds to Holdings of at least $100,000,000.

“RCRA” shall mean the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.

“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Refinanced Term Loans” shall have the meaning provided in Section 12.12(c).

“Refinancing Indebtedness” shall mean Indebtedness of the Borrower or any of its Subsidiaries the proceeds of which are used to refinance Indebtedness theretofore outstanding pursuant to (and as permitted by) Section 8.04(f) or (j); provided that (i) the principal amount of such Refinancing Indebtedness shall not exceed that of the Indebtedness being refinanced immediately before the respective refinancing is consummated (plus the amount of any premium or accrued interest actually paid on the Indebtedness so refinanced), (ii) all net proceeds of Refinancing Indebtedness are substantially concurrently applied to permanently repay the Indebtedness being refinanced, (iii) Refinancing Indebtedness shall not have a final maturity or Weighted Average Life to Maturity shorter than the remaining final maturity or Weighted Average Life to Maturity of the Indebtedness so refinanced, (iv) the terms of Refinancing Indebtedness (including any applicable subordination terms, but excluding interest rates and other economic terms so long as based on then current market conditions) shall not be materially less favorable to the Borrower or the respective Subsidiary or the Lenders than the terms of the

Indebtedness so refinanced, (v) the obligor on Refinancing Indebtedness shall be the same as the obligor on the Indebtedness so refinanced, (vi) any Refinancing Indebtedness in respect of the Senior Subordinated Notes shall be unsecured and (vii) the Liens, guarantees or other credit support for Refinancing Indebtedness shall be no more favorable in any material respect to the obligee of such Indebtedness than such credit support for the Indebtedness being refinanced.

“Register” shall have the meaning provided in Section 12.04.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Reinvestment Assets” shall mean any assets to be employed in the business of the Borrower and its Subsidiaries as described in Section 8.01.

“Reinvestment Election” shall have the meaning provided in Section 4.02(A)(c).

“Reinvestment Notice” shall mean a written notice signed by an Authorized Officer of the Borrower stating that the Borrower, in good faith, intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale to purchase, construct or otherwise acquire Reinvestment Assets.

“Reinvestment Prepayment Amount” shall mean, with respect to any Reinvestment Election, the amount, if any, on the Reinvestment Prepayment Date relating thereto by which (a) the Anticipated Reinvestment Amount in respect of such Reinvestment Election exceeds (b) the aggregate amount thereof expended by the Borrower and its Subsidiaries to acquire Reinvestment Assets.

“Reinvestment Prepayment Date” shall mean, with respect to any Reinvestment Election, the earliest of (i) the date, if any, upon which the Administrative Agent, on behalf of the Required Lenders, shall have delivered a written termination notice to the Borrower, provided that such notice may only be given while an Event of Default under Section 9.01 or 9.05 exists, (ii) the date occurring 365 days after such Reinvestment Election and (iii) the date on which the Borrower shall have determined not to proceed with the purchase, construction or other acquisition of Reinvestment Assets with the related Anticipated Reinvestment Amount.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Replaced Lender” shall have the meaning provided in Section 1.13.

“Replacement Lender” shall have the meaning provided in Section 1.13.

“Replacement Term Loans” shall have the meaning provided in Section 12.12(c).

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Lenders” shall mean Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Commitments (or after the termination thereof, outstanding Revolving Loans and RF Percentages of (x) outstanding Swingline Loans and (y) Letter of Credit Outstandings) exceed 50% of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders, and (ii) the Total Revolving Commitment less the Revolving Commitments of all Defaulting Lenders (or after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RF Percentages of all Non-Defaulting Lenders of the total (x) outstanding Swingline Loans and (y) Letter of Credit Outstandings at such time).

“Restatement Effective Date” shall have the meaning provided in Section 12.10.

“Returns” shall have the meaning provided in Section 6.12.

“Revolving Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01 hereto directly below the column entitled “Revolving Commitment,” as the same may be (x) reduced or terminated from time to time pursuant to Section 3.02, 3.03 and/or 9 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 and/or 12.04.

“Revolving Facility” shall mean the Facility evidenced by the Revolving Commitments (and outstandings pursuant thereto).

“Revolving Loan” shall have the meaning provided in Section 1.01(b).

“Revolving Note” shall have the meaning provided in Section 1.05(a).

“RF Lender” shall mean at any time each Lender with a Revolving Commitment or with outstanding Revolving Loans.

“RF Maturity Date” shall mean May 16, 2011.

“RF Percentage” shall mean at any time for each RF Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment, provided that if the Total Revolving Commitment has been terminated, the RF Percentage of each RF Lender shall be determined by dividing such RF Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination.

“S&P” shall have the meaning provided in the definition of Cash Equivalents.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by a Foreign Subsidiary on the Restatement Effective Date or thereafter acquired by a Foreign Subsidiary whereby such Foreign Subsidiary transfers such property to one or more third Persons and the Foreign Subsidiary leases such property from such Person(s).

“Scheduled Repayment” shall have the meaning provided in Section 4.02(A)(b).

“SEC” shall have the meaning provided in Section 7.01(h).

“Section 4.04 Certificate” shall have the meaning provided in Section 4.04(b)(ii).

“Secured Creditor” shall mean and include any Secured Creditor as defined in any Security Document.

“Security Agreement” shall have the meaning provided in Section 5.01(h).

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Documents” shall mean the Pledge Agreement, the Security Agreement, each Mortgage, each Additional Mortgage, if any, and each pledge and security agreement or similar agreement governed by local law entered into as contemplated under Section 7.10(c), if any.

“Senior Subordinated Note Documents” shall mean and include each of the documents, instruments (including the Senior Subordinated Notes) and other agreements entered into by the Borrower (including, without limitation, the Senior Subordinated Note Indenture and any documents in respect of any Senior Subordinated Notes issued upon the exchange offer as contemplated by the Senior Subordinated Note Indenture) relating to the issuance by the Borrower of the Senior Subordinated Notes, as in effect on the Original Effective Date and as the same may be entered into, supplemented, amended or modified from time to time in accordance with the terms hereof and thereof.

“Senior Subordinated Note Indenture” shall mean an Indenture entered into by and between the Borrower and Wells Fargo Minnesota National Association, as trustee thereunder, with respect to Senior Subordinated Notes as in effect on the Original Effective Date and as the same may be modified, amended or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Subordinated Notes” shall mean the Senior Subordinated Notes due 2012 in an initial aggregate amount of $225,000,000 and issued by the Borrower under the Senior Subordinated Note Indenture and all Senior Subordinated Notes issued upon the exchange offer as contemplated in the Senior Subordinated Note Indenture, as in effect on the Original Effective Date and as the same may be issued, supplemented, amended or modified from time to time in accordance with the terms thereof and hereof.

“Significant Acquisition” shall mean any Permitted Acquisition the aggregate consideration (taking the amount of cash and Cash Equivalents, the aggregate amount expected to be paid on or after the date of the respective Permitted Acquisition pursuant to any earn-out, non-compete, consulting or deferred compensation or purchase price adjustment or similar arrangements, the fair market value (as determined in good faith by the Borrower) of all other non-cash consideration and the aggregate amount of assumed Indebtedness) for which exceeds $10,000,000.

“Significant Asset Sale” means any Asset Sale the aggregate consideration (taking the amount of cash and Cash Equivalents, the aggregate amount expected to be paid on or after the date of the respective Asset Sale pursuant to any earn-out, non-compete, consulting or deferred compensation or purchase price adjustment or similar arrangements, the fair market value (as determined in good faith by the Borrower) of all other non-cash consideration and the aggregate amount of assumed Indebtedness) for which exceeds $10,000,000.

“Specified Default” shall mean a Default or Event of Default under any of Sections 9.01, 9.03 (as a result of non-compliance with any Financial Covenant) or 9.05.

“Standby Letter of Credit” shall have the meaning provided in Section 2.01(a).

“Start Date” shall have the meaning provided in the definition of Applicable Margin.

“Stated Amount” of each Letter of Credit shall mean the maximum available to be drawn thereunder (regardless of whether any conditions for drawing could then be met and using the Dollar Equivalent thereof in the case of any Letter of Credit denominated in an Alternate Currency).

“Subsidiaries Guaranty” shall have the meaning provided in Section 5.01(l).

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.  Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of Holdings.

“Subsidiary Guarantors” shall mean each Domestic Subsidiary that (i) is a party to the Subsidiaries Guaranty on the Restatement Effective Date, (ii) is required pursuant to Section 7.10(a) to execute (and has executed) a counterpart of the Subsidiaries Guaranty or a Joinder Agreement or (iii) otherwise becomes a party to the Subsidiaries Guaranty, in each case only so long as such Domestic Subsidiary continues to be a party to the Subsidiaries Guaranty.

“Swingline Expiry Date” shall mean the date which is two Business Days prior to the RF Maturity Date.

“Swingline Lender” shall mean DBTCA or, in the event DBTCA ceases to be Swingline Lender, any Lender which at the request of the Borrower and the consent of the Administrative Agent agrees in such Lender’s sole discretion to become the Swingline Lender.

“Swingline Loan” shall have the meaning provided in Section 1.01(c).

“Swingline Note” shall have the meaning provided in Section 1.05(a).

“Syndication Date” shall mean the date upon which the Total Commitment (and related outstanding Loans) have been “Successfully Syndicated” to Lenders under this Agreement as previously agreed to in writing between Holdings and the Joint Lead Arrangers.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Benefit” has the meaning provided in Section 4.04(c).

“Taxes” shall have the meaning provided in Section 4.04(a).

“Term Facility” shall mean the Facility evidenced by (i) the Converted Term Loans, (ii) the New Term Loan Commitments (or, after the termination of the Total New Term Loan Commitment, the outstanding New Term Loans) and (iii) after the incurrence thereof, the Incremental Term Loans.

“Term Loan” shall have the meaning provided in Section 1.01(a).

“Term Loan Maturity Date” shall mean December 31, 2011.

“Term Note” shall have the meaning provided in Section 1.05(a).

“Test Period” shall mean each period of four consecutive fiscal quarters of Holdings ended.

“Total Commitment” shall mean the sum of the Total New Term Loan Commitment and the Total Revolving Commitment.

“Total New Term Loan Commitment” shall mean the sum of the New Term Loan Commitments of each of the Lenders.

“Total Revolving Commitment” shall mean the sum of the Revolving Commitments of each of the Lenders.

“Total Unutilized Revolving Commitment” shall mean, at any time, (i) the Total Revolving Commitment at such time less (ii) the sum of the aggregate principal amount of all Revolving Loans and Swingline Loans at such time plus the Letter of Credit Outstandings at such time.

“Trade Letter of Credit” shall have the meaning provided in Section 2.01(a).

“Transaction” shall mean (i) the consummation of the Acquisition and (ii) the entering into of this Agreement, the conversion of the Existing Term Loans and the Existing Revolving Loans and the incurrence of New Term Loans, in each case on the Restatement Effective Date.

“Type” shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Unpaid Drawing” shall have the meaning provided in Section 2.03(a).

“Unutilized Revolving Commitment” for any RF Lender at any time shall mean the excess of (i) the Revolving Commitment of such Lender over (ii) the sum of (x) the aggregate outstanding principal amount of Revolving Loans made by such Lender plus (y) an amount equal to such Lender’s Adjusted RF Percentage of the Letter of Credit Outstandings at such time; provided that the Unutilized Revolving Commitment of the Swingline Lender shall at any time be reduced (but not below zero) by the aggregate amount of Swingline Loans made by it which are then outstanding.

“U.S.” shall mean the United States of America.

“Wachovia” shall mean Wachovia Bank, National Association, in its individual capacity.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Domestic Subsidiary” shall mean each Wholly-Owned Subsidiary that is a Domestic Subsidiary.

“Wholly-Owned Subsidiary” of any Person shall mean any Subsidiary of such Person to the extent all of the Equity Interests in such Subsidiary, other than directors’ qualifying shares and, in the case of Foreign Subsidiaries, nominal amounts of shares issued to other Persons in accordance with applicable law, is owned directly or indirectly by such Person.

“Written” or “in writing” shall mean any form of written communication or a communication by means of telex, facsimile transmission, telegraph or cable.

10.02   Certain Pro Forma Calculations.  (a)  For purposes of calculating Consolidated EBITDA for any Test Period on a Pro Forma Basis or a Post-Test Period Pro Forma Basis for purposes of this Agreement, the following rules shall apply:

(i)                                     if at any time after the Restatement Effective Date and during the respective Test Period (and, in the case of determinations being made on a Post-Test Period Pro Forma Basis only, thereafter and on or prior to the date of determination) the Borrower or any of its Subsidiaries shall have made any Significant Asset Sale, Consolidated EBITDA for such Test Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets or Equity Interests which are the subject of such Significant Asset Sale for such Test Period or increased by an amount equal to the Consolidated EBITDA (if negative) applicable thereto for such Test Period;

(ii)                                  if at any time after the Restatement Effective Date and during such Test Period (and, in the case of determinations being made on a Post-Test Period Pro Forma Basis only, thereafter and on or prior to the date of determination) the Borrower or any Subsidiaries shall have made any Significant Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if such Significant Acquisition had occurred on the first day of such Test Period;

(iii)                               if during such Test Period (and, in the case of determinations being made on a Post-Test Period Pro Forma Basis only, thereafter and on or prior to the date of determination) any Person that became a Subsidiary or was merged with or into the Borrower or any of its Subsidiaries since the beginning of such Test Period pursuant to a Significant Acquisition made after the Restatement Effective Date shall have entered into any disposition or acquisition transaction that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Borrower or a Subsidiary of the Borrower during such Test Period, Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such Test Period; and

(iv)                              pro forma calculations of Consolidated EBITDA, whether pursuant to this Section 10.02 or otherwise, shall not give effect to anticipated cost savings and/or increases to Consolidated EBITDA for the relevant period, except in cases of Significant Acquisitions for factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act of 1933, as amended or which the Borrower expects to realize during the twelve-month period immediately following the consummation of such Significant Acquisition (and identifies in the compliance certificate or other relevant certificate delivered to the Joint Lead Arrangers pursuant to the terms hereof), as if such cost savings or expenses were realized on the first day of the respective period.

(b)                                 For purposes of calculating Consolidated Debt for purposes of this Agreement (including as used in the definition of Leverage Ratio), all determinations thereof shall be made based on the actual amount of Consolidated Debt outstanding on the date of the required determination of Consolidated Debt (or of the Leverage Ratio) (in the case of determinations to be made on a Post-Test Period Pro Forma Basis, after giving effect to all incurrences and repayments of Consolidated Debt in connection with the respective event or occurrence requiring that a determination be made on a Post-Test Period Pro Forma Basis).

(c)                                  For purposes of calculating the Consolidated Interest Coverage Ratio for any Test Period on a Pro Forma Basis or a Post-Test Period Pro Forma Basis for purposes of this Agreement, all determinations of Consolidated Interest Coverage Ratio for the respective Test Period shall be made, with such pro forma adjustments as may be determined in accordance with GAAP and the rules, regulations and guidelines of the SEC (including without limitation Article 11 of Regulation S-X), after giving effect to all Significant Acquisitions and Significant Asset Sales effected during the respective Test Period (and, in the case of determinations being made on a Post-Test Period Pro Forma Basis only, thereafter and on or prior to the date of determination), as well as to all incurrences of Indebtedness and permanent repayments of Indebtedness (excluding normal fluctuations in working capital Indebtedness) during the respective Test Period (and, in the case of determinations being made on a Post-Test Period Pro Forma Basis only, thereafter and on or prior to the date of determination) as if same had occurred on the first day of the respective Test Period.

SECTION 11.   The Agents.

11.01   Appointment.  The Lenders hereby designate DBTCA as Administrative Agent (for purposes of this Section 11, the terms “Administrative Agent” shall include DBTCA (and its affiliates) in its (or their) capacity as Administrative Agent hereunder and Collateral Agent as agent for the Secured Lenders pursuant to the Security Documents) to act as specified herein and in the other Credit Documents.  The Lenders hereby designate GECC and Wachovia as Co-Documentation Agents to act as specified herein and in the other Credit Documents.  The Lenders hereby designate DBSI and CSFB as Joint Lead Arrangers to act as specified herein and in the other Credit Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, each Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of each Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Each Agent may perform any of their duties hereunder by or through their respective officers, directors, agents, employees or affiliates.

11.02   Nature of Duties.  The Agents shall not have any duties or responsibilities except those expressly set forth in this Agreement and the Credit Documents.  No Agent nor any of its respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of the Agents shall be mechanical and administrative in nature; no Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

11.03   Lack of Reliance on the Agents.  Independently and without reliance upon any Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  No Agent shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Holdings and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Holdings and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

11.04   Certain Rights of the Agents.  If any Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender nor any holder of any Note shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

11.05   Reliance.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype, facsimile or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that such Agent reasonably believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by such Agent.

11.06   Indemnification.  To the extent that any Agent is not reimbursed and indemnified by the Borrower, each Lender will reimburse and indemnify such Agent, in proportion to its “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent in performing its duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable to any Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.07   The Agents in Their Individual Capacity.  With respect to its obligation to make Loans under this Agreement, each Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Required Lenders,” “Majority Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Each Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from Holdings, or any other Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.08   Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been delivered to the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

11.09   Resignation.  (a)  The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 30 days’ prior written notice to the Borrower and the Lenders.  Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as a Letter of Credit Issuer, the Swingline Lender and the Collateral Agent, in which case upon the effectiveness of such resignation in accordance with this Section 11.09 the resigning

Administrative Agent (x) shall not be required to issue any further Letters of Credit, make any additional Swingline Loans hereunder or discharge any duties of the “Collateral Agent” under the Security Documents and (y) shall maintain all of its rights as a Letter of Credit Issuer, the Swingline Lender and the Collateral Agent, as the case may be, with respect to any Letters of Credit issued by it, Swingline Loans made by it, or actions taken (or omitted to be taken) by it under the Security Documents, in each case prior to the effective date of such resignation.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)                                 Upon any such notice of resignation, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder (who must also agree, unless the resigning Administrative Agent otherwise consents (or another Person is appointed as Collateral Agent in a manner consistent with the requirements of this clause (b)), to act as Collateral Agent) who shall be a commercial bank or trust company reasonably acceptable to the Borrower (it being understood and agreed that the Borrower’s acceptance of a successor Administrative Agent pursuant to this paragraph (b) shall not be unreasonably withheld).

(c)                                  If a successor Administrative Agent shall not have been so appointed within such 30 day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, shall then appoint a successor Administrative Agent (which successor Administrative Agent shall be required, unless the resigning Administrative Agent otherwise consents (or another Person is appointed as Collateral Agent in a manner consistent with the requirements of this clause (c)), to also act as Collateral Agent) who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)                                 If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 30th day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided in clause (b) above.

(e)                                  Notwithstanding anything to the contrary contained in this Section 11.09, the Administrative Agent’s resignation as Collateral Agent as contemplated in clause (a) above shall not become effective until a successor Administrative Agent appointed in accordance with the provisions of clause (b) or (c) above has agreed to act as “Collateral Agent” under the Credit Documents or another Person has been appointed as Collateral Agent in accordance with the provisions of clause (b) or (c).

(f)                                    Each Joint Lead Arranger and each Co-Documentation Agent may resign from the performance of all of its functions and duties hereunder and/or under the other Credit Documents at any time by giving 5 Business Days’ prior written notice to the Administrative Agent.  Such resignation shall take effect on the 5th Business Day after the respective notice is given to the Administrative Agent.

(g)                                 Upon a resignation of any Agent pursuant to this Section 11.09, such Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 11 shall continue in effect for the benefit of such Agent for all of its actions and inactions while serving as an Agent.

11.10   Collateral Matters.  (a)  Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors.  Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized by and on behalf of all of the Secured Creditors, without the necessity of any notice to or further consent from any Secured Creditor, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)                                 The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby (other than those arising from indemnities for which no claim has been made), (ii) constituting property being sold or disposed of (to Persons other than Holdings and its Subsidiaries) upon the sale thereof in compliance with, or as otherwise permitted in connection with a transaction permitted under, Section 8.02 or (iii) if approved, authorized or ratified in writing by the Required Lenders (or all Lenders, if such release is required to be approved by all of the Lenders hereunder).  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10.

(c)                                  Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, or consented to in writing by the Required Lenders, or all of the Lenders, as applicable, and upon at least five Business Days’ (or such shorter period as is reasonably acceptable to the Collateral Agent) prior written request by the Borrower, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Secured Creditors herein or pursuant hereto upon the Collateral that was sold or transferred, provided that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse, representation or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Holdings or any of its Subsidiaries in respect of) all interests retained by Holdings or any of its Subsidiaries, including, without limitation, the proceeds of the sale, all of which shall continue to constitute part of the Collateral.  In the event of any foreclosure or similar enforcement action with respect to any of the Collateral, the Collateral Agent shall be authorized to deduct all of the out-of-pocket costs and expenses reasonably incurred by the Collateral Agent from the proceeds of any such sale, transfer or foreclosure.

(d)                                 The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or any of its Subsidiaries or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 11.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto as between the Lenders and the Collateral Agent, the Collateral Agent may act in any manner it may deem appropriate, in its reasonable discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.11   Special Appointment of Collateral Agent (Germany).

(a)                                  Without prejudice to the generality of Section 11.10

(i)                                     each Lender hereby appoints, on the terms hereof, and each Other Creditor (as defined in the U.S. Security Agreement) by its acceptance of the benefits of the German Security and by notice in writing to the Collateral Agent to that effect appoints, on the terms hereof, the Collateral Agent as trustee (Treuhaender), agent and administrator for the purpose of holding on trust (Treuhand), accepting, administering and enforcing the German Security for and on behalf of the Lenders and the Other Creditors;

(ii)                                  the Collateral Agent accepts its appointment as trustee (Treuhaender), agent and administrator of the German Security on the terms and subject to the conditions set out in this Agreement;

(iii)                               the Lenders and the Other Creditors agree that, in relation to the German Security, no Lender and no Other Creditor shall exercise any independent power to enforce any German Security or take any other action in relation to the enforcement of the German Security, or make or receive any declarations in relation thereto.

(b)                                 The Collateral Agent shall administer any German Security which is pledged under German law (verpfändet) to any of the Lenders and the Other Creditors under an accessory security right (akzessorische Sicherheit).

(c)                                  Furthermore, each Lender hereby authorizes and each Other Creditor by notice in writing to the Collateral Agent to that effect authorizes the Collateral Agent (with the right of sub-delegation) to enter into any documents evidencing German Security and to make and accept all declarations and take all actions as it considers necessary or useful in connection with any German Security on behalf of such Lender and such Other Creditor. The Collateral Agent shall further be entitled to rescind, release, amend and/or execute new and different documents securing the German Security. The Collateral Agent is released from the restrictions arising under section 181 of the German Civil Code (Buergerliches Gesetzbuch) (restrictions on self-dealing).

SECTION 12.   Miscellaneous.

12.01   Payment of Expenses, etc.  The Borrower agrees to:  (i) pay all reasonable, documented, out-of-pocket fees and expenses of the Joint Lead Arrangers in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of White & Case LLP, counsel to the Joint Lead Arrangers and other local and foreign counsel (if any)) and of each Agent and each Lender in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for the Agents and for each of the Lenders, provided that, except in the case of a bankruptcy of any Credit Party, no more than one counsel for the Agents and the Lenders may be used in any one jurisdiction); (ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify each Lender (including in its capacity as an Agent or Letter of Credit Issuer), its officers, directors, employees, representatives agents, advisors and trustees from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent or any Lender is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among any Agent, any Lender, any Credit Party or any third Person or otherwise) related to the entering into and/or performance of any Document or the use of the proceeds of any Loans hereunder or the Transaction or the consummation of any transactions contemplated in any Credit Document, (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned or at any time operated by the Borrower or any of its Subsidiaries, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, the non-compliance of any Real Property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property owned or at any time operated by Holdings or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding or (c) any losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under Section 12.04(c) (but, in the case of clauses (a), (b) and (c) above, excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified or an affiliate of such Person (as determined by a court of competent jurisdiction in a final and non-appealable decision)).

12.02   Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, if an Event of Default then exists, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special but not trust accounts) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of such Credit Party purchased by such Lender pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

12.03   Notices.  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, faxed, cabled or delivered, if to a Credit Party, c/o Rexnord Corporation, 4701 West Greenfield Avenue, Milwaukee, Wisconsin, 53214, attention: Chief Financial Officer, telephone: (414) 643-3000, telecopier: (414) 643-3078; if to the Administrative Agent or the Collateral Agent, at its address, facsimile number or telephone number specified for such Person on credit notices in the definition of Notice Address hereto; if to any other Lender, to the address, facsimile number or telephone number specified in the Administrative Questionnaire; or, at such other address as shall be designated by any party in a written notice to the other parties hereto.  All such notices and communications shall be mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, and shall be effective when received.

12.04   Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (it being understood that Holdings may be released from the Holdings Guaranty and the Security Documents to which it is a party (x) in connection with the consummation of a Qualified Public Offering so long as the consent of the Required Lenders thereto is obtained or (y) after the establishment of Intermediate Holdco, provided that Intermediate Holdco has taken all action required by Section 7.10) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Transferee in accordance with the provisions of subsection (b) of this Section 12.04, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 12.04, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 12.04 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 12.04 and, to the extent expressly contemplated hereby, beneficiaries of the indemnification provisions set forth herein) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Any Lender may at any time assign to one or more Eligible Transferees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in Letters of Credit and in Swingline Loans) at the time owing to it or held by it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section 12.04) with respect to a Lender, the aggregate amount of the Commitment and/or (without duplication) Loans subject to each such assignment, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date, shall not be less than (i) in the case of Revolving Commitments (and related Outstandings), $5,000,000 and (ii) in the case of Term Loans, $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default under Section 9.01 or 9.05 has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swingline Loans; (iii), except in the case of assignments by the Agents to their respective Affiliates, any assignment of a Revolving Commitment must be approved by each of the Administrative Agent, each Letter of Credit Issuer and the Swingline Lender unless the Person that is the proposed assignee is itself a RF Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Transferee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with, in the case of assignments of Revolving Commitments and related outstandings (other than any such assignments by CSFB), a processing and recordation fee of $3,500, and the Eligible Transferee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 12.04, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Transferee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 1.10, 1.11, 2.05, 4.04 and 12.01 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 12.04.

(c)                                  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Notice Office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Letter of Credit Outstandings owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or Holding’s Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letters of Credit Outstandings and/or Swingline Loans) owing to it); provided that (x) such Lender’s obligations under this Agreement shall remain unchanged, (y) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (z) the Borrower, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, except to the extent such amendment, modification or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the RF Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or of a mandatory Prepayment shall not constitute a change in the terms of such participation, that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any Participant if the participant’s participation is not increased as a result thereof and that any amendment or modification to the financial definitions in this Agreement or to 12.07(a) shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i)), (ii) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement (it being understood that Holdings may be released from the Holdings Guaranty and the Security Documents to which it is a party (x) so long as the consent of the Required Lenders is obtained, in connection with the consummation of a Qualified Public Offering or (y) after the establishment of Intermediate Holdco, provided that Intermediate Holdco has taken all action required by Section 7.10) or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Security

Documents) supporting the Loans or Letters of Credit in which such participant is participating.  Subject to subsection (e) of this Section 12.04, the Borrower agrees that each participant shall be entitled to the benefits of Sections 1.10, 1.11, 2.05 and 4.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 12.04.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 12.02 as though it were a Lender, provided such participant agrees to be subject to Section 12.06(b) as though it were a Lender.

(e)                                  A participant shall not be entitled to receive any greater payment under Section 1.10, 1.11, 2.05, or 4.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent.  A participant that would be a non-U.S. Lender for purposes of Section 4.04 if it were a Lender shall not be entitled to the benefits of Section 4.04 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 4.04 as though it were a Lender.

(f)                                    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 As used herein, the following terms have the following meanings:

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Eligible Transferee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a (1) natural person and (2) Holdings or any of its Subsidiaries) approved by (i) the Administrative Agent and (ii) so long as no Event of Default exists under Section 9.01 or 9.05, the Borrower (each such approval not to be unreasonably withheld or delayed).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

(h)                                 At the time of each assignment pursuant to Section 12.04(b) to a Person which is not already a Lender hereunder and which is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.04 Certificate) described in Section 4.04(b) to the extent such forms would provide a complete exemption from or reduction in United States withholding tax.  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 1.13 or Section 12.04(b) would, due to circumstances existing at the time of such assignment, result in increased costs under Section 1.10, 1.11, 2.05 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(i)                                     Notwithstanding any other provisions of this Section 12.04 to the contrary, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any State.

(j)                                     Each Lender initially party to this Agreement hereby represents, and each Person that became a Lender pursuant to an assignment permitted by this Section 12.04 will, upon its becoming party to this Agreement, represent that it is an Eligible Transferee which is in the business of making, purchasing or investing in extensions of credit of the types made under this Agreement and that it will make or acquire Loans for its own account, provided that subject to the preceding clauses (b), (d) and (f) of this Section 12.04, the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

12.05   No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and any Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which any Agent or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent or any Lender to any other or further action in any circumstances without notice or demand.

12.06   Payments Pro Rata.  (a)  The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party hereunder, it shall distribute such payment to the Lenders (other than any Lender that has expressly waived its right to receive its pro rata share thereof) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)                                 Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)                                  Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders and in connection with repayments of Loans pursuant to Section 4.01(b).

12.07   Calculations; Computations.  (a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (subject, in the case of quarterly financial statements, to year end adjustments and the absence of footnotes and except as set forth in the notes thereto, if any, or as otherwise disclosed in writing by the Borrower to the Lenders), provided that (x) except as otherwise specifically provided herein, all computations of Excess Cash Flow and all computations determining compliance with the Financial Covenants, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the historical financial statements of Holdings and its Subsidiaries referred to in the first sentence of Section 6.10(b) and (y) if, as a result of any change after the Restatement Effective Date in GAAP, any change in such accounting principles and policies used in the preparation of such financial statements occurs, then, following the request of the Borrower, or the Administrative Agent or the Required Lenders, the parties hereto shall negotiate in good faith modifications to the definitions, covenants and other provisions of this Agreement relating to the financial covenant calculations required to be made under this Agreement in order to reflect the impact and the projected impact of such change on the consolidated financial position and results of operations of Holdings and its Subsidiaries (and if an amendment to this Agreement is entered into as contemplated above in this clause (y), then from and after the date thereof the computations pursuant to preceding clause (x) of this proviso shall be made in conformity with the accounting principles and policies referenced in preceding clause (x), but adjusted to give effect to the changes to GAAP made after the Restatement Effective Date and on or prior to the date of the respective such amendment), provided further, that until such time as any modifications have become effective as contemplated by clause (y) of the immediately preceding proviso, if there has been any change after the Restatement Effective Date (or the date of the last amendment effected pursuant to clause (y) of the immediately preceding proviso) in GAAP, then the financial statements furnished to the Lenders pursuant hereto shall be accompanied by reconciliation worksheets showing the information required to determine compliance with the provisions referenced in clause (x) of the immediately preceding proviso.

(b)                                 All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days (or 365/366 days in the case of interest on Base Rate Loans based on the Prime Lending Rate) for the actual number of days.

12.08   GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE MORTGAGES OR ANY OTHER SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH OF HOLDINGS AND THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER HOLDINGS OR THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER HOLDINGS OR THE BORROWER.  EACH OF HOLDINGS AND THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO HOLDINGS OR THE BORROWER AT ITS ADDRESS SET FORTH IN SECTION 12.03 UNTIL ANOTHER ADDRESS IS PROVIDED TO THE ADMINISTRATIVE AGENT IN WRITING IN ACCORDANCE WITH SECTION 12.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE IF IN CONFORMITY WITH THE FOREGOING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST HOLDINGS OR THE BORROWER IN ANY OTHER JURISDICTION.

(b)                                 EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a)

ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.09   Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

12.10   Effectiveness.  This Agreement shall become effective on the date (the “Restatement Effective Date”) on which (i) Holdings, the Borrower, the Required Lenders under the Existing Credit Agreement (determined immediately prior to giving effect to the Restatement Effective Date), each Lender converting Existing Term Loans into Converted Term Loans pursuant to the Term Loan Conversion, each Existing RF Lender converting its Existing Revolving Loans into Converted Revolving Loans pursuant to Section 1.01(b) and each Lender with a New Term Loan Commitment shall have signed a copy of the Agreement to Amend and Restate (whether the same or different copies) and shall have delivered the same to the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written telex or facsimile transmission notice (actually received) that the same has been signed and mailed to it and (ii) the other conditions contained in Section 5.01 are met to the reasonable satisfaction of the Administrative Agent.  Unless the Administrative Agent has received actual notice from any Lender that the conditions contained in Section 5.01 have not been met to its satisfaction, upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the Administrative Agent’s good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Restatement Effective Date shall be deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Restatement Effective Date shall not release any Credit Party from any liability for failure to satisfy one or more of the applicable conditions contained in Section 5.01.

12.11   Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.12   Amendment or Waiver, etc.  (a)  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Subsidiaries Guaranty and the Security Documents (in connection with permitted sales or dispositions of Equity Interests in the respective Subsidiary Guarantor or Subsidiary Guarantors being released) in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the written consent of each Lender (other than a Defaulting Lender) (with Obligations being directly adversely affected in the case of following clause (i)), (i) extend, waive or postpone the final scheduled maturity of any Loan or Note or extend, waive or postpone the stated expiration date of any Letter of Credit beyond the RF Maturity Date, or reduce the rate or extend, waive or postpone the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 12.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral under the Security Documents (except as expressly provided in the Credit Documents (x) in connection with the termination of commitments hereunder and repayment in full of all amounts owing pursuant hereto and (y) with respect to permitted sales or dispositions of property), or release all or substantially all of the Guarantors from the Guaranties (except (x) in connection with the termination of commitments hereunder and repayment in full of all amounts owing pursuant hereto and (y) in the case of Subsidiary Guarantors as expressly provided in the Subsidiaries Guaranty in connection with permitted sales or dispositions of Equity Interests in the respective Subsidiary Guarantor or Subsidiary Guarantors being released), (iii) amend, modify or waive any provision of this Section 12.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Commitments on the Restatement Effective Date), (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Commitments are included on the Restatement Effective Date), (v) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement (it being understood that Holdings may be released from the Holdings Guaranty and the Security Documents to which it is a party (x) so long as the consent of the Required Lenders is obtained, in connection with the consummation of a Qualified Public Offering or (y) after the establishment of Intermediate Holdco, provided that Intermediate Holdco has taken all action required by Section 7.10) or (vi) amend, modify or waive any provisions of Section 12.06(a) providing for payments to be made ratably by the Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in determining any ratable share pursuant to Section 12.06(a) and adjustments to any such Section may be made consistent therewith); provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Letter of Credit Issuer, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (4) without the consent of the respective Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of such Agent, (5) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, or (6) reduce the amount of, or extend the date of, any Scheduled Repayment without the consent of the Majority Lenders holding Term Loans, or amend the definition of Majority Lenders without the consent of the Majority Lenders holding Term Loans (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Term Loans and Revolving Commitments are included on the Restatement Effective Date).  Notwithstanding anything to the contrary contained above, the provisions of Section 12.17 hereof may be modified (and may only be modified) in accordance with the express requirements of Section 12.17(b) as originally in effect on the Restatement Effective Date.

(b)                                 If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitments and/or repay each Facility of outstanding Loans of such Lender in accordance with Sections 3.02(b) and/or 4.01(b), provided that, unless the Commitments that are terminated, and Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of Existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 12.12(a).

(c)                                  In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement “B” term loan tranche hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement

Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable, taken as a whole, to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Term Loan Maturity Date.

12.13   Survival.  All indemnities set forth herein including, without limitation, in Section 1.10, 1.11, 2.05, 4.04, 11.06 or 12.01 shall survive the execution and delivery of this Agreement and the making and repayment of the Loans.

12.14   Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender, provided that the Borrower shall not be responsible for costs arising under Section 1.10, 2.05 or 4.04 resulting from any such transfer (other than a transfer pursuant to Section 1.12) to the extent not otherwise applicable to such Lender prior to such transfer (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

12.15   Confidentiality.  Each of the Lenders agrees that it will use its commercially reasonable efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, counsel or other professional advisors, to affiliates or to another Lender if the Lender or such Lender’s holding or parent company in its reasonable discretion determines that any such party should have access to such information) any information with respect to Holdings or any of its Subsidiaries which is furnished pursuant to this Agreement; provided, that any Lender may disclose any such information (a) as has become generally available to the public, other than through a violation of this Section 12.15 by any Lender or Agent, (b) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors or to the NAIC, (c) as may be required in response to any summons or subpoena or in connection with any litigation (notice of which will be promptly sent to the Borrower to the extent permitted by law), (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) to any prospective transferee in connection with any contemplated transfer of any of the Notes or any interest therein by such Lender; provided, that such prospective transferee is notified of the confidentiality requirements relating thereto and does not affirmatively state its intent not to comply therewith and (f) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisors; provided, that such contractual counterparty or such contractual counterparty’s professional advisors, as the case may be, is notified of the confidentiality requirements relating thereto and does not affirmatively state its intent not to comply therewith.  No Lender shall be obligated or required to return any materials furnished by Holdings or any Subsidiary.  Holdings and the Borrower hereby agree that the failure of a Lender to comply with the provisions of this Section 12.15 shall not relieve the Credit Parties of any of their obligations to such Lender under this Agreement and the other Credit Documents.

12.16   Acquisition of Mecanica Falk S.A. de C.V. and Falk Shanghai Co., Ltd.  Notwithstanding anything to the contrary contained in the Credit Agreement, it is understood and agreed that the acquisition of Mecanica Falk S.A. de C.V. and Falk Shanghai Co., Ltd. pursuant to the Acquisition shall not be required to be consummated on the Restatement Effective Date, and if either such acquisition is not consummated on such date such acquisition may later be consummated in accordance with the Acquisition Agreement so long as no further consideration is paid therefor.

12.17   Limitation on Certain Enforcement Actions.  (a)  The Agents and the Lenders hereby acknowledge and agree that, notwithstanding anything to the contrary contained herein or in any other Credit Document, none of the following actions shall be taken without the prior written consent of each Agent (if any) who would have a voting percentage of at least 5% in determining the Required Lenders at such time: (A) the purchase or other acquisition of any direct ownership interest by any Agent (in such capacity or on behalf of any or all of the Secured Creditors) or any Lender or Lenders (except as a result of any purchase by one or more Lenders in their individual capacities pursuant to a foreclosure sale) of any Equity Interests of any of Rexnord North America Holding, Inc. or Clarkson Industries, Inc.; (B) the exercise of any voting rights by any Agent (in such capacity or behalf of any or all of the Secured Creditors) or any Lender or Lenders (except following any purchase by one or more Lenders in their individual capacities pursuant to a foreclosure sale) with respect to the Equity Interests of any of Rexnord North America Holdings, Inc. or Clarkson Industries, Inc.; or (C) the purchase or other acquisition of any direct ownership interest by any Agent (in such capacity or on behalf of the Secured Creditors) or any Lender or Lenders (except as a result of any purchase by one or more Lenders in their individual capacities pursuant to a foreclosure sale) in any of the real property listed as items 1, 2, 4, 11 and 13 on Schedule 6.17, whether through purchase upon foreclosure of any lien granted to the Administrative Agent for the benefit of the Secured Parties under the Security Agreement or any Mortgage or otherwise.

(b)                                 It is acknowledged and agreed by all parties hereto that provisions of this Section 12.17 are solely for the benefit of the Agents and Lenders (and not the Borrower or any other Credit Party), and, that notwithstanding anything to the contrary contained herein, the provisions hereof may be modified, waived or amended only with the consent of the Required Lenders and each Agent (if any) who would have a voting percentage of at least 5% in determining Required Lenders at such time, with no consent of any Credit Party being required in connection with any modification, amendment or waiver of the provisions of this Section 12.17 effected in accordance with the preceding portion of this sentence.

12.18   USA Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act, and the Borrower agrees to provide such information from time to time to any Lender.

12.19   Conversion of Currencies.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)                                 The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrower contained in this Section 12.19 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 13.   Holdings Guaranty.

13.01   The Guaranty.  In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by Holdings from the proceeds of the Loans and the issuance of the Letters of Credit, Holdings hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations.  If any of the Guaranteed Obligations becomes due and payable hereunder, Holdings unconditionally promises to pay such indebtedness to the Guaranteed Creditors, on demand, together with any and all expenses which may be actually incurred by the Guaranteed Creditors in collecting any of the Guaranteed Obligations.  If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event Holdings agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation of this Guaranty or any other instrument evidencing any liability of the Borrower, and Holdings shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

13.02   Bankruptcy.  Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by the Borrower upon the occurrence in respect of the Borrower of any of the events specified in Section 9.05, and unconditionally promises to pay such indebtedness on demand, in Dollars.

13.03   Nature of Liability.  The liability of Holdings hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations whether executed by Holdings, any other guarantor or by any other party, and the liability of Holdings hereunder is not affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Guaranteed Creditors on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

13.04   Independent Obligation.  The obligations of Holdings hereunder are independent of the obligations of any other guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions.  Holdings waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof.  Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to Holdings.

13.05   Authorization.  Holdings authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)                                  change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed, increased or altered;

(b)                                 take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c)                                  exercise or refrain from exercising any rights against the Borrower or others or otherwise act or refrain from acting;

(d)                                 release or substitute any one or more endorsers, guarantors, the Borrower or other obligors;

(e)                                  settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may substitute the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;

(f)                                    apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Borrower remain unpaid;

(g)                                 consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document or any of such other instruments or agreements; and/or

(h)                                 take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Guaranty.

13.06   Reliance.  It is not necessary for the Guaranteed Creditors to inquire into the capacity or powers of the Borrower or the officers, directors, partners or agents acting or purporting to act on its behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

13.07   Subordination.  Any of the indebtedness of the Borrower now or hereafter owing to Holdings is hereby subordinated to the Guaranteed Obligations of the Borrower; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrower to Holdings shall be collected, enforced and received by Holdings for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Guaranty.  Prior to the transfer by Holdings of any note or negotiable instrument evidencing any of the indebtedness of the Borrower to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.  Without limiting the generality of the foregoing, Holdings hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

13.08   Waiver.  (a)  Holdings waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever.  Holdings waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Guaranteed Obligations.  The Guaranteed Creditors may, at their election, foreclose on any security held by the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guaranteed Obligations have been paid.

(b)                                 Holdings waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations.  Holdings assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances, bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise Holdings of information known to them regarding such circumstances or risks.

13.09   Enforcement.  The Guaranteed Creditors agree that this Guaranty may be enforced only by the action of the Administrative Agent or the Collateral Agent, in each case acting upon the instructions of the Required Lenders and no Guaranteed Creditor shall have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security to be granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the Collateral Agent for the benefit of the Guaranteed Creditors upon the terms of this Guaranty and the Security Documents.

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